As filed with the Securities and Exchange Commission on September 19, 2002
Registration Nos. 333-       , 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3	FORM S-11
REGISTRATION STATEMENT	REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933	UNDER THE SECURITIES ACT OF 1933
OF	OF
WACHOVIA CORPORATION	WACHOVIA PREFERRED FUNDING CORP.
(Formerly named First Union Corporation)	(Exact name of registrant as specified in its charter)
(Exact name of registrant as specified in its charter)
North Carolina	Delaware
(State or other jurisdiction of incorporation or organization) 56-0898180 (I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization) 56-1986430 (I.R.S. Employer Identification No.)
One Wachovia Center Charlotte, North Carolina 28288 (704) 374-6565 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	1620 East Roseville Parkway Roseville, California 95661 (877) 867-7378 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ross E. Jeffries, Jr., Esq.
Senior Vice President and Assistant General Counsel
WACHOVIA CORPORATION
One Wachovia Center
Charlotte, North Carolina 28288-0630
(704) 374-6611
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark J. Menting, Esq.	Kenneth L. Bachman, Esq.
Robert W. Downes, Esq.	Cleary, Gottlieb, Steen & Hamilton
Sullivan & Cromwell	2000 Pennsylvania Avenue
125 Broad Street	Washington, D.C. 20006
New York, New York 10004	(202) 974-1500
(212) 558-4000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

% Non-cumulative Exchangeable Perpetual Series A Preferred Securities, liquidation preference $25.00 per security, of Wachovia Preferred Funding Corp.	12,000,000 securities	$25.00	$300,000,000	$27,600	(2)

Depositary Shares of Wachovia Corporation, each representing 1/6th of a share of Series G, Class A Preferred Stock, liquidation preference $150.00 per share, of Wachovia Corporation	12,000,000 shares	$25.00	$300,000,000

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)
Pursuant to Rule 457(i), no separate fee for the Series G, Class A Preferred Stock of Wachovia Corporation into which the Series A Preferred Securities of Wachovia Preferred Funding Corp. are exchangeable is required to be paid.

The Registrants hereby amend the Registration Statements on such date or dates as may be necessary to delay their effective dates until the Registrants shall file a further amendment which specifically states that the Registration Statements shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statements shall become effective on such date or dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The selling shareholder may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. PRELIMINARY PROSPECTUS
DATED SEPTEMBER 19, 2002

12,000,000 Series A Preferred Securities

Wachovia Preferred Funding Corp.
        % Non-cumulative Exchangeable
Perpetual Series A Preferred Securities
(Liquidation Preference $25.00 Per Security)
Exchangeable in Specified Circumstances into
Depositary Shares representing Preferred Stock of Wachovia Corporation

Offered for Sale by

Wachovia Preferred Funding Holding Corp.

Terms of the Series A preferred securities include:
•	Dividends are:
•	payable quarterly only if declared, and
•	non-cumulative, which means that you will not receive them later if they are not declared in the applicable period.
•
Conditionally exchangeable, without your approval or any action on your part, for depositary shares with substantially equivalent terms as to dividends, liquidation preference and redemption of Wachovia Corporation, or “Wachovia”, our indirect parent company.

•	This exchange will be made only at the direction of the Office of the Comptroller of the Currency, or the OCC, under the following circumstances:
•	Wachovia Bank, National Association, or the “Bank”, our indirect parent company, becomes undercapitalized under the OCC’s “prompt corrective action” regulations, or
•	the Bank is placed into conservatorship or receivership, or
•
the OCC, in its sole discretion, anticipates that the Bank may become undercapitalized in the near term, or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

•	Redeemable at our option on or after •, 2022, with the prior consent of the OCC.
•	Senior to our common stock, but on a parity with our other preferred securities.
•	Entitled to 1/10th of one vote per security on all matters submitted to holders of our common stock.
We are qualified as a real estate investment trust, or REIT, for Federal income tax purposes.

Prior to this offering, there has been no public market for the Series A preferred securities. We have applied for listing of the Series A preferred securities on the New York Stock Exchange under the symbol “•”.

See “Risk Factors” beginning on page 13 for a description of risk factors you should consider before you invest in these securities.
The Series A preferred securities solely represent an interest in us and are not the obligation of, or guaranteed by, any other entity. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the OCC, nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Series A Preferred Security	Total
Public offering price	$25.00	$300,000,000
Underwriting discounts and commissions[1]	$0.00	$0.00
Proceeds	$25.00	$300,000,000

[1]
Wachovia Preferred Funding Holding Corp. will pay all expenses and underwriting discounts and commissions. Wachovia Preferred Funding Holding Corp. intends to acquire 30,000,000 Series A preferred securities from us in exchange for the assignment of a loan participation agreement entered into on •, 2002 between the Bank and Wachovia Preferred Funding Holding Corp. Wachovia Preferred Funding Holding Corp. will subsequently sell 12,000,000 Series A preferred securities to the public in this offering. Wachovia Preferred Funding Holding Corp. will not use the proceeds to purchase additional assets for contribution to us.

Although a statutory underwriter in connection with this offering, Wachovia Preferred Funding Holding Corp. will not sell the securities directly to the public. We expect that the Series A preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about •, 2002.

Wachovia Securities

Prospectus dated •, 2002

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

“Wachovia Funding”, “we”, “our” and “us” refer to Wachovia Preferred Funding Corp. “Wachovia Preferred Holding” refers to Wachovia Preferred Funding Holding Corp., the “Bank” refers to Wachovia Bank, National Association, and “Wachovia” refers to Wachovia Corporation.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). These statements can be identified by the use of forward-looking language such as “will likely result”, “may”, “are expected to”, “is anticipated”, “estimate”, “projected”, “intends to”, or other similar words. Wachovia Funding’s, the Bank’s or Wachovia’s actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in this prospectus or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our and Wachovia’s periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

ii

PROSPECTUS SUMMARY

Before you decide to invest in the Series A preferred securities, conditionally exchangeable into the Wachovia depositary shares representing interests in Wachovia Series G, Class A preferred stock, you should carefully read the following summary, together with the more detailed information and financial statements and related notes contained elsewhere in this prospectus, especially the risks of investing in the Series A preferred securities discussed under “Risk Factors”.

You should refer to the Glossary on page 108 for the definitions of certain capitalized terms used in this prospectus.

General

Wachovia Preferred Funding Corp.

We are a Delaware corporation, formed in July 2002 and the survivor of a merger with First Union Real Estate Asset Company of Connecticut, which was formed in 1996. Our principal business objective is to hold and manage mortgage assets and other authorized investments that will generate net income for distribution to our shareholders. We are qualified as a real estate investment trust, or REIT, for Federal income tax purposes. As a REIT, we generally will not be required to pay Federal income tax on distributed income if we distribute at least 90% of our earnings to our shareholders and continue to meet a number of other requirements as discussed below.

Upon our merger, we were a direct subsidiary of the Bank and an indirect subsidiary of Wachovia. By the completion of this offering, we will be a direct subsidiary of Wachovia Preferred Holding as a result of the Bank transferring certain assets, including 99.85% of our common stock and 87.62% of our Series D preferred securities, to Wachovia Preferred Holding in exchange for additional shares of Wachovia Preferred Holding common stock.

Our principal executive offices are located at 1620 East Roseville Parkway, Roseville, California 95661, and our telephone number is (877) 867-7378.

Assets

We plan to issue three new series of preferred securities (Series A, B and C) to Wachovia Preferred Holding in exchange for participations in commercial real estate loans prior to this offering. All of the financial information in this section is presented on a pro forma basis to reflect our best estimate of the impact of this exchange as well as the issuance of our Series D preferred securities in July 2002.

At June 30, 2002, we had total assets of $11.8 billion, total liabilities of $705 million, and stockholders’ equity of $11.1 billion. As of such date,

•	$9.5 billion, or 80.8% of our assets, were comprised of participation interests in commercial mortgage loans;

•	$891 million, or 7.6% of our assets, were comprised of cash and cash equivalents;

•	$567 million, or 4.8% of our assets, were comprised of interest rate swaps;

•	$529 million, or 4.5% of our assets, were comprised of participation interests in commercial loans;

•	$232 million, or 2.0% of our assets, were comprised of participation interests in home equity loans;

•	$96 million, or 0.8% of our assets, were comprised of residential mortgage loans; and

•	$28 million, or 0.2% of our assets, were comprised of net other assets;

each before the allowance for loan losses.

Dividends

We currently expect to pay an aggregate amount of dividends with respect to the outstanding shares of our capital stock equal to substantially all of our REIT taxable income, which excludes capital gains. In order to remain qualified as a REIT, we must distribute annually at least 90% of our REIT taxable income to stockholders. Dividends will be authorized and declared at the discretion of our board of directors after considering our distributable funds, financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, our continued qualification as a REIT, and other factors. Although there can be no assurances, we currently expect that both our cash available for distribution and our REIT taxable income will be in excess of amounts needed to pay dividends on the Series A preferred securities, at the dividend rate of •% per annum of the $25.00 liquidation preference per security, in the foreseeable future because:

•	substantially all of our mortgage assets and other authorized investments are interest-earning;

•	we do not anticipate incurring any Indebtedness, although we may incur certain specified Permitted Indebtedness;

•	we expect that our interest-earning assets will continue to exceed the liquidation preference of all of our series of preferred stock;

•	the amount of loan servicing costs and management fees paid to the Bank are expected to be less than 4% of our income per year; and

•	we anticipate that, in addition to cash flows from operations, additional cash will be available from principal payments on our loan portfolio.

Management

Our board of directors is currently composed of one member. Prior to this offering, we plan to elect three additional directors, two of whom will be Independent Directors. We currently have 15 executive officers and approximately 20 additional officers. Our executive officers are also the executive officers of Wachovia. All of our day-to-day activities and the servicing of the loans in our portfolio are administered, pursuant to participation and servicing agreements, by the Bank, which is our indirect parent company.

Conflicts of Interest

Because our day-to-day business affairs are managed by the Bank, conflicts of interest will arise from time to time between us and the Bank. These conflicts of interest relate to, among other things:

•	the amount, type, and price of loan participation interests and other assets we acquire from or sell to the Bank;

•	the servicing of the underlying loans, particularly with respect to loans that are placed on non-accrual status;

•	the amount of loan servicing costs and management fees paid to the Bank;

•	the treatment of new business opportunities identified by the Bank; and

•	the modification of the loan participation and servicing agreements.

We have adopted policies to ensure that all financial dealings between the Bank and us will be fair to both parties and consistent with market terms.

Wachovia Preferred Funding Holding Corp.

Wachovia Preferred Holding is a California corporation which owns 99.85% of our outstanding shares of common stock. The Bank owns 99.95% of the outstanding shares of common stock of Wachovia Preferred Holding. Upon completion of this offering, Wachovia Preferred Holding’s assets will primarily consist of our common stock and our Series B, C and D preferred securities and the Series A preferred securities not sold in this offering.

Pursuant to a loan participation agreement, Wachovia Preferred Holding has agreed to acquire from us 30,000,000 Series A preferred securities, with a liquidation preference of $25.00 per security, in exchange for participation interests in certain commercial real estate loans. Subsequent to this exchange, Wachovia Preferred Holding will sell 12,000,000 Series A preferred securities in this offering.

Although a statutory underwriter in connection with this offering, Wachovia Preferred Holding will not sell the Series A preferred securities directly to the public and will not have the rights and obligations of an underwriter under the underwriting agreement that we will enter into with the underwriters of this offering.

Wachovia Preferred Holding’s principal executive offices are located at 1620 East Roseville Parkway, Roseville, California 95661, and its telephone number is (877) 867-7378.

Wachovia Corporation

Wachovia was incorporated under the laws of North Carolina in 1967. Wachovia is registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is supervised and regulated by the Board of Governors of the Federal Reserve System. Wachovia’s banking and securities subsidiaries are supervised and regulated by various Federal and state banking and securities regulatory authorities. On September 1, 2001, the former Wachovia Corporation merged with and into First Union Corporation, and First Union Corporation changed its name to “Wachovia Corporation”.

Wachovia’s full-service banking subsidiaries provide a wide range of commercial and retail banking and trust services. Wachovia also provides a variety of other financial services through other subsidiaries, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services.

Wachovia is a separate and distinct legal entity from its banking and other subsidiaries. Dividends received by it from its subsidiaries are Wachovia’s principal source of funds to pay dividends on its common and preferred stock and to service its debt. Various Federal and state statutes and regulations limit the amount of dividends that Wachovia’s subsidiaries may pay to Wachovia without regulatory approval.

In 1985, the Supreme Court upheld regional interstate banking legislation. Since then, Wachovia has concentrated its efforts on building a large regional banking organization in what it perceives to be some of the better banking markets in the eastern United States. Since November 1985, Wachovia has completed over 90 banking-related acquisitions.

Wachovia continually evaluates its business operations and organizational structures to ensure they are aligned closely with its goal of maximizing performance in its core business lines. Therefore, Wachovia routinely explores acquisition opportunities, particularly in areas that would complement its core business lines, and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place, and future acquisitions involving cash, debt or equity securities can be expected. When consistent with Wachovia’s overall business strategy, Wachovia also considers the potential disposition of certain of its assets, branches, subsidiaries or lines of business.

The principal executive offices of Wachovia are located at One Wachovia Center, Charlotte, North Carolina 28288, and its telephone number is (704) 374-6565.

Wachovia Bank, National Association

The Bank is a national banking association with its principal office in Charlotte, North Carolina, that offers a wide range of domestic and international retail and commercial banking and trust services. The Bank has offices in Connecticut, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Virginia and Washington, D.C., and in several foreign countries. On April 1, 2002, the former Wachovia Bank, National Association merged with and into First Union National Bank, and First Union National Bank changed its name to “Wachovia Bank, National Association”. The Bank’s business is subject to examination and regulation by United States Federal banking authorities. Based on deposits of $186.5 billion as of June 30, 2002, the Bank was the fourth largest bank in the United States. The Bank has numerous wholly-owned subsidiaries, none of which contributes over 30% of its consolidated net income. For more information see “Information Concerning the Bank”.

The principal executive offices of the Bank are located at One Wachovia Center, Charlotte, North Carolina 28288, and its telephone number is (704) 374-6565.

Our Organizational Structure

Upon completion of this offering, our legal and organizational structure will be as follows:

(1)The remaining 12.38% of our Series D preferred securities is held by employees of Wachovia or its affiliates.

Conditional Exchange of Series A Preferred Securities

The Series A preferred securities will be exchanged automatically for depositary shares representing Series G, Class A preferred stock of Wachovia at the direction of the OCC if any of the following events occurs:

•	the Bank becomes undercapitalized under the OCC’s “prompt corrective action” regulations;

•	the Bank is placed into conservatorship or receivership; or

•
the OCC, in its sole discretion, anticipates that the Bank may become “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

In an exchange, you would receive one depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock with a liquidation preference of $25.00 per depositary share for each of our Series A preferred securities you own. The Wachovia Series G, Class A preferred stock will be non-cumulative, perpetual, non-voting preferred stock of Wachovia ranking equally upon issuance with the most senior preferred stock of Wachovia then outstanding. If a Conditional Exchange occurs you would own an investment in Wachovia and not in us at a time when the Bank’s and, ultimately, Wachovia’s financial condition is deteriorating or the Bank may have been placed into conservatorship or receivership. Please see “Where You Can Find More Information About Wachovia”.

Reasons for the Offering

The Series A preferred securities are being offered for sale to increase the Bank’s and Wachovia’s regulatory capital. The proceeds from the sale of the Series A preferred securities will be included as Tier 1 capital of the Bank and Wachovia under relevant regulatory capital guidelines.

Additionally, the Series A preferred securities will be included in other liabilities on the consolidated balance sheet of Wachovia.

Selected Consolidated Financial Data

The following selected consolidated financial data for the three years ended December 31, 2001, are derived from our audited consolidated financial statements. The following selected consolidated financial data for the six months ended June 30, 2002 and 2001, are derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of our management, are necessary for a fair and consistent presentation of such data. Operating results for the six months ended June 30, 2002, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information beginning on page F-1 of this prospectus and Wachovia’s unaudited supplementary condensed consolidating financial information as of and for the six months ended June 30, 2002, and the years ended December 31, 2001 and 2000, which includes certain consolidated financial information for the Bank, beginning on Page F-22 of this prospectus.

	Six Months Ended June 30,		Years Ended December 31,
(In thousands, except per share data)	2002	2001	2001	2000	1999
Income Statement Data
Net interest income	$84,465	30,021	67,322	57,257	47,005
Provision for loan losses	1,579	3,087	5,262	3,602	1,034
Other income (loss)	29,022	—	(95,890)	395	96
Noninterest expense	4,029	732	2,394	2,207	3,078
Net income (loss)	$231,991	17,031	(23,545)	32,434	27,951

Balance Sheet Data
Cash and cash equivalents	$889,847	277,025	957,454	183,223	196,397
Loans, net of unearned income	4,507,514	481,550	4,378,961	558,756	512,858
Allowance for loan losses	(35,710)	(4,237)	(37,158)	(3,833)	(1,285)
Interest rate swaps	567,016	—	573,620	—	—
Total assets	5,963,239	764,522	5,889,666	746,803	714,097
Collateral held on interest rate swaps	566,100	—	570,340	—	—
Total liabilities	573,832	976	732,246	283	—
Total stockholders’ equity	$5,389,407	763,546	5,157,420	746,520	714,097

Selected Other Information
Nonperforming loans	$12,320	5,832	5,024	2,684	3,733
Nonperforming loans as a % of total loans	0.27%	1.21	0.11	0.48	0.73
Nonperforming loans as a % of total assets	0.21	0.76	0.09	0.36	0.52
Allowance for loan losses as a % of nonperforming loans	289.85	72.65	739.61	142.81	34.42
Allowance for loan losses as a % of total loans	0.79%	0.88	0.85	0.69	0.25

The Offering

Issuer	Wachovia Preferred Funding Corp., a Delaware corporation that is an indirect subsidiary of Wachovia and the Bank and operates as a REIT for Federal income tax purposes.
Securities Offered	12,000,000 •% Non-cumulative Exchangeable Perpetual Series A Preferred Securities.
Ranking
With respect to the payment of dividends and liquidation preference, the Series A preferred securities will rank equal to our Series B, C and D preferred securities and senior to our common stock. Additional preferred stock ranking senior to the Series A preferred securities, which we refer to as Senior Stock, may not be issued without the approval of holders of at least two-thirds of the Series A preferred securities. Additional preferred stock ranking on a parity with the Series A preferred securities, which we refer to as Parity Stock, may be issued without your approval, but that issuance requires the approval of a majority of our Independent Directors.

Dividends
Dividends on the Series A preferred securities are payable at the rate of •% per annum of the liquidation preference of $25.00 per security, if, when, and as declared by our board of directors. If declared, dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if any such day is not a business day, on the next business day, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day, commencing December 31, 2002. A business day is any day other than a Saturday, Sunday or bank holiday.

Dividends accrue in each quarterly period from the first day of such period, whether or not dividends are paid with respect to the preceding period. Dividends on the Series A preferred securities are not cumulative and, accordingly, if we do not declare a dividend or declare less than a full dividend on the Series A preferred securities for a quarterly dividend period, holders of the Series A preferred securities will have no right to receive a dividend or the full dividend, as the case may be, for that period, and we will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series A preferred securities or our common stock. If the full dividend is not paid on the Series A preferred securities for a quarterly dividend period, the payment of dividends on our common stock (100% of which is owned collectively by Wachovia and Wachovia Preferred Holding) will be prohibited for that period and at least the following three quarterly dividend periods.

Liquidation Preference
The liquidation preference for each Series A preferred security is $25.00, plus an amount equal to any authorized, declared and unpaid quarterly dividends for the then-current quarter, if any. The Bank may cause us to liquidate, dissolve or wind up at any time.

Redemption
The Series A preferred securities are not redeemable prior to •, 2022, except upon the occurrence of a Special Event which may be a Tax Event, an Investment Company Act Event or a Regulatory Capital Event. On and after •, 2022, the Series A preferred securities may be redeemed for cash at our option, with the prior approval of the OCC, in whole or in part, at any time and from time to time, at a redemption price of $25.00 per security, plus authorized, declared and unpaid dividends for the then-current quarter, if any. Upon the occurrence of a Special Event, we will have the right prior to •, 2022, with the prior approval of the OCC, to redeem the Series A preferred securities in whole, but not in part, at a redemption price of $25.00 per security, plus authorized, declared and unpaid dividends for the then-current quarter, if any. The Series A preferred securities will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities.

Conditional Exchange
Each Series A preferred security will automatically be exchanged at the direction of the OCC upon the occurrence of a Supervisory Event for one depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock. Each depositary share will represent a one-sixth interest in the Wachovia Series G, Class A preferred stock and will:

•        rank equal to the most senior preferred stock of Wachovia then outstanding;

•        pay dividends at the rate of •% per annum of the liquidation preference of $25.00 per depositary share, if, when, and as declared by Wachovia’s board of directors;

•        have a liquidation preference of $25.00 per depositary share;

•        be non-cumulative and non-voting;

•        be redeemable on the same terms as the Series A preferred securities; and

•        be evidenced by a depositary receipt.

Voting Rights
Holders of the Series A preferred securities are entitled to 1/10th of one vote per security on all matters submitted to a vote of the holders of our common stock. Without the consent of holders of two-thirds of the Series A preferred securities, voting as a separate class, we will not:

•        amend our certificate of incorporation in a manner that materially and adversely affects the terms of the Series A preferred securities;

•        effect a consolidation or merger with or into another entity other than an entity controlled by, or under common control with, the Bank unless certain conditions have been met; or

•        approve the issuance of any Senior Stock.

Holders of the Series A preferred securities, voting together as a class with the holders of any Parity Stock with the same voting rights, will also have the right to elect two Independent Directors in addition to the directors then in office if we fail to pay, or declare and set aside for payment, dividends on the Series A preferred securities for six quarters. The term of such Independent Directors will terminate when we pay or declare and set aside for payment of dividends on the Series A preferred securities for four consecutive quarters or, if earlier, upon the redemption of all Series A preferred securities or a Conditional Exchange.

Holders of depositary shares representing Wachovia Series G, Class A preferred stock will not have voting rights.

Covenants
Our certificate of incorporation provides certain covenants in favor of the holders of the Series A preferred securities. Specifically we will not, except with the consent or affirmative vote of the holders of at least two thirds of the Series A preferred securities, voting as a separate class:

•        make or permit to be made any payment to the Bank or its affiliates relating to our

Indebtedness or beneficial interests in us when we are precluded, as described under “Dividends” above, from making payments in respect of our common stock and all other stock ranking subordinate to our Series A preferred securities, which we refer to as Junior Stock, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution or winding up;

•        at any time incur Indebtedness other than certain specified Permitted Indebtedness;

•        pay dividends on our common stock unless our funds from operations, or FFO, for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•        make any payment of interest or principal with respect to our Indebtedness to the Bank or its affiliates unless our FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•        amend or otherwise change our policy of reinvesting the proceeds of our assets in other interest-earning assets such that our FFO over any period of four fiscal quarters will be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•        issue any additional shares of common stock to anyone other than the Bank or its affiliates; or

•        remove “Wachovia” from our name unless the name of either the Bank or Wachovia changes and we need to make a change to our name to be consistent with the new group name.

Wachovia’s articles of incorporation do not contain similar covenants regarding the Series G, Class A preferred stock.

Transfer Restrictions
Our certificate of incorporation prohibits any transfer of shares or securities that would result in more than 50% in value of our outstanding shares of capital stock being owned by five or fewer individuals, under the applicable attribution rules of the Code, or that would cause our shares of capital stock to be beneficially owned by fewer than 100 persons. Any transfer of Series A preferred securities that would violate this prohibition will be null and void and the purported transferee will acquire no rights or economic interest in such Series A preferred securities.

Listing
We have applied for listing of the Series A preferred securities on the New York Stock Exchange under the symbol “•”. Following a Conditional Exchange, we do not anticipate that the depositary shares representing interests in Wachovia Series G, Class A preferred stock will be listed on any securities exchange or quotation system.

Use of Proceeds
Wachovia Preferred Holding, our parent, intends to acquire from us 30,000,000 Series A preferred securities in exchange for participation interests in certain commercial real estate loans. Assuming Wachovia Preferred Holding acquires all 30,000,000 Series A preferred securities, the aggregate fair market value of the participation interests received by us in exchange for the Series A preferred securities, will be $750 million. Wachovia Preferred Holding intends to subsequently sell the 12,000,000 Series A preferred securities offered hereby indirectly to the public for cash consideration of $25.00 per security. Wachovia Preferred Holding will receive all proceeds from this offering and will pay all expenses of and underwriting discounts and commissions associated with this offering.

The pro forma condensed consolidated financial information included under “Unaudited Pro Forma Condensed Consolidated Financial Information” reflects, on a pro forma basis, the assets we expect to acquire in connection with the issuance of the Series A preferred securities as well as our Series B and C preferred securities.

Tax Consequences
As long as we qualify as a REIT, corporate holders of the Series A preferred securities will not be entitled to a dividends-received deduction for any income recognized from the Series A preferred securities. See “Federal Income Tax Considerations”.

Settlement	We expect that delivery of the Series A preferred securities will be made to investors through the facilities of The Depository Trust Company on or about •, 2002.

ERISA Considerations
If you are a fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code, you should consider the requirements of ERISA and the Code in the context of the plan’s particular circumstances and ensure the availability of an applicable exemption before authorizing an investment in the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange). See “ERISA Considerations”.

RISK FACTORS

You should consider carefully the following risks before purchasing our Series A preferred securities, conditionally exchangeable into depositary shares representing interests in Wachovia’s Series G, Class A preferred stock.

The financial information presented in this section assumes the acquisition of additional loan participation interests in connection with our anticipated issuance of the Series A, B and C preferred securities.

Risks Relating to the Terms of the Series A Preferred Securities.

Dividends are not cumulative and you are not entitled to receive dividends unless authorized and declared by our board of directors.

Dividends on the Series A preferred securities are not cumulative. Consequently, if our board of directors does not declare a dividend on the Series A preferred securities for any quarterly period, you will not be entitled to receive that dividend whether or not funds are or subsequently become available. Our board of directors may determine that it would be in our best interests to pay less than the full amount of the stated dividends on the Series A preferred securities or no dividends for any quarter even though funds are available. Factors that would generally be considered by our board of directors in making this determination are the amount of our distributable funds, our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and our continued qualification as a REIT. If we fail to pay, or declare and set aside for payment, dividends on the Series A preferred securities for six quarters, the holders of the Series A preferred securities, voting together as a class with the holders of other Parity Stock with the same voting rights, will have the right to elect two Independent Directors in addition to those already on the board.

The Series A preferred securities solely represent an interest in us and are not the obligation of, or guaranteed by, any other entity.

The Series A preferred securities do not constitute obligations or equity securities of Wachovia, the Bank, or any other entity, nor are our obligations with respect to the Series A preferred securities guaranteed by any other entity. In particular, none of Wachovia, the Bank, or any other entity guarantees that we will declare or pay any dividends nor are they obligated to provide additional capital or other support to us to enable us to pay dividends in the event our assets and results of operations are insufficient for such purpose. The Series A preferred securities are not exchangeable for Wachovia preferred stock except in connection with a Supervisory Event. No holder of Series A preferred securities will have the right to require us to exchange such holder’s Series A preferred securities for depositary shares of Wachovia.

A decline in the Bank’s capital levels may result in your Series A preferred securities being exchanged for depositary shares representing Wachovia preferred stock.

The returns from your investment in the Series A preferred securities will be dependent to a significant extent on the performance and capital of the Bank. A decline in the performance and capital levels of the Bank or the placement by the OCC of the Bank into conservatorship or receivership could result in the automatic exchange of each Series A preferred security for one depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock, which would represent an investment in Wachovia and not in us. Under these circumstances:

•
you would become a preferred shareholder of Wachovia at a time when the Bank’s and, ultimately, Wachovia’s financial condition has deteriorated or when the Bank may have been placed into conservatorship or receivership and, accordingly, it is unlikely that Wachovia would be in a financial position to make any dividend payments on Wachovia preferred stock;

•
in the event of a liquidation of Wachovia, the claims of depositors and creditors of Wachovia would be entitled to priority in payment over the claims of holders of equity interests such as the depositary shares representing Wachovia Series G, Class A preferred stock, and, therefore, you may receive substantially less than you would receive had the Series A preferred securities not been exchanged for the depositary shares;

•
the exchange of the Series A preferred securities for depositary shares representing Wachovia Series G, Class A preferred stock would most likely be a taxable event to you under the Code, and in that event you would incur a gain or loss, as the case may be, measured by the difference between your basis in the Series A preferred securities and the fair market value of depositary shares representing Wachovia Series G, Class A preferred stock received in the exchange; and

•
although the terms of Wachovia Series G, Class A preferred stock are substantially similar to the terms of our Series A preferred securities, there are differences that you might deem to be important, such as the fact that holders of depositary shares representing Wachovia Series G, Class A preferred stock will not have any voting rights, any right to elect Independent Directors regardless of whether dividends are paid and will not benefit from any covenants. In addition, neither the Wachovia Series G, Class A preferred stock nor the depositary shares representing an interest in that stock will be listed on any securities exchange.

We may liquidate, dissolve or wind up at any time without your approval or consent.

Our certificate of incorporation provides that, subject to the terms of the capital stock we have outstanding at the time, we may liquidate, dissolve or wind up upon the affirmative vote of a majority of our Independent Directors. However, since the Series A preferred securities will not have voting rights as a separate class with respect to these matters, Wachovia Preferred Holding, as the holder of substantially all of our common stock, will have control over our liquidation, dissolution or winding up. Although Wachovia Preferred Holding has no present intention of causing such an event to occur, there can be no assurance that it will not cause us to liquidate, dissolve or wind up at any time or for any reason. If such an event were to occur, you may not be able to invest your liquidation proceeds in securities with a dividend yield comparable to that of the Series A preferred securities.

We may redeem the Series A preferred securities upon the occurrence of a Special Event.

At any time following the occurrence of a Special Event, even if such Special Event occurs prior to •, 2022, we will have the right to redeem the Series A preferred securities in whole, subject to the prior written approval of the OCC. The occurrence of such a Special Event will not, however, give a shareholder any right to request that the Series A preferred securities be redeemed. There are three types of Special Events: Tax Events, Investment Company Events and Regulatory Capital Events.

•
A Tax Event occurs when we receive an opinion of counsel to the effect that, as a result of a judicial decision or administrative pronouncement, ruling, or other action or as a result of certain changes in the tax laws, regulations, or related interpretations, there is a significant risk that dividends with respect to our capital stock will not be fully deductible by us or we will be subject to additional taxes or governmental charges.

•
An Investment Company Event occurs when we receive an opinion of counsel to the effect that, as a result of certain changes in the applicable laws, regulations, or related interpretations, there is a significant risk that we will be considered an investment company under the Investment Company Act of 1940 (the “Investment Company Act”).

•
A Regulatory Capital Event occurs when, as a result of certain changes in the applicable laws, regulations, or related interpretations, there is a significant risk that our Series A preferred securities will no longer constitute Tier 1 capital of the Bank or Wachovia.

If we redeem the Series A preferred securities, you may not be able to invest your redemption proceeds in securities with a dividend yield comparable to that of the Series A preferred securities.

The Series A preferred securities will rank on a parity with our Series B, C and D preferred securities and any other Parity Stock we may issue.

The Series A, B, C and D preferred securities will rank on a parity with each other with respect to dividend rights and upon our liquidation, dissolution or winding up. In addition, we may issue additional Parity Stock at any time in the future without your consent or approval but upon the approval of a majority of our Independent Directors. Accordingly, if

•	we do not have funds legally available to pay full dividends on the Series A, B, C and D preferred securities and any other Parity Stock we may issue; or

•
in the event of our liquidation, dissolution or winding up, we do not have funds legally available to pay the full liquidation value of the Series A, B, C and D preferred securities and any other Parity Stock, any funds that are legally available to pay such amounts will be paid pro rata to the Series A, B, C and D preferred securities and any other Parity Stock outstanding. See “Description of Other Wachovia Funding Capital Stock—Preferred Stock—Series B Preferred Securities”, “—Series C Preferred Securities”, and  “—Series D Preferred Securities”.

There has never been a market for the Series A preferred securities.

Prior to this offering, there has been no public market for the Series A preferred securities. We have applied for listing of the Series A preferred securities on the New York Stock Exchange under the symbol “•”. Nevertheless, we cannot assure you that an active and liquid trading market for the Series A preferred securities will develop or be sustained. If such a market were to develop, the prices at which the Series A preferred securities trade would depend on many factors, including prevailing interest rates, our operating results, and the market for similar securities. You may not be able to resell your Series A preferred securities at or above the initial price to the public or at all.

Risks Relating to Our Status as a REIT.

We would suffer adverse tax consequences if we fail to qualify as a REIT.

Although we currently conduct our operations so as to qualify as a REIT under the Code, we may not be able to continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex tax law provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within our control. No assurance can be given that new legislation or new regulations, administrative interpretations, or court decisions will not significantly change the tax laws in the future with respect to qualification as a REIT or the Federal income tax consequences of such qualification in a way that would materially and adversely affect our ability to operate. Any such new legislation, regulation, interpretation or decision could be the basis of a Tax Event that would permit us to redeem the Series A preferred securities. See “Description of the Series A Preferred Securities—Redemption”.

If we were to fail to qualify as a REIT, the dividends on our preferred stock, including the Series A preferred securities, would not be deductible by us for Federal income tax purposes, and we would likely become part of the consolidated group of which the Bank is a member. Consequently, the consolidated group would face a greater tax liability which could result in a reduction in the Bank’s net earnings after taxes. We would also become jointly and severally liable for the consolidated group’s United States Federal income tax liabilities. A reduction in the Bank’s net earnings after taxes could adversely affect the Bank’s ability to raise additional capital, as well as its ability to generate additional capital internally, and consequently its ability to add interest-earning assets to its portfolio.

If in any taxable year we fail to qualify as a REIT, unless we are entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year our qualification was lost. As a result, the amount of funds available for distribution to our shareholders would be reduced for the year or years involved.

As a REIT, we generally will be required each year to distribute as dividends to our shareholders at least 90% of our REIT taxable income, excluding capital gains. Failure to comply with this requirement would result in our earnings being subject to tax at regular corporate rates. In addition, we would be subject to a 4% non-deductible excise tax on the amount by which certain distributions considered as paid by us with respect to any calendar year are less than the sum of:

•	85% of our ordinary income for the calendar year;

•	95% of our capital gains net income for the calendar year; and

•	100% of undistributed taxable income from prior periods.

We currently intend to operate in a manner designed to qualify as a REIT. However, future economic, market, legal, tax, or other considerations may cause us to determine that it is in our best interests and the best interests of holders of our common stock and preferred stock to revoke our REIT election. As long as any Series A preferred securities are outstanding, any such determination by us may not be made without the approval of a majority of our Independent Directors.

If ownership of our capital stock becomes concentrated in a small number of individuals, we may fail to qualify as a REIT.

In order to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year, other than the first 12 months as a REIT). Therefore, our certificate of incorporation contains provisions restricting the ownership and transfer of our preferred securities.

Our certificate of incorporation provides that a transfer of shares that would otherwise result in more than 50% in value of our outstanding shares of capital stock being owned by five or fewer individuals, under the applicable attribution rules of the Code, or which would cause our shares of capital stock to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such shares.

These transfer restrictions imposed by us could impair the liquidity of the Series A preferred securities and thereby affect the secondary market for the Series A preferred securities.

Risks Associated with Our Business.

We are dependent in virtually every phase of our operations on the diligence and skill of the officers and employees of Wachovia and the Bank, and our relationship with Wachovia and/or the Bank may create potential conflicts of interest.

Wachovia and the Bank are involved in virtually every aspect of our existence. The Bank administers our day-to-day activities under the terms of participation and servicing agreements between the Bank and us. Thus, we are dependent on the diligence and skill of the officers and employees of the Bank for the selection, structuring and monitoring of the loans in our portfolio and our other authorized investments. In addition, we are dependent on the Bank and others for the servicing of the loans in our portfolio. All of our officers and certain of our directors are also either officers or directors of Wachovia or the Bank or their affiliates. After this offering, Wachovia, the Bank and Wachovia Preferred

Holding will continue to control a substantial majority of our outstanding voting shares. In effect, Wachovia, the Bank and Wachovia Preferred Holding will have the right to elect all of our directors, including Independent Directors, except under limited circumstances if we fail to pay dividends. The Bank may have interests that are not identical to our interests. Wachovia, the owner of the Bank’s common stock, may have investment goals and strategies that differ from those of the holders of the Series A preferred securities. Consequently, conflicts of interest between us on one hand, and the Bank and/or Wachovia on the other hand, may arise with respect to:

•	the amount, type and price of loan participation interests and other assets acquired indirectly from the Bank prior to the offering;

•	the amount, type and price of future acquisitions of loan participation interests and other assets from the Bank;

•	future dispositions of loan participation interests to the Bank or third parties;

•	servicing of the underlying loans, particularly with respect to loans that are placed on non-accrual status or are otherwise non-performing;

•	the amount of the service fees paid to the Bank;

•	the treatment of new business opportunities identified by the Bank, in particular, whether they are directed to us or other affiliates; and

•	the modification of the loan participation and servicing agreements.

Bank regulators may limit our ability to implement our business plan and may restrict our ability to pay dividends.

Because we are an indirect subsidiary of the Bank, bank regulatory authorities will have the right to examine us and our activities and, under certain circumstances, to impose restrictions on the Bank or us that could impact our ability to conduct business pursuant to our business plan and that could adversely effect our financial condition and results of operations.

•	If the OCC, which is the Bank’s primary regulator, determines that the Bank’s relationship with us results in an unsafe and unsound banking practice, the Bank’s regulators have the authority to:

•	restrict our ability to transfer assets;

•	restrict our ability to make distributions to our shareholders, including dividends to holders of the Series A preferred securities;

•	restrict our ability to redeem our preferred stock; or

•	require the Bank to sever its relationship with us or divest its ownership of us.

•
If the OCC determines that the Bank is operating with an insufficient level of capital, or that the payment of dividends by either the Bank or its subsidiaries is under the then present circumstances an unsafe and unsound banking practice, the OCC could restrict our ability to pay dividends.

Certain of these actions by the OCC would likely result in our failure to qualify as a REIT.

If we lose our exemption under the Investment Company Act it could have a material adverse effect on us and would likely result in a redemption of the Series A preferred securities.

We believe that we are not, and intend to conduct our operations so as not to become, regulated as an investment company under the Investment Company Act. Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the SEC and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate” (which we refer to as “Qualifying Interests”). Under current interpretations of the staff of the SEC, in order to qualify for this exemption, we, among other things, must maintain at least 55% of our assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that we may acquire therefore may be limited by the provisions of the Investment Company Act. We have established a policy of limiting authorized investments which are not Qualifying Interests to no more than 20% of the value of our total assets. The Investment Company Act does not treat cash and cash equivalents as either Qualifying Interests or other real estate-related assets.

Based on the criteria outlined above, we believe that, as of June 30, 2002, our Qualifying Interests comprised approximately 82% of the estimated fair market value of our total assets. As a result, we believe that we are not required to register as an investment company under the Investment Company Act. We do not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the SEC or its staff on this position. If the SEC or its staff were to take a different position with respect to whether our assets constitute Qualifying Interests, we could be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on us, the price of our securities and our ability to make payments in respect of the Series A preferred securities. Further, in order to ensure that we at all times continue to qualify for the above exemption from the Investment Company Act, we may be required at times to adopt less efficient methods of financing certain of our assets than would otherwise be the case and may be precluded from acquiring certain types of assets whose yield is somewhat higher than the yield on assets that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower at times our net interest income. Finally, if we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period we were determined to be an unregistered investment company. In the event we are ever considered an investment company under the Investment Company Act as a result of an Investment Company Act Event, we would likely redeem the Series A preferred securities. See above under “—We may redeem the Series A preferred securities upon the occurrence of a Special Event”.

We have no control over changes in interest rates and such changes could negatively impact our financial condition, results of operations, and ability to pay dividends.

Our income consists primarily of interest payments on the loans in our portfolio. At June 30, 2002, 7.2% of the loans in our portfolio, as measured by the aggregate outstanding principal amount, bore interest at fixed rates and the remainder bore interest at adjustable rates. Adjustable-rate loans decrease the risks to a lender associated with changes in interest rates but involve other risks. As interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, and the increased payment increases the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on the loans in our portfolio as the borrowers refinance their mortgages at lower interest rates. Under these circumstances, we may find it more difficult to purchase additional participation interests with rates sufficient to support the payment of the dividends on the Series A preferred securities. A declining interest rate environment would adversely affect our ability to pay full, or even partial, dividends on the Series A preferred securities.

The loans in our portfolio are subject to economic conditions that could negatively affect the value of the collateral securing such loans and/or the results of our operations.

The value of the collateral underlying our loans and/or the results of our operations could be affected by various conditions in the economy, such as:

•	local and other economic conditions affecting real estate and other collateral values;

•	sudden or unexpected changes in economic conditions, including changes that might result from terrorist attacks and the United States’ response to such attacks;

•
the continued financial stability of a borrower and the borrower’s ability to make loan principal and interest payments, which may be adversely affected by job loss, recession, divorce, illness or personal bankruptcy;

•	the ability of tenants to make lease payments;

•
the ability of a property to attract and retain tenants, which may be affected by conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, and the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs, and make other tenant concessions;

•	interest rate levels and the availability of credit to refinance loans at or prior to maturity; and

•	increased operating costs, including energy costs, real estate taxes, and costs of compliance with environmental controls and regulations.

The loans in our portfolio are concentrated in five states, and adverse conditions in those states, in particular, could negatively impact our operations.

At June 30, 2002, 69.2% (as a percentage of loan principal balances) of the assets in our portfolio were located in Florida, North Carolina, Pennsylvania, New Jersey and Virginia. Because of the concentration of our interests in those states, in the event of adverse economic conditions in those states, we would likely experience higher rates of loss and delinquency on our loan portfolio than if the underlying loans were more geographically diversified. Additionally, the loans in our portfolio may be subject to a greater risk of default than other comparable loans in the event of adverse economic, political, or business developments or natural hazards that may affect Florida, North Carolina, Pennsylvania, New Jersey or Virginia, and the ability of property owners or commercial borrowers in those states to make payments of principal and interest on the underlying loans. In the event of any adverse development or natural disaster, our ability to pay dividends on the Series A preferred securities could be adversely affected.

Our acquisitions of participation interests in commercial and commercial mortgage loans subjects us to risks that are not present in our portfolio of residential mortgage loans, including the fact that some commercial loans are unsecured.

As of June 30, 2002, 85.3% of our assets, as measured by aggregate outstanding principal amount, consisted of participation interests in commercial and commercial mortgage loans. Commercial and Commercial mortgage loans generally tend to have shorter maturities than residential mortgage loans and may not be fully amortizing, meaning that they may have a significant principal balance or “balloon” payment due on maturity. Commercial real estate properties tend to be unique and are more difficult to value than single-family residential real estate properties. They are also subject to relatively greater environmental risks and to the corresponding burdens and costs of compliance with environmental laws and regulations. In addition, some of our commercial loans are unsecured. Such unsecured loans are more likely than loans secured by real estate or personal property collateral to result in a loss upon a default.

We cannot assure you that we paid the Bank fair value for all of our assets because we have not obtained any third party valuation of all those assets. Nor can we assure you that we will acquire or dispose of assets in the future at their fair market value.

There has been no third party valuation of all our assets. In addition, it is not anticipated that third party valuations will be obtained in connection with future acquisitions or dispositions of assets even in circumstances where an affiliate of ours is selling the assets to us, or purchasing the assets from us. Accordingly, we cannot assure you that the purchase price we paid for all of our assets was equal to the fair value of those assets. Nor can we assure you that the consideration to be paid by us to, or received by us from, the Bank or any of our affiliates in connection with future acquisitions or dispositions of assets will be equal to the fair value of such assets.

We could incur losses as a result of environmental liabilities of properties underlying our assets through foreclosure action.

We may be forced to foreclose on an underlying commercial, commercial mortgage or residential mortgage loan where the borrower has defaulted on its obligation to repay the loan. It is possible that we may be subject to environmental liabilities with respect to foreclosed property, particularly industrial and warehouse properties, which are generally subject to relatively greater environmental risks than non-commercial properties. Even though we intend to sell to the Bank, at fair value, our interest in any commercial or commercial mortgage loan at the time the real property securing that loan is subject to foreclosure, the discovery of these liabilities and any associated costs for removal of hazardous substances, wastes, contaminants, or pollutants, could have a material adverse effect on the fair value of that loan and therefore we may not recover any or all of our investment in the underlying commercial or commercial mortgage loan.

We do not have insurance to cover our exposure to borrower defaults and bankruptcies and special hazard losses that are not covered by standard insurance.

Generally, neither we nor the Bank obtain credit enhancements such as borrower bankruptcy insurance or obtain special hazard insurance for the loans in our portfolio, other than standard hazard insurance typically required by the Bank, which relates only to individual loans. Without third party insurance, we are subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance.

Delays in liquidating defaulted loans could occur which could cause our business to suffer.

Substantial delays could be encountered in connection with the liquidation of the collateral securing defaulted loans in our portfolio, with corresponding delays in our receipt of related proceeds. An action to foreclose on a mortgaged property or repossess and sell other collateral securing a loan is regulated by state statutes and rules. Any such action is subject to many of the delays and expenses of lawsuits, which may impede our ability to foreclose on or sell the collateral or to obtain proceeds sufficient to repay all amounts due on the related loan in our portfolio.

We may invest in assets which involve new risks and need not maintain the current asset coverage.

Although our portfolio currently consists primarily of commercial real estate loan interests, and we presently intend to reinvest proceeds of such interests in similar assets, we are not required to limit our investments to assets of the types currently in our portfolio. Assets such as mortgage-backed securities, equipment loans or real estate may involve different risks not described in this prospectus. Nevertheless, we will not invest in assets that are not REIT Qualified Assets if such investments would cause us to violate the requirements for taxation as a REIT. Moreover, while our policies will call for maintaining specified levels of funds from operations coverage as to expected dividend distributions, we are not required to maintain the levels of asset coverage that currently exist.

Risk Factors Applicable Only to Wachovia Depositary Shares Representing the Wachovia Series G,  Class A Preferred Stock Issued upon the Occurrence of a Conditional Exchange.

You may have adverse tax consequences as a result of a Conditional Exchange.

The exchange of our Series A preferred securities for depositary shares representing an interest in Wachovia Series G, Class A preferred stock would be a taxable event to you under the Code, and you would incur a gain or loss, as the case may be, measured by the difference between your basis in our Series A preferred securities and the fair market value of the depositary shares.

A decline in Wachovia’s financial condition may restrict its ability to pay dividends and could result in a loss on your investment.

If Wachovia’s financial condition were to deteriorate, the holders of the depositary shares representing the Wachovia Series G, Class A preferred stock could suffer direct and materially adverse consequences, including suspension of the payment of non-cumulative dividends on the Wachovia Series G, Class A preferred stock and, if a liquidation, dissolution or winding up of Wachovia were to occur, loss by holders of depositary shares of all or part of their investment. See “Description of Wachovia Series G, Class A Preferred Stock”.

A Conditional Exchange may be based on the Bank’s receivership, which could lead to Wachovia’s receivership and would mean that others may have liquidation claims senior to yours.

A Supervisory Event triggering a Conditional Exchange will occur if the Bank is placed into conservatorship or receivership. The Bank’s conservatorship or receivership could lead to Wachovia being placed into conservatorship or receivership. In the event of Wachovia’s receivership, the claims of Wachovia’s secured, senior, general and subordinated creditors would be entitled to a priority of payment over the claims of holders of equity interests such as the Wachovia Series G, Class A preferred stock. As a result of such subordination, either if Wachovia were to be placed into receivership after a Conditional Exchange or if a Conditional Exchange were to occur after Wachovia’s receivership, the holders of the depositary shares would likely receive, if anything, substantially less than they would have received had our Series A preferred securities not been exchanged.

Upon the occurrence of a Conditional Exchange, the holders of the depositary shares will not have any voting rights or have the right to elect Independent Directors.

Upon the occurrence of a Conditional Exchange, the holders of the depositary shares representing Wachovia Series G, Class A preferred stock will not have voting rights or the right to elect Independent Directors if dividends are not authorized and declared by Wachovia’s board of directors.

Wachovia is not obligated to pay dividends on the Wachovia Series G, Class A preferred stock and dividends on these securities are not cumulative.

Dividends on the Wachovia Series G, Class A Preferred stock are not cumulative. Consequently, if Wachovia’s board of directors does not declare dividends on the Wachovia Series G, Class A preferred stock for any quarterly period, the holders of the Wachovia Series G, Class A preferred stock and the depositary shares represented thereby would not be entitled to any such dividend whether or not funds are or subsequently become available. The Wachovia board of directors may determine that it would be in Wachovia’s best interests to pay less than the full amount of the stated dividends on the Wachovia Series G, Class A preferred stock or no dividends for any quarter even if funds are available. Factors that would be considered by the Wachovia board of directors in making this determination are Wachovia’s financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and such other factors as the board of directors may deem relevant. In addition, as a bank holding company, Wachovia is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as Wachovia, that the payment of dividends would be an unsound and unsafe practice and to prohibit payment thereof. See “Description of Wachovia Series G, Class A Preferred Stock—Dividends”.

There is no active trading market for the Wachovia Series G, Class A preferred stock or the depositary shares representing that stock and no such trading market may develop.

The Wachovia Series G, Class A preferred stock and the depositary shares representing that stock will be new issues of securities. Prior to this offering, there has been no public market for the Wachovia Series G, Class A preferred stock or the depositary shares. Wachovia does not intend to cause the listing or quotation of the Wachovia Series G, Class A preferred stock or the depositary shares representing an interest in that stock on the New York Stock Exchange or on any other national securities exchange or quotation system on which the Series A preferred securities are then listed or quoted. Consequently, it is unlikely that an active and liquid trading public market for the depositary shares or the underlying Wachovia Series G, Class A preferred stock will develop or be maintained. The lack of liquidity and an active trading market could adversely affect your ability to dispose of the depositary shares representing an interest in the Wachovia Series G, Class A preferred stock.

INFORMATION CONCERNING THE BANK

General

The Bank is a national banking association organized under the laws of the United States and with its principal office in Charlotte, North Carolina. The Bank offers a wide range of domestic and international , retail and commercial banking and trust services. At June 30, 2002, the Bank operated 2,694 branches in Connecticut, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Virginia and Washington, D.C., and in several foreign countries. At June 30, 2002, the Bank had total assets of $302 billion, total liabilities of $272 billion and total shareholders’ equity of $30 billion. The Bank was formerly named “First Union National Bank”. On April 1, 2002, the Bank merged with Wachovia Bank, National Association, and changed its name to “Wachovia Bank, National Association”. Presentation of certain financial information in this prospectus for periods prior to April 1, 2002, will be for First Union National Bank only.

The Series A preferred securities will be exchangeable, without your approval or any action on your part, for depositary shares representing interests in the Wachovia Series G, Class A preferred stock if the OCC so directs under the following circumstances, each of which is referred to as a Supervisory Event:

•	the Bank becomes undercapitalized under “prompt corrective action” regulations,

•	the Bank is placed into conservatorship or receivership, or

•
the OCC, in its sole discretion, anticipates that the Bank may become undercapitalized in the near term or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

The Series A preferred securities are exchangeable only for the depositary shares. Under no circumstances will you ever receive securities of the Bank upon the occurrence of a Supervisory Event or for any other reason.

Capital Adequacy

The OCC has issued regulations addressing the capital adequacy of national banks. Under these regulations, capital adequacy is measured by three different ratios: a ratio of total capital to risk-weighted assets; a ratio of Tier 1 capital to risk-weighted assets; and a “leverage” ratio of Tier 1 capital to balance sheet assets. For purposes of determining risk-weighted assets for the risk-based capital ratios, the book value of each of the bank’s on-balance sheet assets, and a portion of certain off-balance sheet items and exposures, are weighted from 0% to 100% based on broad categories. For instance, U.S. government debt obligations are generally risk weighted at 0%; residential real estate mortgage loans on one-to-four family dwellings are generally risk weighted at 50%; and commercial loans and most other assets are generally risk-weighted at 100%. Off-balance sheet items (including letters of credit, loan commitments, swaps and other derivatives) are converted into on-balance sheet “equivalent” amounts for risk-based capital purposes, then assigned a risk weight like other assets. Under amendments adopted in November 2001 and being phased in by year-end 2002, the capital risk weighting assigned to certain asset-backed securities may vary from 20% to 200% depending on credit rating. Subordinated residual interests retained in asset securitizations, credit enhancement and forms of “recourse” can result in higher capital charges. The sum of all risk-weighted assets are measured against “total capital” and “Tier 1 capital” to determine risk-based capital ratios. A bank’s leverage ratio represents Tier 1 capital divided by average total on-balance sheet assets, without recognizing off-balance sheet exposures or applying risk weights. As noted below, to be considered adequately capitalized, a national bank generally must maintain a total risk-based capital ratio of at least 8%, a Tier 1 risk-based ratio of at least 4%, and a Tier 1 leverage ratio of at least 4% (or 3% in exceptional cases).

For purposes of these regulations, total capital is defined as the sum of Tier 1 capital and Tier 2 capital. Tier 1 capital generally includes common shareholders’ equity; non-cumulative perpetual preferred stock and related surplus; and qualifying minority interests in the equity accounts of consolidated subsidiaries (which may include such instruments as qualifying REIT preferred stock and trust preferred stock). Tier 2 capital generally includes (subject to certain limits and sub-limits): cumulative perpetual preferred stock; limited-life preferred stock; Dutch auction and money market preferred stock; hybrid capital instruments (including certain mandatory convertible notes); term subordinated debt; the bank’s allowance for loan and lease losses (up to a maximum of 1.25% of total risk-weighted assets); and up to 45% of the pretax net unrealized gains of available-for-sale equity securities investments. Tier 2 capital is permitted to count towards only one-half of total capital. In addition, limited-life instruments generally can represent not more than one-half of Tier 2 capital and are phased out of capital over the last five years before maturity. Deductions from Tier 1 capital include goodwill, certain other intangible assets, and deferred tax assets in excess of certain limits.

For national banks with large trading portfolios, a different method known as the Market Risk Measure is applied to determine the risk-based capital requirements for items booked in the trading account and for foreign exchange and commodity positions, wherever booked. Under the Market Risk Measure, capital requirements for these portfolios are based on value-at-risk calculations and certain other factors, and the result is combined into the bank’s total risk-based capital ratio. For purposes of the Market Risk Measure only, a portion of a bank’s total capital can consist of certain “Tier 3” capital instruments—subordinated two-year notes with “lock-in” clauses restricting payment of principal or interest (even at maturity) if the bank falls below required capital ratios.

Under the OCC’s “prompt corrective action” regulations, issued pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, national banks are placed into one of five capital categories, as follows:

1.	“Well capitalized” banks:

•	Total risk-based capital ratio of 10% or greater; and

•	Tier 1 risk-based capital ratio of 6% or greater; and

•	A leverage ratio of 5% or greater; and

•	Not subject to any other OCC action directed at a specific level of capital.

2.	“Adequately capitalized” banks:

•	Total risk-based capital ratio of 8% or greater; and

•	Tier 1 risk-based capital ratio of 4% or greater; and

•	A leverage ratio of

(a)	4% or greater; or

(b)	3% or greater for certain exceptionally well managed and well run banks; and

•	Does not meet the definition of well capitalized.

3.	“Undercapitalized” banks:

•	Total risk-based capital that is less than 8%; or

•	Tier 1 risk-based capital ratio that is less than 4%; or

•	Has a leverage ratio of less than 4% or, if the bank is exceptionally well managed and well run, less than 3%.

4.	“Significantly undercapitalized” banks:

•	Total risk-based capital ratio that is less than 6%; or

•	Tier 1 risk-based capital that is less than 3%; or

•	A leverage ratio that is less than 3%.

5.	“Critically undercapitalized” banks:

•	A ratio of tangible equity capital (Tier 1 capital plus cumulative preferred stock less certain intangible capital) that is equal to or less than 2%.

Under prompt corrective action provisions, if a national bank becomes “undercapitalized”, “significantly undercapitalized” or “critically undercapitalized”, the OCC may undertake (and, in some cases, may be compelled by statute to undertake) a variety of actions of increasing severity. Among other things, an undercapitalized bank must submit an acceptable capital restoration plan and is generally restricted from paying dividends, redeeming stock or making other capital distributions. Failure to achieve the goals of a capital restoration plan could subject a bank to penalties and to being considered “significantly undercapitalized”. A significantly undercapitalized bank is subject to a broad range of restrictions, including restrictions on growth, limits on activities, divestiture requirements, limits on interest rates paid on deposits, restrictions on transactions with affiliates, limits on executive compensation, and mandated changes in directors or management. Critically undercapitalized banks face even stricter measures, including possible receivership.

In addition, the OCC from time to time may impose higher specific capital requirements on any national bank that is perceived to have risks, exposures, asset concentrations, rapid growth or other circumstances warranting special attention. Failure to satisfy such a capital directive could subject a bank to civil money penalties, judicial enforcement and administrative remedies available to the OCC, as well as a finding that the bank is “undercapitalized”.

A national bank’s capital ratios are monitored through the quarterly reports of condition submitted by each national bank pursuant to 12 U.S.C. §181 (frequently referred to as “call reports”). These call reports are filed with the Federal Deposit Insurance Corporation.

Whether the Bank would ever be determined by the OCC to be “undercapitalized”, or at risk of becoming “undercapitalized” in the near term—thereby triggering the exchange of the Series A preferred securities into depositary shares representing Wachovia Series G, Class A preferred stock—could be influenced not only by the OCC’s capital adequacy regulations, but also by the regulator’s interpretations and judgment on other matters. For example, the OCC’s views on asset credit quality could potentially affect a bank’s capital status. Among other things, the OCC typically evaluates asset quality, loan loss reserves and procedures during periodic regulatory examinations of each national bank. If, following such an examination or otherwise, the OCC in its discretion were to require the Bank to significantly increase its reserves against credit losses (i.e., the allowance for loan and lease losses), this could potentially reduce the Bank’s retained earnings and regulatory capital. As noted above, a bank’s allowance for loan and lease losses is includible within Tier 2 capital only up to a limit, and is not includible at all in Tier 1 capital.

A bank’s regulatory capital status, and the risk of being deemed “undercapitalized” also could be affected by other developments or by future changes in regulatory capital and other standards. The Banking Supervision Committee of the Bank for International Settlements (the “Basel Committee”) has proposed for comment, and is continuing to study and revise, substantial changes to its 1988 “Basel Accord” on international bank capital adequacy. We and the Bank are unable to predict whether or when the Basel Committee’s proposed new capital accord may be finalized, how the new accord might be interpreted and implemented by the OCC, or what impact any such new standards might have on the Bank and its capital status.

The following table presents the capital ratios reported to the OCC by the Bank, as well as those of Wachovia, the Bank’s parent company, compared to the standards for “adequately capitalized” and “well capitalized” status, as of the dates indicated.

			Regulatory Standards
	The Bank	Wachovia	Adequately Capitalized	Well Capitalized
June 30, 2002
Tier 1 capital	7.71%	7.83	4.00	6.00
Total capital	11.97	11.89	8.00	10.00
Leverage	6.89	6.75	4.00	5.00
December 31, 2001
Tier 1 capital	7.55	7.04	4.00	6.00
Total capital	11.68	11.08	8.00	10.00
Leverage	6.29	6.19	4.00	5.00
December 31, 2000
Tier 1 capital	6.92	7.02	4.00	6.00
Total capital	10.73	11.19	8.00	10.00
Leverage	6.04%	5.92	4.00	5.00

The Bank currently intends to maintain its capital ratios in excess of the “well capitalized” levels under the prompt corrective action regulations. However, there is no guarantee that the Bank’s capital ratios will be maintained in the future at their current or historical levels. Accordingly, there is no assurance that the Bank will not be deemed to be “undercapitalized” by the OCC in the future or that the Bank will not be placed in conservatorship or receivership in the future. Consequently, there can be no assurance that a Supervisory Event will not occur and that the Series A preferred securities will not be exchanged for depositary shares in the future. You should therefore carefully consider the description of the Wachovia Series G, Class A preferred stock set forth under the caption “Description of Wachovia Series G, Class A Preferred Stock” and the description of the depositary shares representing interests in that stock set forth under the caption “Description of Wachovia Depositary Shares” before investing in the Series A preferred securities.

Supplementary condensed consolidating financial information for Wachovia, which includes certain financial information for the Bank as of and for the six months ended June 30, 2002, and as of and for the years ended December 31, 2001 and 2000, is included in the prospectus beginning on page F-22. We will continue to provide annual unaudited financial information for the Bank on an ongoing basis in the reports we file under the Exchange Act. We will also continue to provide in those reports current unaudited capital and capital ratio information. Additional information regarding the Bank can be obtained on Wachovia’s website, www.wachovia.com, but that information is not incorporated by reference in this prospectus.

Benefits to the Bank

The Bank has received confirmation from the OCC that proceeds from the public sale of Series A preferred securities will qualify as Tier 1 capital of the Bank under relevant regulatory capital guidelines. Those guidelines limit the inclusion of our Series A preferred securities, together with all other outstanding non-cumulative perpetual preferred securities, to 25% of the Bank’s Tier 1 capital, with the balance treated as Tier 2 capital of the Bank. The Bank expects that as of December 31, 2002, all of the proceeds from the public sale of Series A preferred securities will qualify as Tier 1 capital of the Bank. The increase in the Bank’s Tier 1 risk-based capital level that will result from the treatment of the Series A preferred securities as Tier 1 capital will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings.

USE OF PROCEEDS

Wachovia Preferred Holding intends to acquire from us 30,000,000 Series A preferred securities with a liquidation preference of $25.00 per security, in exchange for participation interests in certain commercial real estate loans. We intend to hold these participation interests as long-term investments. Assuming Wachovia Preferred Holding acquires all 30,000,000 Series A preferred securities, the aggregate fair market value of the participation interests received by us, in exchange for the Series A preferred securities, from Wachovia Preferred Holding will be $750 million.

Wachovia Preferred Holding, a statutory underwriter, intends to subsequently sell the 12,000,000 Series A preferred securities offered hereby through an underwriting syndicate to the public for cash consideration of $25.00 per security. We will not receive any of the proceeds from the sale of our Series A preferred securities owned by Wachovia Preferred Holding. The proceeds, before expenses and commissions, to be received by Wachovia Preferred Holding from the sale of the 12,000,000 Series A preferred securities are expected to be $300 million in the aggregate. Wachovia Preferred Holding will not use the proceeds to purchase additional assets for contribution to us.

Wachovia Preferred Holding will pay all expenses and underwriting discounts and commissions involved with the offering to the public.

The depositary shares each representing a one-sixth interest in a share of Series G, Class A preferred stock of Wachovia will be made available, if ever, in connection with a Conditional Exchange of our Series A preferred securities at the direction of the OCC following a Supervisory Event. Wachovia will not receive any proceeds, directly or indirectly, from the subsequent exchange of the Series A preferred securities for the depositary shares.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of June 30, 2002, and as adjusted to reflect the issuance of our Series A, B and C preferred securities to Wachovia Preferred Holding and the issuance of our Series D preferred securities. Each series of preferred securities was authorized subsequent to June 30, 2002.

	June 30, 2002
(In thousands)	Actual	Pro Forma
Long-term debt	$—	—

Stockholders’ equity
Preferred stock
Series A preferred securities, $25.00 liquidation preference, non-cumulative and conditionally exchangeable, 30,000,000 shares authorized, issued and outstanding	—	750,000
Series B preferred securities, $25.00 liquidation preference, non-cumulative, 40,000,000 shares authorized, issued and outstanding	—	1,000,000
Series C preferred securities, $1,000 liquidation preference, non-cumulative, 5,000,000 shares authorized, 3,678,768 shares issued and outstanding	—	3,678,768
Series D preferred securities, $1,000 liquidation preference, non-cumulative, 913 shares authorized, issued and outstanding	—	913
Common stock, $1.00 par value, 1,000 shares authorized, 675 shares issued and outstanding	1	1
Paid-in capital	5,086,673	5,480,244
Retained earnings	302,733	171,444

Total stockholders’ equity	5,389,407	11,081,370

Total capitalization	$5,389,407	11,081,370

Our Series A preferred securities are exchangeable, without the approval or any action on the part of the holder, for depositary shares representing one-sixth of a share of Series G, Class A preferred stock of Wachovia if such an exchange is directed by the OCC upon the occurrence of a Supervisory Event.

The following table sets forth the unaudited capitalization of Wachovia at June 30, 2002.

June 30, 2002
(In millions)
Long-term debt	$37,931

Stockholders’ equity
Dividend Equalization Preferred shares, issued 97 million shares	5
Common stock, authorized 3 billion shares, issued 1.371 billion shares	4,570
Paid-in capital	18,086
Retained earnings	6,676
Accumulated other comprehensive income, net	1,035

Total stockholders’ equity	30,372

Total capitalization	$68,303

RATIOS OF EARNINGS TO FIXED CHARGES

The following table provides our consolidated ratio of earnings to fixed charges for the six months ended June 30, 2002. Data for the five years ended December 31, 2001, is not meaningful due to the immaterial amount of fixed charges in each of the five years.

Six Months Ended June 30,
2002
Consolidated Ratio of Earnings to Fixed Charges	22.21x

For purposes of computing the ratio in the table above, earnings represent income from continuing operations and fixed charges represent interest.

The following table provides Wachovia’s consolidated ratios of earnings to fixed charges and preferred stock dividends.

	Six Months Ended June 30,	Years Ended December 31,
	2002	2001	2000	1999	1998	1997
Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	3.07x	1.61	1.13	2.29	2.13	2.50
Including interest on deposits	1.87x	1.27	1.06	1.62	1.51	1.57

For purposes of computing the ratios in the table above:

•
earnings represent income from continuing operations before extraordinary items and cumulative effect of a change in accounting principles, plus income taxes and fixed charges (excluding capitalized interest);

•	fixed charges, excluding interest on deposits, represent interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs; and

•	fixed charges, including interest on deposits, represent all interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs.

One-third of rents is used because it is the proportion deemed representative of the interest factor.

BUSINESS

General

We are a Delaware corporation, formed in July 2002 and the survivor of a merger with First Union Real Estate Asset Company of Connecticut, which was formed in 1996. We are a direct subsidiary of Wachovia Preferred Holding and Wachovia and an indirect subsidiary of the Bank. Wachovia Preferred Holding owns 99.85% of our common stock and Wachovia owns the remaining .15%. The Bank owns 99.95% of the common stock of Wachovia Preferred Holding and Wachovia owns the remaining 0.05%. Wachovia Preferred Holding also owns 87.62% of our Series D preferred securities, while the remaining 12.38% is owned by 113 employees of Wachovia or its affiliates.

After our merger with First Union Real Estate Asset Company of Connecticut, we issued and sold 913 shares of our Series D preferred securities to Wachovia Realty Management Corporation, an affiliate of Wachovia. In a series of related corporate reorganization transactions that occurred in July 2002, Wachovia Realty Management Corporation merged with and into its parent, Wachovia Realty Management Holding Company, Inc., a Delaware corporation, with the then holders of its preferred securities (113 employees of Wachovia or its affiliates ) receiving Series D preferred securities as merger consideration. Wachovia Realty Management Holding Company, Inc. in turn merged with and into its parent, Wachovia Management Company, Inc., a Delaware corporation. Wachovia Management Company, Inc. then liquidated and distributed all of its assets, including the Series D preferred securities, to the Bank. As a result of this series of related corporate reorganization transactions, 87.62% of our Series D preferred securities are now owned by the Bank and the remaining 12.38% by 113 employees of Wachovia or its affiliates. Upon our merger with First Union Real Estate Asset Company of Connecticut, we were a direct subsidiary of the Bank and an indirect subsidiary of Wachovia. By the completion of this offering, we will be a direct subsidiary of Wachovia Preferred Holding as a result of the Bank transferring certain interests in mortgage assets and other authorized investments through a loan participation agreement, 99.85% of our common stock and 87.62% of our Series D preferred securities to Wachovia Preferred Holding in exchange for additional shares of Wachovia Preferred Holding common stock.

Our subsidiary, Wachovia Real Estate Investment Corp. was formed as a Delaware corporation in 1996 and has operated as a REIT since its formation. Of the 645 shares of Wachovia Real Estate Investment Corp. common stock outstanding, we own 644 shares or 99.84% and the remaining 1 share is owned by Wachovia. Of the 667 shares of preferred stock outstanding, we own 529.3 shares, 131 shares are owned by employees of Wachovia or its affiliates and 6.7 shares are owned by Wachovia. The majority of our consolidated assets are held by Wachovia Real Estate Investment Corp.

In December 2001, the Bank contributed received-fixed interest rate swaps, commercial loans and commercial mortgage loans to us in exchange for shares of our common stock. The swaps had a notional amount of $4.25 billion and a fair value of $673 million. The commercial and commercial mortgage loans had a book value of $4.0 billion. Prior to this transaction, our consolidated assets primarily consisted of home equity loans and residential mortgage loans.

We plan to issue three new series of preferred securities (Series A, B and C) to Wachovia Preferred Holding in exchange for participation interests in certain commercial real estate loans prior to this offering. All of the financial information related to June 30, 2002 included in this “Business” section are presented on a pro forma basis to reflect our best estimate of the impact of this exchange as well as the issuance of our Series D preferred securities in July 2002.

Our principal business objective is to acquire, hold, and manage mortgage assets and other authorized investments that will generate net income for distribution to our stockholders. At June 30, 2002, we had total assets of $11.8 billion, total liabilities of $705 million, and stockholders’ equity of $11.1 billion. As of such date,

•	$9.5 billion, or 80.8% of our assets, were comprised of participation interests in commercial mortgage loans;

•	$891 million, or 7.6% of our assets, were comprised of cash and cash equivalents;

•	$567 million, or 4.8% of our assets, were comprised of interest rate swaps;

•	$529 million, or 4.5% of our assets, were comprised of participation interests in commercial loans;

•	$232 million, or 2.0% of our assets, were comprised of participation interests in home equity loans;

•	$96 million, or 0.8% of our assets, were comprised of residential mortgage loans; and

•	$28 million, or 0.2% of our assets, were comprised of net other assets;

each before the allowance for loan losses.

Additionally, unfunded commitments at June 30, 2002, were $1.7 billion.

The weighted average yield earned on all of the participation interests for the six months ended June 30, 2002, was 3.62%.

Although we have the authority to acquire interests in an unlimited number of mortgage and other assets from unaffiliated third parties, the majority of our interests in mortgage and other assets acquired prior to this offering have been acquired from the Bank or an affiliate pursuant to loan participation agreements between the Bank or an affiliate and us. The remainder of our assets were acquired directly from the Bank. The Bank either originated the mortgage assets or acquired them as part of the acquisition of other financial institutions. We may also acquire from time to time mortgage-backed securities and a limited amount of additional non-mortgage related securities. We have no present plans or expectations with respect to purchases of mortgage assets or other assets from unaffiliated third parties.

The loans in our portfolio are serviced by the Bank pursuant to the terms of participation and servicing agreements between the Bank and us. The Bank has delegated servicing responsibility of the residential mortgage loans to third parties which are not affiliated with us or the Bank.

General Description of Mortgage Assets and Other Authorized Investments; Investment Policy

The Code requires us to invest at least 75% of the total value of our assets in real estate assets, which includes residential mortgage loans and commercial mortgage loans, including participation interests in residential or commercial mortgage loans, mortgage-backed securities eligible to be held by REITs, cash, cash equivalents, including receivables and government securities, and other real estate assets. We refer to these types of assets as “REIT Qualified Assets”. We may invest up to 25% of the value of a REIT’s total assets in non-mortgage-related securities as defined in the Investment Company Act. Under the Investment Company Act, the term “security” is defined broadly to include, among other things, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or a group or index of securities. The Code also requires that the value of any one issuer’s securities, other than those securities included in the 75% test, may not exceed 5% by value of the total assets of the REIT. In addition, under the Code, the REIT may not own more than 10% of the voting securities or more than 10% of the value of the outstanding securities of any one issuer, other than those securities included in the 75% test and the securities of wholly-owned, qualified REIT subsidiaries. Generally, the Code designation for REIT Qualified Assets is less stringent than the Investment Company Act designation for Qualifying Interests, due to the ability under the Code to treat cash and cash equivalents as REIT Qualified Assets and a lower required ratio of REIT Qualified Assets to total assets.

Under the Code as of June 30, 2002,  approximately 90% of our assets were invested in REIT Qualified Assets and  approximately 10% were invested in commercial loans and other assets that are not REIT Qualified Assets. We do not hold any securities nor do we intend to hold securities in any one issuer that exceed 5% of our total assets or more than 10% of the voting securities of any one issuer. Our assets consisted of the following at June 30, 2002.

	Pro Forma
(Dollars in thousands)	Amount	Percentage of Assets
REIT Qualified Assets
Cash and cash equivalents	$890,760	7.6%
Participation interests
Commercial mortgage loans	9,525,242	80.8
Home equity loans	231,736	2.0
Residential mortgage loans	96,363	0.8
Allowance for loans losses	(82,139)	(0.7)

Total REIT Qualified Assets	10,661,962	90.5

Other Non-Qualified Assets
Commercial loans	529,327	4.5
Interest rate swaps	567,016	4.8
Accounts receivable-affiliates	18,615	0.2
Other assets and unearned income	9,571	—

Total other non-qualified assets	1,124,529	9.5

Total assets	$11,786,491	100.0%

REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less deductible expenses directly connected with the production of such income. Beginning in late 2002, in accordance with the terms of the participation and servicing agreements, for commercial and commercial mortgage loans subject to foreclosure, we intend to sell the relevant loan participation interests to the Bank, as servicer, at fair value less estimated selling costs. The Bank then bears all expenses related to the foreclosure after that time. For participation interests and loans that we do not sell to the Bank or its affiliates, we may also in each case direct the Bank or its affiliates to institute foreclosure proceedings, exercise any power of sale contained in any mortgage or deed of trust, or obtain a deed in lieu of foreclosure, or otherwise acquire title to a mortgaged property underlying a mortgage loan by operation of law or otherwise in accordance with the terms of the participation and servicing agreements.

Commercial and Commercial Mortgage Loans

We own participation interests in commercial loans secured by non-real property such as industrial equipment, aircraft, livestock, furniture and fixtures, and inventory. Participation interests acquired in commercial mortgage loans are secured by real property such as office buildings, multi-family properties of five units or more, industrial, warehouse and self-storage properties, office and industrial condominiums, retail space, strip shopping centers, mixed use commercial properties, mobile home parks, nursing homes, hotels and motels, churches, and farms. In addition, some of our commercial loans are unsecured. Such unsecured loans are more likely than loans secured by real estate or personal property collateral to result in a loss upon default. Commercial and commercial mortgage loans also may not be fully amortizing. This means that the loans may have a significant principal balance or “balloon” payment due on maturity. Additionally, there is no requirement regarding the percentage of any commercial or commercial real estate property that must be leased at the time we acquire a participation interest in a commercial or commercial mortgage loan secured by such property nor are commercial loans required to have third party guarantees.

Commercial properties, particularly industrial and warehouse properties, generally are subject to relatively greater environmental risks than non-commercial properties. This gives rise to increased costs of compliance with environmental laws and regulations. The Bank may be affected by environmental liabilities related to the underlying real property which could exceed the value of the real property. Although the Bank has exercised and will continue to exercise due diligence to discover potential environmental liabilities prior to our acquisition of any participation in loans secured by such property, hazardous substances or wastes, contaminants, pollutants, or their sources may be discovered on properties during our ownership of the participation interests. There can be no assurance that the Bank would not incur full recourse liability for the entire cost of any removal and clean-up on a property it acquired in foreclosure, that the cost of removal and clean-up would not exceed the value of the property, or that the Bank could recoup any of the costs from any third party. Even though we intend to sell back to the Bank at fair value the participation interest in any loan at the time that the real property securing that loan is subject to foreclosure, the discovery of these liabilities and any associated costs could have a material adverse effect on the fair value of that loan and therefore we may not recover any or all of our investment in the underlying loan.

The credit quality of a commercial or commercial mortgage loan may depend on, among other factors:

•	the existence and structure of underlying leases;

•	the physical condition of the property, including whether any maintenance has been deferred;

•	the creditworthiness of tenants;

•	the historical and anticipated level of vacancies;

•	rents on the property and on other comparable properties located in the same region;

•	potential or existing environmental risks;

•	the availability of credit to refinance the loan at or prior to maturity; and

•	the local and regional economic climate in general.

Foreclosures of defaulted commercial or commercial mortgage loans generally are subject to a number of complicating factors, including environmental considerations, which are not generally present in foreclosures of residential mortgage loans.

The following table sets forth certain information at June 30, 2002, with respect to the types of loans underlying the commercial and commercial mortgage loan participations.

Type of Commercial Loans

	Pro Forma
(Dollars in thousands)	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Type
Commercial loans	$529,327	5.3%
Commercial mortgage loans	9,525,242	94.7

Total	$10,054,569	100.0%

The following table shows data with respect to the collateral, if any, securing the loans underlying the commercial and commercial mortgage loan participations and the weighted average maturity by primary collateral, if any, of the loans underlying the commercial and commercial mortgage loan participations at June 30, 2002.

Commercial and Commercial Mortgage Loans by Primary Collateral and Maturity

	Pro Forma
(Dollars in thousands)	Aggregate Principal Balance	Percentage by Aggregate Principal Balance	Weighted Average Months to Maturity
Collateral, if any
Real estate	$9,525,242	94.7%	78
Receivables	29,792	0.3	3
Equipment/inventory	22,331	0.2	34
Assignments	25,575	0.3	22
Unsecured	451,629	4.5	17

Total	$10,054,569	100.0%	75

The following table shows data with respect to the geographic distribution of the loans underlying the commercial and commercial mortgage loan participations at June 30, 2002.

Geographic Distribution of Commercial and Commercial Mortgage Loans

	Pro Forma
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
State
California	15	$133,900	1.3%
Connecticut	69	230,605	2.3
Florida	515	1,893,172	18.8
Georgia	162	651,357	6.5
Maryland	47	239,381	2.4
New Jersey	278	1,119,872	11.1
New York	57	222,324	2.2
North Carolina	484	1,875,488	18.7
Ohio	17	114,905	1.1
Pennsylvania	346	1,272,048	12.7
South Carolina	122	468,297	4.7
Virginia	250	947,486	9.4
Other states, each less than 1% of aggregate principal balance	271	885,734	8.8

Total	2,633	$10,054,569	100.0%

The following table shows data with respect to the principal balance of the loans underlying the commercial and commercial mortgage loan participations at June 30, 2002.

Principal Balances of Commercial and Commercial Mortgage Loans

	Pro Forma
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Principal Balance
Less than $50,000	27	$555	—%
$50,000 to $99,999	25	1,894	—
$100,000 to $249,999	13	1,932	—
$250,000 to $499,999	27	10,518	0.1
$500,000 to $999,999	71	52,901	0.5
$1,000,000 to $1,999,999	1,084	1,551,380	15.4
$2,000,000 to $2,999,999	427	1,042,172	10.4
$3,000,000 to $3,999,999	265	930,000	9.2
$4,000,000 to $4,999,999	187	841,212	8.4
$5,000,000 to $9,999,999	312	2,159,656	21.5
Greater than $10,000,000	195	3,462,349	34.5

Total	2,633	$10,054,569	100.0%

Some of the loans underlying our commercial and commercial mortgage loan participations bear interest at fixed rates and some bear interest at variable rates based on indices such as LIBOR and the prime rate. The following tables show data with respect to interest rates of the loans underlying our commercial and commercial mortgage loan participations at June 30, 2002.

Fixed and Variable Rate Commercial and Commercial Mortgage Loans

	Pro Forma
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance	Weighted Average Interest Rate
Type
Fixed rate	132	$460,248	4.6%	5.09%
Variable rate	2,501	9,594,321	95.4	3.41

Total	2,633	$10,054,569	100.0%	3.48%

Interest Rate Distribution—Commercial and Commercial Mortgage Loans

	Pro Forma
	Fixed Rate			Variable Rate
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Interest Rate
Less than 2.00%	—	$—	—%	10	$49,179	0.5%
2.00% to 2.99%	5	47,982	0.5	372	1,878,115	18.7
3.00% to 3.99%	29	168,034	1.6	1,699	6,492,633	64.5
4.00% to 4.99%	15	55,797	0.6	376	1,070,993	10.7
5.00% to 5.99%	8	18,156	0.2	33	88,997	0.9
6.00% to 6.99%	19	34,421	0.3	6	7,323	0.1
7.00% to 7.99%	41	96,737	1.0	3	4,649	—
8.00% to 8.99%	11	30,358	0.3	2	2,432	—
9.00% and greater	4	8,763	0.1	—	—	—

Total	132	$460,248	4.6%	2,501	$9,594,321	95.4%

The following table provides delinquency information for the underlying loans in the commercial and commercial mortgage loan participations at June 30, 2002.

Commercial and Commercial Mortgage Loan Delinquencies

	Pro Forma
	Fixed Rate			Variable Rate
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percent of Total	Number of Loans	Aggregate Principal Balance	Percent of Total
Delinquencies
Current	115	$459,884	4.6%	2,373	$8,991,319	89.4%
1 to 30 days delinquent	17	364	—	125	598,297	6.0
31 to 60 days delinquent	—	—	—	3	4,705	—
61 to 90 days delinquent	—	—	—	—	—	—
Over 90 days delinquent	—	—	—	—	—	—

Total	132	$460,248	4.6%	2,501	$9,594,321	95.4%

Home Equity Loans

We own participation interests in home equity loans secured by a first or second mortgage which primarily is on the borrowers’ residence. These loans typically are made for reasons such as home improvements, acquisition of furniture and fixtures, purchases of automobiles, and debt consolidation. Generally, second liens are repaid on an installment basis and income is accrued based on the outstanding balance of the loan. First liens are repaid on an amortizing basis. All of the loans currently underlying the home equity loan participations bear interest at fixed rates.

The following table shows data with respect to the geographic distribution of the loans underlying the home equity loan participations at June 30, 2002.

Geographic Distribution of Home Equity Loans

	Pro Forma
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
State
Alabama	238	$8,419	3.6%
Arizona	65	2,203	1.0
Florida	731	21,306	9.2
Georgia	160	5,247	2.3
Illinois	246	12,421	5.4
Indiana	290	9,710	4.2
Kansas	83	2,798	1.2
Kentucky	118	4,792	2.1
Louisiana	110	4,681	2.0
Maryland	147	5,487	2.4
Michigan	125	3,751	1.6
Minnesota	108	4,874	2.1
Missouri	243	11,518	5.0
Nevada	64	2,674	1.2
New York	355	11,028	4.8
North Carolina	507	18,011	7.8
Ohio	512	20,641	8.9
Oklahoma	66	2,703	1.2
Pennsylvania	404	11,060	4.8
South Carolina	226	9,599	4.1
Tennessee	283	13,513	5.8
Texas	73	4,187	1.8
Virginia	323	13,036	5.6
Washington	185	6,432	2.8
Wisconsin	135	6,539	2.8
Other states, each less than 1% of aggregate principal balance	438	15,106	6.3

Total	6,235	$231,736	100.0%

Interest Rate Distribution—Home Equity Loans

	Pro Forma
	Fixed Rate
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Interest Rate
6.00% to 6.99%	3	$202	0.1%
7.00% to 7.99%	61	2,724	1.2
8.00% to 8.99%	400	19,480	8.4
9.00% to 9.99%	580	29,639	12.8
10.00% to 10.99%	3,975	125,172	54.0
11.00% to 11.99%	525	30,843	13.3
12.00% to 12.99%	495	17,696	7.6
13.00% to 13.99%	120	4,056	1.8
14.00% to 14.99%	76	1,924	0.8

Total	6,235	$231,736	100.0%

The home equity loans have a weighted average of 167 months to maturity and a weighted average interest rate of 10.67%.

The following table provides delinquency information for the underlying loans in the home equity loan participations at June 30, 2002.

Home Equity Loan Delinquencies

	Pro Forma
	Fixed Rate
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percent of Total
Delinquencies
Current	5,791	$205,404	88.6%
1 to 30 days delinquent	169	8,243	3.6
31 to 60 days delinquent	69	4,404	1.9
61 to 90 days delinquent	44	2,400	1.0
Over 90 days delinquent	162	11,285	4.9

Total	6,235	$231,736	100.0%

Residential Mortgage Loans

We have acquired both conforming and non-conforming residential mortgage loans from the Bank. Conforming residential mortgage loans comply with the requirements for inclusion in a loan guarantee or purchase program sponsored by either the FHLMC or FNMA. Under current regulations, the maximum principal balance allowed on conforming residential mortgage loans ranges from $300,700 for one-unit residential loans to $578,150 for four-unit residential loans. Nonconforming residential mortgage loans are residential mortgage loans that do not qualify in one or more respects for purchase by FHLMC or FNMA under their standard programs. A majority of the non-conforming residential mortgage loans acquired by us to date are non-conforming because they have original principal balances which exceeded the requirements for FHLMC or FNMA programs, the original terms are shorter than the minimum requirements for FHLMC or FNMA programs at the time of origination, the original balances are less than the minimum requirements for FHLMC or FNMA programs, or generally because they vary in certain other respects from the requirements of such programs other than the requirements relating to creditworthiness of the mortgagors.

A substantial portion of our non-conforming residential mortgage loans are expected to meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market. However, we have no intent to sell any of our residential mortgage loans.

Each residential mortgage loan is evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on single-family residential property. Residential real estate properties underlying residential mortgage loans consist of individual dwelling units, individual condominium units, two-to-four-family dwelling units, and townhouses.

Our portfolio of residential mortgage loans currently consists of both adjustable and fixed rate mortgage loans and we may purchase additional interests in both types of residential mortgage loans in the future, although the mix of variable and fixed rate mortgage loans may change. Fixed rate mortgage loans currently consist of the following fixed rate product types:

Fixed Rate Mortgage Loans:    A mortgage loan that bears interest at a fixed rate for the term of the loan. Such loans generally mature in 15, 20, 25 or 30 years.

Government Fixed Rate Loans:    A fixed rate mortgage loan originated under a specific governmental agency program, for example, the Federal Housing Authority or the Veterans Administration. Such loans generally mature in 15 or 30 years and may be guaranteed by a government agency.

Balloon Mortgage Loans:    A fixed rate mortgage loan having original or modified terms to maturity for a specified period, which is typically 5, 7, 10 or 15 years, at which time the full outstanding principal balance on the loan will be due and payable. Such loans provide for level monthly payments of principal and interest based on a longer amortization schedule, generally 30 years. Some of these loans may have a conditional refinancing option at the balloon maturity, which provides that, in lieu of repayment in full, the loan may be modified to a then-current market interest rate for the remaining unamortized term. None of the residential balloon mortgage loans in the portfolio have yet reached the balloon maturity.

Adjustable rate mortgage loans, or ARMs, currently consist of the following adjustable rate product types:

Conventional:

One-year Adjustable Rate Loans:    A loan with interest adjustments in 12-month intervals. Payment frequencies may include biweekly, semimonthly, or monthly. Such loans may have yearly and lifetime caps on the amount the interest rate may change at an interval. The interest rate change calculation is typically tied to a Treasury index rate. Typically, the interest rate is based on the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year plus the margin stated in the note, subject to rounding and any caps.

3/1 Adjustable Rate Loans:    A one-year ARM that is fixed for the first three years of the loan. After the initial three-year period, the interest adjusts in 12-month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM and is calculated using the margin and caps stated in the note.

5/1 Adjustable Rate Loans:    A one-year ARM that is fixed for the first five years of the loan. After the initial five-year period, the interest adjusts in 12-month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM and is calculated using the margin and caps stated in the note.

7/1 Adjustable Rate Loans:    A one-year ARM that is fixed for the first seven years of the loan. After the initial seven-year period, the interest adjusts in 12-month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM and is calculated using the margin and caps stated in the note.

10/1 Adjustable Rate Loans:    A one-year ARM that is fixed for the first ten years of the loan. After the initial 10-year period, the interest adjusts in 12-month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM and is calculated using the margin and caps stated in the note.

Government:    An adjustable rate loan originated under a specific government agency program. Generally, the interest rate adjusts in 12-month intervals, and is based on specific requirements for date of index and calculations.

Type of Residential Mortgage Loan Product

	Pro Forma
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance	Weighted Average Months to Maturity	Weighted Average Interest Rate
Type
Conventional
Fixed rate
First lien	356	$53,629	55.6%	199	7.15%
Adjustable rate
First lien	301	42,734	44.4	207	6.50

Total	657	$96,363	100.0%	203	6.86%

The following table sets forth data with respect to the geographic distribution of the residential mortgage loans in our portfolio at June 30, 2002.

Geographic Distribution of Residential Mortgage Loans

	Pro Forma
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
State
Arizona	2	$451	0.5%
California	2	520	0.5
Colorado	2	492	0.5
Connecticut	594	78,626	81.6
Florida	10	5,595	5.8
Georgia	3	510	0.5
Illinois	2	450	0.5
Maryland	2	625	0.7
Massachusetts	4	569	0.6
New Jersey	2	617	0.6
New Mexico	1	452	0.5
New York	9	1,146	1.2
North Carolina	5	1,126	1.2
Oklahoma	1	532	0.6
Pennsylvania	2	464	0.5
South Carolina	2	492	0.5
Texas	9	2,390	2.5
Vermont	1	164	0.2
Virginia	2	516	0.5
Washington	2	626	0.5

Total	657	$96,363	100.0%

The following table shows data with respect to the principal balance of the loans in our residential mortgage loan portfolio at June 30, 2002.

Principal Balances of Residential Mortgage Loans

	Pro Forma
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Principal Balance
Less than $25,000	97	$1,211	1.3%
$25,000 to $49,999	107	3,948	4.1
$50,000 to $74,999	91	5,678	5.9
$75,000 to $99,999	75	6,505	6.8
$100,000 to $249,999	170	29,928	31.1
$250,000 to $499,999	97	31,958	33.2
$500,000 to $749,999	14	8,424	8.7
$750,000 to $999,999	3	2,690	2.8
$1,000,000 to $1,499,999	—	—	—
$1,500,000 to $1,999,999	2	3,275	3.4
Greater than $2,000,000	1	2,746	2.7

Total	657	$96,363	100.0%

Of the residential mortgage loans in our portfolio, approximately 55.6% by principal balance bear interest at fixed rates and 44.4% at variable rates. The following table contains additional data with respect to the interest rates of such fixed and variable rate residential mortgage loans at June 30, 2002.

Interest Rate Distribution—Residential Mortgage Loans

	Pro Forma
	Fixed Rate			Variable Rate
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Interest Rate
Under 6.00%	33	$3,090	3.2%	64	$10,515	10.9%
6.00% to 6.99%	120	22,578	23.4	150	16,505	17.1
7.00% to 7.99%	90	20,209	21.0	76	14,254	14.8
8.00% to 8.99%	69	5,826	6.0	11	1,460	1.6
9.00% to 9.99%	32	1,525	1.6	—	—	—
10.00% to 10.99%	8	253	0.3	—	—	—
11.00% to 11.99%	2	48	—	—	—	—
12.00% to 12.99%	—	—	—	—	—	—
13.00% to 13.99%	2	100	0.1	—	—	—

Total	356	$53,629	55.6%	301	$42,734	44.4%

“Gross Margin” with respect to a residential mortgage loan that is an adjustable rate residential mortgage loan means the applicable fixed rate that, when added to the applicable index, results in the current interest rate paid by the borrower of such residential mortgage loan without taking into account any interest rate caps or minimum interest rates. The following table sets forth certain additional data with respect to the gross margin on residential mortgage loans at June 30, 2002.

Gross Margin of Adjustable Rate Residential Mortgage Loans

	Pro Forma
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Gross Margin
Greater than 3.00%	301	$42,734	44.4%

The following table provides certain delinquency and other information for the loans in our residential mortgage portfolio at June 30, 2002.

Residential Mortgage Loan Delinquencies

	Pro Forma
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percent of Total
Delinquencies
Current	600	$90,536	94.0%
1 to 30 days delinquent	44	4,433	4.6
31 to 60 days delinquent	8	1,006	1.0
61 to 90 days delinquent	—	—	—
Over 90 days delinquent	5	388	0.4

Total	657	$96,363	100.0%

Interest Rate Swaps

On December 4, 2001, the Bank contributed receive-fixed interest rate swaps with a notional amount of $4.25 billion and a fair value of $673 million to us in exchange for 89 shares of our common stock. After the contribution, we entered into pay-fixed interest rate swaps with a notional amount of $4.25 billion that serve as an off-setting economic hedge of the contributed swaps. All interest rate swaps are entered into with the same unaffiliated third party. The receive-fixed swaps are financial derivatives contracts under which we have agreed to receive specified fixed rates on the notional amounts of the contracts in exchange for payment of floating rates on the notional amounts of the contracts to the counterparties. The pay-fixed swaps are financial derivatives contracts under which we have agreed to pay specified fixed rates on the notional amounts of the contracts in exchange for the receipt of floating rates on the notional amounts of the contracts from the counterparties. Although the pay-fixed interest rate swaps are considered an economic hedge, we expect volatility of unrealized gains and losses as a result of certain interest rate fluctuations due to a difference in fixed rates between the receive-fixed and pay-fixed interest rate swaps. At any point in time, the fair value of the interest rate swaps is based on then-prevailing interest rates on that day compared to the fixed interest rates associated with the interest rate swaps. As a result of the difference in the fixed rates of the receive-fixed and pay-fixed interest rate swaps of 7.41% and 5.69%, respectively, our net position will always be reflected as an asset on our consolidated balance sheet.

At June 30, 2002, our receive-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 9.75 years, weighted average receive rate of 7.41% and weighted average pay rate of 1.89%. Our pay-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 9.75 years, weighted average receive rate of 1.89% and weighted average pay rate of 5.69% at June 30, 2002. All of the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at June 30, 2002.

Dividend Policy

We expect to distribute annually an aggregate amount of dividends with respect to our outstanding capital stock equal to approximately 100% of our REIT taxable income, which excludes capital gains. In order to remain qualified as a REIT, we are required to distribute annually at least 90% of our REIT taxable income to our shareholders.

Dividends will be authorized and declared at the discretion of our board of directors. Factors that would generally be considered by our board of directors in making this determination are our distributable funds, financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and our continued qualification as a REIT. We currently expect that both our cash available for distribution and our REIT taxable income will be in excess of the amounts needed to pay dividends on all outstanding Series A, Series B, Series C and Series D preferred securities, even in the event of a significant drop in interest rate levels because:

•	substantially all of our mortgage assets and other authorized investments are interest-bearing;

•	we do not anticipate incurring any Indebtedness, although we may incur certain specified Permitted Indebtedness;

•	we expect that our interest-earning assets will continue to exceed the liquidation preference of our preferred stock;

•	the amount of loan servicing costs and management fees paid to the Bank are expected to be less than 4% of our income per year; and

•	we anticipate that, in addition to cash flows from operations, additional cash will be available from principal payments on our loan portfolio.

Accordingly, we expect that we will, after paying the dividends on all classes of preferred securities, pay dividends to holders of shares of our common stock in an amount sufficient to comply with applicable requirements regarding qualification as a REIT. There are, however, certain limitations that restrict our ability to pay dividends on our common stock which are more fully described in this prospectus under the heading “Description of Other Wachovia Funding Capital Stock—Preferred Stock”.

Under certain circumstances, including any determination that the Bank’s relationship to us results in an unsafe and unsound banking practice, the OCC will have the authority to issue an order that restricts our ability to make dividend payments to our shareholders, including holders of the Series A preferred securities. Banking capital adequacy rules limit the total dividend payments made by a consolidated banking entity to be the sum of retained earnings for the current year and prior two years less dividends paid during the same periods. Any dividends paid in excess of this amount can only be made with the approval of the Bank’s regulator. This could have a material adverse effect on the financial condition of the Bank due to our size and the Bank’s reliance on our payment of dividends on our common stock.

Conflicts of Interest and Related Management Policies and Programs

General

In administering our loan portfolio and other authorized investments pursuant to the participation and servicing agreements, the Bank has a high degree of autonomy. The Bank has, however, adopted certain policies to guide our administration with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management, and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of our board of directors and, in certain circumstances subject to the approval of a majority of our Independent Directors, but without a vote of our shareholders, including holders of the Series A preferred securities.

Underwriting Standards.    Described below are underwriting standards used by the Bank or its affiliates, as applicable, to originate loans that have been or may be transferred to us from the Bank or its affiliates. We do not have lending operations. The Bank or its applicable affiliates perform all of these lending and underwriting operations.

Commercial and Commercial Real Estate Loans

“Real estate loans” are loans secured by real estate and for which the primary source of repayment is based on the quality and sufficiency of a stream of rental income from the property. The income stream from a real estate loan either amortizes the loan or permits the property’s sale or refinance. The Bank makes the following types of real estate loans:

•	office (including multi-tenant, single tenant and condominiums);

•	retail;

•	apartments;

•	commercial development;

•	warehouse/industrial (including self-storage facilities);

•	continuing care retirement communities;

•	senior living facilities;

•	lodging;

•	loans to residential builders for the purpose of developing residential home sites or construction; and

•
commercial and industrial real estate loans (where the primary source of repayment is based on the financial strength of the business operations or the borrower instead of the income stream from the real estate).

The Bank analyzes the borrower’s creditworthiness, repayment capacity, and adequacy of the real property provided as collateral. For each product type listed above, the Bank utilizes underwriting guidelines for loan-to-value, debt service coverage and amortization. These guidelines are adjusted based upon the overall market conditions or local market-specific requirements. The Bank also takes into account the following factors when underwriting real estate loans:

•	preference to lend to existing customers;

•	the risk and return to the Bank on the use of its capital;

•	preference to lend within its existing market in its franchise;

•	secondary sources of repayment, including guarantees;

•	the amount of borrower equity;

•	preference for loan terms of three years or less;

•	exposure limits per customer and project;

•	knowledge of the repayment sources, including permanent loan conditions, interest rate sensitivity and property values;

•	need for property type diversification in its portfolio; and

•	preference against financing projects with speculative market risk.

Home Equity Loans

Wachovia Bank of Delaware, National Association, a subsidiary of Wachovia and an affiliate of the Bank and us, which we refer to as “Wachovia Delaware”, originates and underwrites, or purchases and re-underwrites, home equity loans secured by a first or second mortgage primarily on the borrower’s residence. The underwriting process is intended to assess both the prospective borrower’s ability to repay and the adequacy of the real property security as collateral for the loan. Factors analyzed in determining the borrower’s ability to repay the loan include:

•	income;

•	credit history (including credit scores and credit bureau information); and

•	debt-to-income ratio.

Factors analyzed in determining the adequacy of the real property security include:

•	Loan-to-Value Ratio;

•	appraisals; and

•	homeowners insurance.

Residential Mortgage Loans

Wachovia Mortgage Corporation, a subsidiary of Wachovia and an affiliate of the Bank and us, which we refer to as “Wachovia Mortgage”, originates and underwrites, or purchases and re-underwrites, consumer first mortgage loans. These loans typically are used to acquire or re-finance customers’ primary residences. Wachovia Mortgage’s underwriting criteria are focused primarily on secondary market guidelines. The underwriting process is intended to assess both the prospective borrower’s ability to repay and the adequacy of the real property security as collateral for the loan. Factors analyzed in determining the borrower’s ability to repay the loan include:

•	stability of income;

•	credit history (including credit scores and credit bureau information); and

•	debt-to-income ratio.

Factors analyzed in determining the adequacy of the real property security include:

•	Loan-to-Value Ratio;

•	appraisals; and

•	homeowners and title insurance.

Asset Acquisition and Disposition Policies.    It is our policy to purchase, or accept as capital contributions, loans or participation interests in loans from the Bank or its affiliates that generally are:

•	performing, meaning they have no more than two payments past due, if any;

•	in accrual status; and

•	secured by real property such that they are REIT Qualified Assets.

Our policy also allows for investment in loans or assets which are not REIT Qualified Assets up to but not exceeding the statutory limitations imposed on organizations that qualify as a REIT under the Code. In the past, we have purchased or accepted as capital contributions loans and participation interests in loans both secured and not secured by real property along with other assets. We anticipate that we will acquire, or receive as capital contributions, interests in additional real estate secured loans from the Bank or its affiliates. We may use any proceeds received in connection with the repayment or disposition of loan participation interests in our portfolio to acquire additional loans. Although we are not precluded from purchasing additional types of loans, loan participation interests or other assets, we anticipate that participation interests in additional loans acquired by us will be of the types described above under the heading “—General Description of Mortgage Assets and Other Authorized Investments; Investment Policy”. Although we are permitted to do so, we have no present plans or intentions to purchase loans or loan participation interests from unaffiliated third parties. In addition, we will not invest in assets that are not REIT Qualified Assets if such investments would cause us to violate the requirements for taxation as a REIT under the Code.

We may from time to time acquire a limited amount of other authorized investments. Although we currently do not intend to acquire any mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans that are secured by single-family residential, multi-family or commercial real estate properties located throughout the United States, we are not restricted from doing so. We do not intend to acquire any interest-only or principal-only mortgage-backed securities. At June 30, 2002, we did not hold any mortgage-backed securities.

We currently anticipate that the Bank or its affiliates will continue to act as servicer of any additional loans that we acquire through purchase or participation interests. We anticipate that any servicing arrangement that we enter into in the future with the Bank or its affiliates will contain fees and other terms that most likely will be substantially equivalent to but may be more favorable to us than those that would be contained in servicing arrangements entered into with unaffiliated third parties.

Beginning in late 2002, in accordance with the terms of the participation and servicing agreements, for commercial and commercial mortgage loans subject to foreclosure, we intend to sell the relevant loan participation interests to the Bank, as servicer, at fair value less estimated selling costs. The Bank then bears all expenses related to the foreclosure after that time. For participation interests and loans that we do not sell to the Bank or its affiliates, we may also in each case direct the Bank or its affiliates to institute foreclosure proceedings, exercise any power of sale contained in any mortgage or deed of trust, or obtain a deed in lieu of foreclosure, or otherwise acquire title to a mortgaged property underlying a mortgage loan by operation of law or otherwise in accordance with the terms of the participation and servicing agreements.

Credit Risk Management Policies.    For a description of our credit risk management policies, see below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Governance and Administration”.

Conflict of Interest Policies.    Because of the nature of our relationship with the Bank or its affiliates, it is likely that conflicts of interest will arise with respect to certain transactions, including, without limitation, our acquisition of participation interests in loans from, or disposition of participation interests in loans to, the Bank, foreclosure on defaulted loans, and the modification of either the participation or servicing agreements. It is our policy that the terms of any financial dealings with the Bank will be consistent with those available from third parties in the lending industry.

Conflicts of interest among us and the Bank or its affiliates may also arise in connection with making decisions that bear upon the credit arrangements that the Bank or its affiliates may have with a borrower under a loan. Conflicts also could arise in connection with actions taken by us or the Bank or its affiliates. It is our intention that any agreements and transactions between us on the one hand, and the Bank or its affiliates on the other hand, including, without limitation, any loan participation agreements, be fair to all parties and consistent with market terms for such types of transactions. The requirement in our certificate of incorporation that certain of our actions be approved by a majority of our Independent Directors also is intended to ensure fair dealings among us and the Bank or its affiliates. There can be no assurance, however, that any such agreement or transaction will be on terms as favorable to us as could have been obtained from unaffiliated third parties.

There are no provisions in our certificate of incorporation limiting any of our officers, directors, shareholders, or affiliates from having any direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or in any transaction in which we have an interest or from engaging in acquiring, holding, and managing our assets. As described in this prospectus, it is expected that the Bank will have direct interests in transactions with us including, without limitation, the sale of assets to us; however, none of our officers or directors will have any interests in such mortgage assets.

Other Policies.    We intend to operate in a manner that will not subject us to regulation under the Investment Company Act. Therefore, we do not intend to:

•	invest in the securities of other issuers for the purpose of exercising control over such issuers;

•	underwrite securities of other issuers;

•	actively trade in loans or other investments;

•	offer securities in exchange for property; or

•	make loans to third parties, including our officers, directors or other affiliates.

The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate”. We refer to these interests as Qualifying Interests. Under current interpretations by the staff of the SEC, in order to qualify for this exemption, we, among other things, must maintain at least 55% of our assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that we may acquire therefore may be limited by the provisions of the Investment Company Act. We have established a policy of limiting authorized investments which are not Qualifying Interests to no more than 20% of the value of our total assets.

We may, under certain circumstances, purchase the Series A preferred securities and other shares of capital stock in the open market or otherwise. We have no present intention of repurchasing any of our shares of capital stock, and any such action would be taken only in conformity with applicable Federal and state laws and regulations and the requirements for qualifying as a REIT.

We intend to distribute to our shareholders, in accordance with the Exchange Act, annual reports containing consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America and certified by our independent auditors. Our certificate of incorporation provides that we will maintain our status as a reporting company under the Exchange Act for so long as any of the Series A preferred securities are outstanding and held by unaffiliated shareholders.

We currently make investments and operate our business in such a manner consistent with the requirements of the Code to qualify as a REIT. However, future economic, market, legal, tax, or other considerations may cause our board of directors, subject to approval by a majority of our Independent Directors, to determine that it is in our best interest and the best interest of our shareholders to revoke our REIT status. The Code prohibits us from electing REIT status for the four taxable years following the year of such revocation.

Servicing

The loans in our portfolio are serviced by the Bank or its affiliates pursuant to the terms of participation and servicing agreements between the Bank and its affiliates and us. The Bank has delegated servicing responsibility of the residential mortgage loans to third parties that are not affiliated with us or the Bank or its affiliates.

We pay the Bank a monthly loan servicing fee for its services under the terms of the commercial real estate loan participation and servicing agreements. The amount and terms of the fee are determined by mutual agreement of the Bank and us from time to time during the terms of the participation and servicing agreements. The loan servicing fee is subject to review and adjustment annually at the end of each calendar year during the terms of the participation and servicing agreements.

We paid the Bank total servicing fees of $0.4 million, $1.2 million and $1.8 million for the years ended December 31, 2001, 2000, and 1999, respectively. Total servicing fees paid to the Bank for the six months ended June 30, 2002, were $0.5 million. For 2002, the annual servicing fee with respect to the commercial mortgage, commercial, and home equity loans is equal to the outstanding principal balance of each loan multiplied by a fee of 0.03% and the annual servicing fee with respect to residential mortgages is equal to $48 per loan.

The participation and servicing agreements require the Bank to service the loans in our portfolio in a manner substantially the same as for similar work performed by the Bank for transactions on its own behalf. The Bank or its affiliates collect and remit principal and interest payments, maintain perfected collateral positions, and submit and pursue insurance claims. The Bank and its affiliates also provide accounting and reporting services required by us for our participation interests and loans. We also may direct the Bank to dispose of any loans that become classified as non-performing, placed in a non-performing status, or are renegotiated due to the financial deterioration of the borrower. The Bank is required to pay all expenses related to the performance of its duties under the participation and servicing agreements, including any payment to its affiliates or third parties for servicing the loans.

Beginning in late 2002, in accordance with the terms of the participation and servicing agreements, for commercial and commercial mortgage loans subject to foreclosure, we intend to sell the relevant loan participation interests to the Bank, as servicer, at fair value less estimated selling costs. The Bank then bears all expenses related to the foreclosure after that time. For participation interests and loans that we do not sell to the Bank or its affiliates, we may also in each case direct the Bank or its affiliates to institute foreclosure proceedings, exercise any power of sale contained in any mortgage or deed of trust, or obtain a deed in lieu of foreclosure, or otherwise acquire title to a mortgaged property underlying a mortgage loan by operation of law or otherwise in accordance with the terms of the participation and servicing agreements.

Competition

In order to qualify as a REIT under the Code, we can only be a passive investor in real estate loans and certain other assets. Thus, we will not originate loans. We anticipate that we will continue to possess interests in mortgage and other loans in addition to those in the current portfolio and that substantially all of these loans will be owned by the Bank, although we may purchase loans from unaffiliated third parties. Accordingly, we do not expect to compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers, or insurance companies in acquiring loans.

Regulatory Considerations

As a financial holding company and a bank holding company under the Bank Holding Company Act, Wachovia is regulated, supervised and examined by the Federal Reserve Board. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to Wachovia, please refer to Wachovia’s annual report on Form 10-K for the fiscal year ended December 31, 2001, and any subsequent reports Wachovia files with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Wachovia’s earnings are affected by actions of the Federal Reserve Board, the OCC, which regulates its banking subsidiaries such as the

Bank, the Federal Deposit Insurance Corporation, which insures the deposits of Wachovia’s banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

Wachovia’s earnings are also affected by general economic conditions, its management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect Wachovia’s business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on Wachovia’s business.

Depository institutions, like Wachovia’s bank subsidiaries, are also affected by various Federal laws, including those relating to consumer protection and similar matters. Wachovia also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and Federal regulatory agencies and self-regulatory organizations. Wachovia’s non-bank subsidiaries may be subject to other laws and regulations of the Federal government or the various states in which they are authorized to do business.

Legal Proceedings

We are not the subject of any litigation. We, Wachovia and the Bank are not currently involved in nor, to our knowledge, currently threatened with any material litigation with respect to the assets included in our portfolio, other than routine litigation arising in the ordinary course of business.

Employees

We have 15 executive officers, each of whom is described further below under “Management,” and approximately 20 additional non-executive officers. Our executive officers are also executive officers of Wachovia. We do not anticipate that we will require any additional employees because employees of the Bank and its affiliates are servicing the loans under the participation and servicing agreements. All of our officers are also officers or employees of Wachovia and/or the Bank. We maintain corporate records and audited financial statements that are separate from those of the Bank. Except as borrowers under home equity or residential mortgage loans, none of our officers, employees or directors will have any direct or indirect pecuniary interest in any mortgage asset to be acquired or disposed of by us or in any transaction in which we have an interest or will engage in acquiring, holding, and managing mortgage assets. However, 113 employees of Wachovia or its affiliates, including certain of the executive officers and non-executive officers discussed above, own one Series D preferred security each.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the three years ended December 31, 2001, are derived from our audited consolidated financial statements. The following selected consolidated financial data for the two years ended December 31, 1998 and for the six months ended June 30, 2002 and 2001, are derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of our management, are necessary for a fair and consistent presentation of such data. Operating results for the six months ended June 30, 2002, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information beginning on page F-1 of this prospectus and Wachovia’s unaudited supplementary condensed consolidating financial information as of and for the six months ended June 30, 2002, and the years ended December 31, 2001 and 2000, which includes certain consolidated financial information for the Bank, beginning on Page F-22 of this prospectus.

	Six Months Ended June 30,		Years Ended December 31,
(In thousands, except per share data)	2002	2001	2001	2000	1999	1998	1997
Income Statement Data
Net interest income	$84,465	30,021	67,322	57,257	47,005	47,520	47,370
Provision for loan losses	1,579	3,087	5,262	3,602	1,034	1,099	(228)
Other income (loss)	29,022	—	(95,890)	395	96	(172)	669
Noninterest expense	4,029	732	2,394	2,207	3,078	3,083	2,953
Net income (loss)	$231,991	17,031	(23,545)	32,434	27,951	28,057	29,458

Balance Sheet Data
Cash and cash equivalents	$889,847	277,025	957,454	183,223	196,397	97,978	187,992
Loans, net of unearned income	4,507,514	481,550	4,378,961	558,756	512,858	586,616	483,904
Allowance for loan losses	(35,710)	(4,237)	(37,158)	(3,833)	(1,285)	(849)	(541)
Interest rate swaps	567,016	—	573,620	—	—	—	—
Total assets	5,963,239	764,522	5,889,666	746,803	714,097	686,269	690,241
Collateral held on interest rate swaps	566,100	—	570,340	—	—	—	—
Total liabilities	573,832	976	732,246	283	—	115	32,144
Total stockholders’ equity	$5,389,407	763,546	5,157,420	746,520	714,097	686,154	658,097

Selected Other Information
Nonperforming loans	$12,320	5,832	5,024	2,684	3,733	2,910	6,603
Nonperforming loans as a % of total loans	0.27%	1.21	0.11	0.48	0.73	0.50	1.36
Nonperforming loans as a % of total assets	0.21	0.76	0.09	0.36	0.52	0.42	0.96
Allowance for loan losses as a % of nonperforming loans	289.85	72.65	739.61	142.81	34.42	29.18	8.19
Allowance for loan losses as a % of total loans	0.79%	0.88	0.85	0.69	0.25	0.14	0.11

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information includes our historical consolidated balance sheet as of June 30, 2002, and our historical consolidated statement of income for the six months ended June 30, 2002, each giving effect to the issuance of our Series A, Series B and Series C preferred securities in exchange for loan participations, and the issuance of our Series D preferred securities, as if such transactions had occurred at the beginning of the period presented.

These unaudited pro forma results include management’s best estimate of the impact of the issuance of the Series A, Series B and Series C preferred securities in exchange for loan participations and the issuance of our Series D preferred securities. The unaudited pro forma condensed consolidated financial information may not be indicative of the financial position or results of operations that actually would have occurred had the transactions been consummated during the period or as of the date indicated, or which will be attained in the future. The unaudited pro forma condensed consolidated financial information should be read in conjunction with our historical consolidated financial statements, which appear elsewhere in this prospectus.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY
PRO FORMA COMBINED BALANCE SHEET
(Unaudited)

The following unaudited pro forma combined balance sheet combines our historical consolidated balance sheet as of June 30, 2002, with the transactions described in the accompanying note to the pro forma condensed consolidated financial information. Each series of preferred securities was authorized subsequent to June 30, 2002.

	June 30, 2002
(In thousands)	Wachovia Funding	Pro Forma Adjustments	Wachovia Funding Combined
ASSETS
Cash and cash equivalents	$889,847	913	890,760
Loans	4,513,900	5,868,768	10,382,668
Unearned income	(6,386)	—	(6,386)

Loans, net of unearned income	4,507,514	5,868,768	10,376,282
Allowance for loan losses	(35,710)	(46,429)	(82,139)

Loans, net	4,471,804	5,822,339	10,294,143

Interest rate swaps	567,016	—	567,016
Accounts receivable—affiliates	18,615	—	18,615
Other assets	15,957	—	15,957

Total assets	$5,963,239	5,823,252	11,786,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Collateral held on interest rate swaps	566,100	—	566,100
Other liabilities	7,732	131,289	139,021

Total liabilities	573,832	131,289	705,121

Stockholders’ equity
Preferred stock
Series A preferred securities, $25.00 liquidation preference, non-cumulative and conditionally exchangeable, 30,000,000 shares authorized, issued and outstanding	—	750,000	750,000
Series B preferred securities, $25.00 liquidation preference, non-cumulative, 40,000,000 shares authorized, issued and outstanding	—	1,000,000	1,000,000
Series C preferred securities, $1,000 liquidation preference, non-cumulative, 5,000,000 shares authorized, 3,678,768 shares issued and outstanding	—	3,678,768	3,678,768
Series D preferred securities, $1,000 liquidation preference, non-cumulative, 913 shares authorized, issued and outstanding	—	913	913
Common stock, $1.00 par value, 1,000 shares authorized, 675 shares issued and outstanding	1	—	1
Paid-in capital	5,086,673	393,571	5,480,244
Retained earnings	302,733	(131,289)	171,444

Total stockholders’ equity	5,389,407	5,691,963	11,081,370

Total liabilities and stockholders’ equity	$5,963,239	5,823,252	11,786,491

See accompanying note to pro forma condensed consolidated financial information.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY
PRO FORMA COMBINED STATEMENT OF INCOME
(Unaudited)

The following unaudited pro forma combined statement of income combines our historical consolidated statement of income for the six months ended June 30, 2002, with the transactions described in the accompanying note to the pro forma condensed consolidated financial information.

	Six Months Ended June 30, 2002
(In thousands, except per share data and average shares)	Wachovia Funding	Pro Forma Adjustments	Wachovia Funding Combined
INTEREST INCOME	$89,552	111,713	201,265
INTEREST EXPENSE	5,087	—	5,087

Net interest income	84,465	111,713	196,178
Provision for loan losses	1,579	—	1,579

Net interest income after provision for loan losses	82,886	111,713	194,599

OTHER INCOME
Gain on interest rate swaps	28,977	—	28,977
Other income	45	—	45

Total other income	29,022	—	29,022

NONINTEREST EXPENSE
Loan servicing costs	722	901	1,623
Management fees	2,413	3,010	5,423
Other	894	—	894

Total noninterest expense	4,029	3,911	7,940

Income before income tax benefit	107,879	107,802	215,681
Income tax benefit	(124,112)	—	(124,112)

Net income	231,991	107,802	339,793
Dividends on preferred securities	—	131,289	131,289

Net income available to common stockholders	$231,991	(23,487)	208,504

PER COMMON SHARE DATA
Basic earnings	$343,690	—	308,895
Diluted earnings	$343,690	—	308,895
AVERAGE SHARES
Basic	675	—	675
Diluted	675	—	675

See accompanying note to pro forma condensed consolidated financial information.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY
NOTE TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)
June 30, 2002

NOTE 1:    DESCRIPTION OF PRO FORMA ADJUSTMENTS

The pro forma adjustments assume the issuance of Series A and Series B preferred securities with a $25.00 liquidation preference and Series C preferred securities with a $1,000 liquidation preference, to Wachovia Preferred Holding, and the issuance of our Series D preferred securities with a $1,000 liquidation preference to Wachovia Preferred Holding and 113 employees of Wachovia or its affiliates.

It has been assumed that Wachovia Preferred Holding, our parent company, will pay $25.00 per Series A and Series B preferred security and $1,000 per Series C preferred security. Wachovia Preferred Holding's payment for the three Series of preferred securities will be in the form of additional participation interests in commercial real estate loans. We intend to hold these participation interests as long-term investments.

This pro forma condensed consolidated financial information assumes that Wachovia Preferred Holding receives all 30,000,000 Series A preferred securities, all 40,000,000 Series B preferred securities and 3,678,768 Series C preferred securities in exchange for commercial real estate loan participation interests, with a book value of approximately $5.9 billion and a fair market value of approximately $5.5 billion.

Wachovia Preferred Holding, a statutory underwriter, intends to sell 12,000,000 Series A preferred securities through an underwriting syndicate to the public for cash consideration of $25.00 per preferred security. We will not receive any proceeds from the sale of our Series A preferred securities owned by Wachovia Preferred Holding. The proceeds, before expenses and commissions to be received by Wachovia Preferred Holding from the sale of 12,000,000 Series A preferred securities, are expected to be $300 million. Wachovia Preferred Holding will pay all expenses and underwriting discounts and commissions related to the public offering of the preferred securities.
Pro forma combined balance sheet adjustments include cash of $913,000 related to the issuance of the Series D preferred securities; commercial real estate loans with a book value of $5.9 billion assumed to be contributed at the beginning of 2002 in exchange for the issuance of $750 million, $1.0 billion and $3.7 billion in Series A, Series B and Series C preferred securities, respectively, and a related increase in paid-in capital of $394 million reflecting the excess of the book value of the loans over the fair market value of the loans or the liquidation preference of the Series A, Series B and Series C preferred securities; additional allowance for loan losses of $46.4 million related to the commercial real estate loans; and dividends payable on preferred securities of $131 million.

Pro forma combined statement of income adjustments include interest income of $112 million representing the interest assumed to be earned on the $5.9 billion in commercial real estate loans contributed at the beginning of 2002, $3.9 million of loan servicing costs and management fees representing additional estimated expenses that would have been incurred if the $5.9 billion in commercial real estate loans had been contributed at the beginning of 2002 and dividends on preferred securities of $131 million. No income tax expense is provided, due to our status as a REIT.

The interest income estimate is equal to the actual interest income earned on the commercial real estate loans for the six months ended June 30, 2002. Loan servicing costs and management fees represent an estimate based on actual costs for the six months ended June 30, 2002. The preferred securities dividends are based on the expected rates to be paid on each specific series of preferred securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under “Risk Factors” and elsewhere in this prospectus. See also “Forward-Looking Statements”.

The financial information presented in this section is derived from our historical consolidated financial statements and has not been adjusted for the effect of the issuance of our four series of preferred securities or the related contributions of loan participations.

For the tax year ending December 31, 2002, we will be taxed as a REIT, and we intend to comply with the relevant provisions of the Code to be taxed as a REIT. Accordingly, we will not be subject to Federal income tax to the extent we meet these provisions, including distributing the majority of our earnings to stockholders and as long as certain asset, income and stock ownership tests are met. As a result, our net deferred tax liability as of December 31, 2001, was written off as a benefit to income tax expense in January 2002.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. We have identified the allowance for loan losses as a significant policy that involves a significant amount of judgment and requires use of estimates that are difficult to validate by reference to outside sources, which is discussed below. We also identified the accounting for nonperforming assets and derivatives as policies that impact our business.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that we believe is adequate to cover probable losses inherent in the loan portfolio as of the respective dates of the consolidated financial statements. We employ a variety of techniques as well as our judgment in assessing the adequacy of the allowance. Our methodology for assessing the adequacy of the allowance is comprised of both an allocated and an unallocated component. The allocated component of the allowance for commercial loans is based principally on current loan grades and historical loss rates. For consumer loans, it is based on loan payment status and historical loss rates. The unallocated component of the allowance represents the results of analyses that estimate probable losses inherent in the portfolio that are not fully captured in the allocated allowance. These analyses include industry concentrations, model imprecision and the estimated impact of current economic conditions on historical loss rates. We continuously monitor trends in the loan portfolio including trends in the levels of past due, criticized and nonperforming loans. The trends in these factors are used to evaluate the reasonableness of the unallocated component.

We believe we have developed appropriate policies and processes in the determination of an allowance for loan losses reflective of our assessment of credit risk after careful consideration of known relevant facts and trends. In developing this assessment, we must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown. Depending on changes in circumstances, future assessments of credit risk may yield materially different results that may result in increases or decreases in the allowance for loan losses.

Nonperforming Assets

Nonperforming assets consist of underlying loans that no longer accrue interest. The accrual of interest is generally discontinued on loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are classified as nonaccrual regardless of security. Home Equity loans that become 120 days past due are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status. When loans or participation interests in loans are obtained from the Bank, the underlying loans are performing at the date of purchase.

The participation and servicing agreements require the Bank to service loan portfolios in a manner substantially the same as for similar work performed by the Bank for transactions on its own behalf. The Bank collects and remits principal and interest payments, maintains perfected collateral positions, and submits and pursues insurance claims. The Bank also provides to us accounting and reporting services required by our participations. We also may direct the Bank to dispose of any underlying loan that becomes classified as nonaccrual, is placed in a nonperforming status, or is renegotiated due to the financial deterioration of the borrower. The Bank is required to pay all expenses related to the performance of its duties under the participation and servicing agreements. Beginning in late 2002, in accordance with the terms of the participation and servicing agreements, for commercial and commercial mortgage loans subject to foreclosure, we intend to sell the relevant loan participation interests to the Bank, as servicer, at fair value less estimated selling costs. The Bank then bears all expenses related to the foreclosure after that time. For participation interests and loans that we do not sell to the Bank or its affiliates, we may also in each case direct the Bank or its affiliates to institute foreclosure proceedings, exercise any power of sale contained in any mortgage or deed of trust, or obtain a deed in lieu of foreclosure, or otherwise acquire title to a mortgaged property underlying a mortgage loan by operation of law or otherwise in accordance with the terms of the participation and servicing agreements.

Derivatives

We account for derivative financial instruments in accordance with Statement of Financial Accounting Standards (referred to as “SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended by SFAS 137 and SFAS 138, which establishes accounting and reporting standards for derivatives and hedging activities. Under SFAS 133, all of our derivatives (currently consisting of interest rate swaps) are recorded at fair value in the balance sheet. When we have more than one transaction with a counterparty and there is a legally enforceable master netting agreement between the parties, the net of the gain and loss positions are recorded as an asset or liability on our consolidated balance sheet. Realized and unrealized gains and losses are recorded as a net gain or loss on interest rate swaps on our consolidated statement of operations.

On December 4, 2001, the Bank contributed receive-fixed interest rate swaps with a notional amount of $4.25 billion and a fair value of $673 million to us in exchange for common stock. The unaffiliated counterparty to the receive-fixed interest rate swaps provided cash collateral to us. We pay interest to the counterparty on the collateral at a short-term market rate. We also invest the cash in overnight eurodollar investments and earn a short-term market rate. After the contribution of the receive-fixed interest rate swaps, we entered into pay-fixed interest rate swaps with a notional amount of $4.25 billion that serve as an economic hedge of the contributed swaps. All interest rate swaps are transacted with the same unaffiliated third party. Prior to the time that we entered into the pay-fixed interest rate swaps, we realized a decrease in fair value of $95.6 million in the receive-fixed interest rate swaps as a result of changes in then-prevailing interest rates.

At June 30, 2002, receive-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 9.75 years, weighted average receive rate of 7.41% and weighted average pay rate of 1.89%. Pay-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 9.75 years, weighted average receive rate of 1.89% and weighted average pay rate of 5.69% at June 30, 2002. All of the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at June 30, 2002.

Although the pay-fixed interest rate swaps are considered an economic hedge, we expect volatility of unrealized gains and losses as a result of certain interest rate fluctuations due to a difference in fixed rates between the receive-fixed and pay-fixed interest rate swaps. At any point in time, the fair value of the interest rate swaps is based on then-prevailing interest rates on that day compared to the fixed interest rates associated with the interest rate swaps. As a result of the difference in the fixed rates of the receive-fixed and pay-fixed interest rate swaps of 7.41% and 5.69%, respectively, our net position will always be reflected as an asset on our consolidated balance sheet.

Results of Operations

For purposes of this discussion, the term “consumer loans” includes home equity loans and residential mortgages and the term “commercial loans” includes commercial loans and commercial mortgages.

2002 to 2001 Six Month Comparison

Interest Income.    Interest income increased $59.5 million from the first six months of June 2001, or 198%, to $89.6 million in the first six months of 2002. Interest on commercial loans increased to $65.5 million in the first six months of 2002 from zero in the first six months of June 2001 representing six months of interest in 2002 on commercial loans contributed to us by the Bank in December 2001. Interest on consumer loans decreased $8.1 million, or 33%, in the first six months of 2002 compared with $24.4 million in the first six months of 2001 as a result of a decrease in consumer loan balances and a declining interest rate environment. Interest income on cash invested in overnight eurodollar investments increased $2.1 million, or 38%, in the first six months of 2002 to $7.8 million from the first six months of 2001 due to cash investment balances increasing from loan collections and cash received in December 2001 as collateral for interest rate swaps.

The average balances, interest income and rates related to interest-earning assets for the six months ended June 30, 2002 and 2001, are presented below.

	Six Months Ended June 30, 2002			Six Months Ended June 30, 2001
(In thousands)	Average Balance	Interest Income	Rate	Average Balance	Interest Income	Rate
Loan participations
Commercial and commercial mortgages	$4,061,072	65,515	3.23%	$—	—	—%
Home equity loans	258,210	12,711	9.85	388,424	19,085	9.83

Total loan participations	4,319,282	78,226	3.62	388,424	19,085	9.83

Residential mortgages	104,512	3,519	6.73	138,718	5,276	7.61
Interest-bearing deposits in banks	1,002,968	7,807	1.56	227,718	5,660	4.97

Total interest-earning assets	$5,426,762	89,552	3.30%	$754,860	30,021	7.95%

Interest Expense.    Interest expense increased to $5.1 million in the first six months of 2002 from zero in the first six months of 2001 representing interest paid on cash collateral received related to interest rate swaps that were contributed in December 2001. Interest is paid based on a short-term market rate.

Gain on Interest Rate Swaps.    The gain on interest rate swaps was $29 million in the first six months of 2002 compared with zero in the first six months of 2001 representing the net increase in fair value of interest rate swaps. The receive-fixed interest rate swaps were contributed to us by the Bank in December 2001 and the pay-fixed interest rate swaps were entered into by us shortly thereafter as an economic hedge. See “—Critical Accounting Policies—Derivatives” above for more information.

Loan Servicing Costs.    Loan servicing costs increased $0.4 million, or 168%, to $0.7 million in the first six months of 2002 from $0.3 million in the first six months of 2001 due to higher average loans from the commercial loan contribution in December 2001 and an increase in fees paid for consumer loan servicing. The loans are serviced by the Bank pursuant to our participation and servicing agreements. For commercial loans, the fee is equal to the average outstanding principal balance of each loan multiplied by 0.03%.

Management Fees.    Management fees were $2.4 million in the first six months of 2002 compared with zero in the first six months of 2001. Management fees represent reimbursements to Wachovia for general overhead expenses paid on our behalf, plus a 10% markup to represent an arm’s length fee. The management fee is charged by Wachovia to affiliates that have over $10 million in assets and over $2 million in estimated annual noninterest expense. In 2001, we did not meet the second of those criteria and were not charged a management fee. We anticipate that we will meet both of these criteria in the future, and accordingly, we will continue to incur management fee expense.

Other Expense.    Other expense increased $0.4 million, or 93%, to $0.9 million in the first six months of 2002. Foreclosure expense increased $0.6 million due to additional costs associated with foreclosures related to a declining consumer portfolio. Additionally, 2001 included $0.3 million for net losses on loan sales, of which there were none in the first six months of 2002.

Income Tax Expense.    Income tax expense decreased $133 million to a benefit of $124 million in the first six months of 2002 from the first six months of 2001 as a result of being taxed as a REIT in 2002. The benefit of $124 million in the first six months of 2002 relates to the reversal of the net deferred tax liability as of December 31, 2001 in January 2002 on our becoming a REIT.

2001 to 2000 Twelve Month Comparison

Interest Income.    Interest income increased $10.9 million from 2000, or 19%, to $68.2 million in 2001. Interest income on commercial loans increased to $12.5 million in 2001 from zero in 2000 representing one month of interest in 2001 on commercial loans that were contributed by the Bank in December 2001. Interest income on consumer loans increased $4.5 million, or 11.3%, from 2000 to $44.8 million in 2001 as a result of a full year of interest on $400 million in higher yielding home equity loans purchased from the Bank in August 2000. Interest income on cash invested in overnight eurodollar investments decreased $6.1 million, or 35.7%, from 2000 to $10.9 million in 2001 due to the lower interest rate environment.

The average balances, interest income and rates related to interest-earning assets for the two years ended December 31, 2001, are presented below.

	Year Ended December 31, 2001			Year Ended December 31, 2000
(In thousands)	Average Balance	Interest Income	Rate	Average Balance	Interest Income	Rate
Loan participations
Commercial and commercial mortgages	$338,233	12,456	3.68%	$—	—	—%
Home equity loans	352,778	35,098	9.95	174,750	20,659	11.82

Total loan participations	691,011	47,554	6.88	174,750	20,659	11.82

Residential mortgages	131,756	9,714	7.37	276,777	19,621	7.09
Interest-bearing deposits in banks	269,689	10,911	4.05	273,008	16,977	6.22

Total interest-earning assets	$1,092,456	68,179	6.24%	$724,535	57,257	7.90%

Interest Expense.    Interest expense increased to $0.9 million in 2001 from zero in 2000 representing approximately one month of interest paid on cash collateral received related to interest rate swaps that were contributed in December 2001. Interest is paid based on a short-term market rate.

Loss on Interest Rate Swaps.    The loss on interest rate swaps was $95.9 million in 2001 representing the decrease in fair value of the receive-fixed interest rate swaps contributed to us by the Bank in December 2001 between the time the contribution was made and the time we entered into pay-fixed interest rate swaps that serve as an economic hedge of the contributed receive-fixed interest rate swaps. See “—Critical Accounting Policies—Derivatives” above for more information.

Loan Servicing Costs.    Loan servicing costs decreased $0.8 million, or 57%, to $0.6 million in 2001 from $1.4 million in 2000 due to the Bank entering into a lower cost sub-servicing agreement in February 2001. The loans are serviced by the Bank pursuant to our participation and servicing agreements. For commercial loans, the fee is equal to the average outstanding principal balance of each loan multiplied by 0.03%.

Management Fees.    Management fees were zero in 2001 compared with $0.8 million in 2000. As described above, in 2001 we did not meet the second of Wachovia’s criteria for assessment of a management fee.

Other Income.    Other income decreased to zero in 2001 from $0.4 million in 2000 due to 2000 including $0.5 million net gains on loan sales of which there were none in 2001.

Other Expense.    Other expense increased to $1.8 million in 2001 from zero in 2000 primarily due to $0.3 million in increased foreclosure expense, $0.4 million in losses on loan sales, and $1 million paid to the Bank in consideration for the Bank providing a guaranty of our obligations under the receive-fixed interest rate swaps before we entered into the pay-fixed interest rate swaps. The guaranty fee is equal to 0.03% multiplied by the absolute value of the net notional amount of the interest rate swaps.

2000 to 1999 Twelve Month Comparison

Interest Income.    Interest income increased $10.2 million from 1999, or 22%, to $57.3 million in 2000. Interest income on consumer loans increased $2.2 million, or 5.7%, from 1999 to $40.3 million in 2000 due to four months of interest on $400 million of a participation interest in higher yielding home equity loans purchased from the Bank in August 2000, slightly offset by lower residential mortgage loan balances and a declining interest rate environment. Interest income on cash invested in overnight eurodollar investments increased $8 million in 2000 to $17 million from 1999 due to higher cash investment balances.

The average balances, interest income and rates related to interest-earning assets for the two years ended December 31, 2000, are presented below.

	Year Ended December 31, 2000			Year Ended December 31, 1999
(In thousands)	Average Balance	Interest Income	Rate	Average Balance	Interest Income	Rate
Loan participations
Commercial and commercial mortgages	$—	—	—%	$—	—	—%
Home equity loans	174,750	20,659	11.82	55,496	4,837	8.72

Total loan participations	174,750	20,659	11.82	55,496	4,837	8.72

Residential mortgages	276,777	19,621	7.09	465,924	33,283	7.14
Interest-bearing deposits in banks	273,008	16,977	6.22	181,202	8,940	4.93

Total interest-earning assets	$724,535	57,257	7.90%	$702,622	47,060	6.70%

Loan Servicing Costs.     Loan servicing costs decreased $0.5 million, or 27%, to $1.4 million in 2000 from $1.9 million in 1999 due to lower average loan balances. The loans are serviced by the Bank pursuant to our servicing agreement. For residential mortgages and home equity loans, the fee was equal to the average outstanding principal balance of each loan multiplied by 0.38%.

Management Fees.    Management fees decreased $0.2 million from 1999, or 22%, to $0.8 million in 2000 as a result of lower fees assessed by Wachovia.

Other Income.    Other income increased $0.3 million in 2000 from 1999 representing gains on loan sales.

Balance Sheet Analysis

June 30, 2002 to June 30, 2001

At June 30, 2002, total assets were $6 billion compared with $765 million at June 30, 2001. As of June 30, 2002, $4.2 billion, or 70% of our assets, consisted of a 100% participation interest in commercial loans, and $232 million, or 3.9% of our assets, consisted of a 100% participation interest in home equity loans, before the allowance for loan losses.

Loans.    Net loans increased $4 billion to $4.5 billion at June 30, 2002, compared with June 30, 2001, due to a $4.1 billion increase in commercial loans reflecting the December 2001 contribution to us by the Bank, partially offset by decreased consumer loans.

Allowance for Loan Losses.     The allowance for loan losses increased $31.5 million from June 30, 2001, to $35.7 million at June 30, 2002, as a result of allowance transferred with the commercial loans contributed to us by the Bank in December 2001. The allowance was 0.8% of loans at June 30, 2002, and 0.9% at June 30, 2001.

Interest Rate Swaps.    Interest rate swaps increased to $567 million at June 30, 2002, from zero at June 30, 2001, which represents fair value of our net position in interest rate swaps.

Accounts Receivable-Affiliates.    Accounts receivable from affiliates increased to $18.6 million at June 30, 2002, from June 30, 2001, as a result of intercompany transactions related to income tax allocations for the 2001 tax year which represent receivables for taxes paid prior to our becoming a REIT.

Other Assets.    Other assets increased $7 million, or 78%, to $16 million at June 30, 2002, from $9 million at June 30, 2001, due to an $8.5 million increase in interest receivable, $9.8 million of which is related to the contribution of commercial loans in December 2001 offset by a $1.4 million decrease in consumer interest receivable due to decreased consumer loan balances.

Collateral Held on Interest Rate Swaps.    Collateral held on interest rate swaps increased to $566.1 million at June 30, 2002, from zero at June 30, 2001. As part of the receive-fixed interest rate swaps contributed to us by the Bank in December 2001, the unaffiliated counterparty to the swaps provided collateral that we hold. The cash collateral is recorded at fair value.

Other Liabilities.    Other liabilities increased to $7.7 million at June 30, 2002, from $0.1 million at June 30, 2001, due to the increase in minority interests after the sale of a 1% interest in our subsidiary’s common stock to Wachovia in exchange for cash in December 2001.

December 31, 2001 to December 31, 2000

At December 31, 2001, total assets were $5.9 billion compared with $746.8 million at December 31, 2000. As of December 31, 2001, $4 billion, or 68% of our assets, consisted of a 100% participation interest in commercial loans and $286 million, or 5% of our assets, consisted of a 100% participation interest in home equity loans, before the allowance for loan losses.

Loans.    Net loans were $4.3 billion at December 31, 2001, up $3.8 billion from December 31, 2000, due to the December 2001 contribution to us of $4 billion of commercial loans by the Bank offset by a $162.2 million decrease in consumer loans.

Allowance for Loan Losses.    The allowance for loan losses increased $33.3 million December 31, 2000 to $37.2 million at December 31, 2001, as a result of the allowance transferred with the commercial loans contributed to us by the Bank in December 2001. The allowance was 0.9% of loans at December 31, 2001, and 0.7% at December 31, 2000.

Interest Rate Swaps.    Interest rate swaps increased to $573.6 million at December 31, 2001, from zero at December 31, 2000, from the contribution of the receive-fixed interest rate swaps to us by the Bank in December 2001. Interest rate swaps are recorded at fair value. Subsequent to the contribution, we entered into pay-fixed interest rate swaps that serve as an economic hedge to the receive-fixed interest rate swaps.

Other Assets.    Other assets increased $9.3 million to $16.8 million at December 31, 2001, from $7.5 million at December 31, 2000, due to a $9.6 million increase in interest receivable, related to the contribution of commercial loans in December 2001, offset by a $0.7 million decrease in consumer interest receivable due to lower consumer loan balances.

Collateral Held on Interest Rate Swaps.    Collateral held on interest rate swaps increased to $570.3 million at December 31, 2001, from zero at December 31, 2000. As part of the receive-fixed interest rate swaps contributed to us by the Bank in December 2001, the unaffiliated counterparty to the swaps provided collateral that we hold. The cash collateral is recorded at fair value.

Other Liabilities.    Other liabilities increased $7.5 million at December 31, 2001, from $0.1 million at December 31, 2000, due to the increase in minority interests after the sale of a 1% interest in our subsidiary’s common stock to Wachovia in exchange for cash in December 2001.

Commitments

Our commercial loan portfolio includes unfunded loan commitments and standby and commercial letters of credit that are provided in the normal course of business. For commercial customers, loan commitments generally take the form of revolving credit arrangements to finance customers’ working capital requirements. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For lending commitments, the contractual amount of a commitment represents the maximum potential credit risk if the entire commitment is funded and the borrower does not perform according to the terms of the contract. A large majority of these commitments expire without being funded, and accordingly, total contractual amounts are not representative of our actual future credit exposure or liquidity requirements. The “—Risk Governance and Administration—Credit Risk Management” section below describes how the Bank, which originates and services the loans, manages credit risk when extending credit.

Loan commitments and letters of credit create credit risk in the event that the counterparty draws on the commitment and subsequently fails to perform under the terms of the lending agreement. This risk is incorporated into an overall evaluation of credit risk and to the extent necessary, reserves are recorded on these commitments. Uncertainties around the timing and amount of funding under these commitments may create liquidity risk. The “—Risk Governance and Administration—Liquidity Risk Management” section below describes the way we manage liquidity and fund these commitments, to the extent funding is required. At June 30, 2002, commitments to extend credit and letters of credit were $784 million and $84 million, respectively. At December 31, 2001, commitments to extend credit and letters of credit were $1.2 billion and $39 million, respectively.

Risk Governance and Administration

Credit Risk Management

Credit risk is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed upon terms. We incur credit risk by investing in lending and lending-related assets. The nature and amount of credit risk depends on the types of transactions pursued, the structure of those transactions and the parties involved. Credit risk is central to the profit strategy in lending. Since our assets are primarily participation interests in loans originated by the Bank, the following is a discussion of the Bank’s credit risk management strategies.

Credit risk is managed through a combination of policies and procedures and risk-taking or commitment authorities that are tracked and regularly updated in a centralized database. All credit authorities are delegated through the independent risk management organization. Most officers who are authorized to incur credit exposure are in the risk management organization and are independent of the officers who are responsible for generating new business.

The maximum level of credit exposure to individual commercial borrowers is limited by policy guidelines, or “house limits”. These limits are based on the default probabilities associated with the credit facilities extended to each borrower or related group of borrowers. Concentration risk is managed through geographic and industry diversification, country limits and loan quality factors.

Commercial Credit.    All commercial loans are assigned internal risk ratings reflecting the probability of the borrower defaulting on any obligation, the probability of a default on any particular Wachovia credit facility and the probable loss in the event of a default.

Commercial credit extensions are also evaluated using a Risk Adjusted Return on Capital model that considers pricing, internal risk ratings, loan structure and tenor, among other variables. This produces a risk/return analysis, enabling the efficient use of economic capital attributable to credit risk. Economic capital is allocated to all credit commitments, whether fully funded or not. The same credit processes and checks and balances are used for unfunded commitments as well as for funded exposures.

Economic capital for all credit risk assets is calculated by the portfolio management group within the risk management organization. As part of their annual capital level review, this group analyzes factors that are used to determine the amount of economic capital needed to support credit risk in the loan portfolio.

Credit Risk Review is an independent unit that performs risk process reviews and evaluates a representative sample of credit extensions after the fact. Credit Risk Review has the authority to change internal risk ratings and is responsible for assessing the adequacy of credit underwriting and servicing practices. This unit reports directly to the Credit and Finance Committee of the Wachovia board of directors.

Credit approvals are based, among other things, on the financial strength of the borrower, assessment of the borrower’s management, industry sector trends, the type of exposure, the transaction structure and the general economic outlook. There are two processes for approving credit risk exposures. The first involves standard approval structures for use in retail, certain small business lending and most trading activities. The second, and more prevalent approach, involves individual approval of exposures consistent with the authority delegated to officers experienced in the industries and loan structures over which they have responsibility.

In commercial lending, servicing of credit exposure may be as often as weekly for certain types of asset-based lending, to annually for certain term loans. Some term loans having characteristics similar to retail loans are monitored for delinquencies only. In general, quarterly servicing is normal for all significant exposures. The internal risk ratings are confirmed with each major servicing event. In addition portfolio modeling is employed to verify default probabilities and to estimate losses.

Borrower exposures may be designated as “watch list” accounts when warranted by either environmental factors or individual company performance. Such accounts are subjected to additional quarterly reviews by the business line management, risk management and credit risk review staff and our chief risk management officer in order to adequately assess the borrower’s credit status and to take appropriate action. In addition projections of both nonperforming assets and losses for future quarters are performed monthly. This process is considered essential to the effective management of our credit risk.

The Bank has also established special teams composed of skilled and experienced lenders to manage problem credits. These teams handle commercial recoveries, workouts and problem loan sales.

Commercial credit checks and balances, the independence of risk management functions and specialized processes are all designed to avoid problems where possible and to recognize and address problems early in the cycle when they do occur.

Retail Credit.    In retail lending, the Bank manages credit risk from a portfolio view rather than by specific borrower as in commercial lending. The risk management division, working with the line of business, determines the appropriate risk/return profile for each portfolio, utilizing a variety of tools including quantitative models and scorecards tailored to meet the Bank’s specific needs.

By incorporating these models and policies into computer programs or “decisioning engines”, much of the underwriting is automated. Once a line of credit or other retail loan is extended, it is included in the overall portfolio, which is continuously monitored for changes in delinquency trends and other asset quality indicators. Delinquency action on individual credits is taken monthly or as needed if collection efforts are necessary. The independent credit risk review unit also has a retail component to ensure adequacy and timeliness of retail credit processes.

Concentration of Credit Risk

Concentration of credit risk generally arises with respect to our participation interests when a significant number of underlying loans have borrowers that engage in similar business activities or activities in the same geographical region. Concentration of credit risk indicates the relative sensitivity of performance to both positive and negative developments affecting a particular industry.

Interest Rate Risk Management

Interest rate risk is the sensitivity of earnings to changes in interest rates. Our income consists primarily of interest income on our variable rate loans. If there is a further decline in market interest rates, we may experience a reduction in interest income on our loan portfolio and a corresponding decrease in funds available to be distributed to our stockholders. The reduction in interest income may result from downward adjustments of the indices upon which the interest rates on loans are based and from prepayments of loans with fixed interest rates, resulting in reinvestment of the proceeds in lower yielding assets. In December 2001, the Bank contributed receive-fixed interest rate swaps to us in exchange for common stock. Subsequent to the contribution, we entered into pay-fixed interest rate swaps that serve as an economic hedge to the receive-fixed interest rate swaps. Currently, we do not expect to enter into additional derivative transactions.

At June 30, 2002, approximately 7.3% of the loans in our portfolio had fixed interest rates. Such loans tend to increase our interest rate risk. Management monitors the rate sensitivity of assets acquired. Our methods for evaluating interest rate risk include an analysis of interest-rate sensitivity “gap”, which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities. A gap is considered negative when the amount of interest-rate-sensitive liabilities exceeds interest-rate-sensitive assets.

During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution is perfectly matched in each maturity category.

As of June 30, 2002, $5 billion, or 82% of our assets, were variable rate and could be expected to reprice with changes in interest rates. As of June 30, 2002, our liabilities were $574 million, or 10% of our assets, while stockholders’ equity was $5.4 billion, or 90% of our assets. This positive gap between our assets and liabilities indicates that an increase in interest rates would result in an increase in net interest income and a decrease in interest rates would result in a decrease in net interest income.

Liquidity Risk Management

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liability, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future potential obligations. In managing liquidity, we take into account various legal limitations placed on us.

Our principal liquidity needs are to pay operating expenses and dividends, fund commitments under our loans, and acquire additional participation interests as the underlying loans mature or prepay. Operating expenses and dividends are expected to be funded through cash generated by operations, while funding commitments and the acquisition of additional participation interests in loans is intended to be funded with the proceeds obtained from repayment of principal balances by individual borrowers. We do not have and do not anticipate having any material capital expenditures.

To the extent that our board of directors determines that additional funding is required, we may raise funds through additional equity offerings, debt financings, or retention of cash flow, or a combination of these methods. However, any cash flow retention must be consistent with the provisions of the Code requiring the distribution by a REIT of at least 90% of its REIT taxable income, excluding capital gains, and must take into account taxes that would be imposed on undistributed income.

At June 30, 2002, our liabilities consist of cash collateral held on the receive-fixed interest rate swaps that we have invested in eurodollar investments. Our certificate of incorporation does not contain any limitation on the amount or percentage of debt, funded or otherwise, we may incur, except the incurrence of debt for borrowed money or our guarantee of debt for borrowed money in excess of amounts borrowed or guaranteed.

Market Risk Management

Market risk is the risk of loss from adverse changes in market prices and interest rates. Market risk arises primarily from interest rate risk inherent in lending, investing in marketable securities, deposit taking and borrowing activities.

Due to the difference in fixed rates in our interest rate swaps, volatility is expected given certain interest rate fluctuations. If market rates were to decrease 100 basis points or 200 basis points, we would realize short-term net gains on our interest rate swaps of $26 million or $51 million, respectively. If market rates were to increase 100 basis points or 200 basis points, we would realize short-term net losses on our interest rate swaps of $28 million or $59 million, respectively. These short-term fluctuations will eventually offset over the life of the interest rate swaps.

Accounting and Regulatory Matters

The following information addresses new or proposed accounting pronouncements related to our industry as well as legislation that has had a significant impact on our industry.

Derivatives and Hedging.    In 1998 the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which was subsequently amended by SFAS 137 and SFAS 138. These standards establish the accounting and reporting model for derivatives and hedging activities. SFAS 133 requires that all derivatives be recognized as assets or liabilities on the balance sheet and that these instruments be measured at fair value through adjustments to either other comprehensive income or to current earnings, depending on the purpose for which the derivative is held.

Regulatory Matters.    On July 30, 2002, President Bush signed the Sarbanes-Oxley Act of 2002 into law. The intent of this law is to reform specific matters pertaining to public accounting oversight, auditor independence and corporate responsibility. Requirements in the act will affect certain of Wachovia’s corporate governance policies and certain of Wachovia’s business lines, such as securities analysis. We do not believe we will need to make material modifications to our corporate governance policies in response to the act or do we believe the act will negatively affect our financial condition or results of operations.

Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

Our executive officers are the same individuals as the executive officers of Wachovia. There are currently 15 executive officers of Wachovia. We estimate that these executive officers devote less than 5% of their time to managing our business. The executive officers are generally elected to their offices for one-year terms at the Wachovia board meeting in April of each year. The terms of any executive officers elected after that date expire at the same time as the terms of the executive officers elected on that date. The names of each of these executive officers, their ages, their positions with Wachovia, and, if different, their business experience during the past five years, are as follows:

L. M. Baker, Jr. (59).    Chairman of Wachovia since September 2001. Previously, Chairman (since 1998), Chief Executive Officer and President of the former Wachovia Corporation. Also, a director of Wachovia.

G. Kennedy Thompson (51).    Chief Executive Officer of Wachovia, since April 2000, and President, since December 1999. Previously, Chairman of Wachovia, from March 2001 to September 2001; Vice Chairman, from October 1998 to December 1999; and Executive Vice President, from November 1996 to October 1998. Also, a director of Wachovia.

Robert S. McCoy, Jr. (63).    Vice Chairman of Wachovia, since September 2001. Previously, Vice Chairman and Chief Financial Officer, from April 1999 to September 2001, and Senior Executive Vice President and Chief Financial Officer, prior to April 1999, of the former Wachovia Corporation.

David M. Carroll (44).    Senior Executive Vice President of Wachovia since September 2001. Previously, Executive Vice President and Chief E-Commerce Officer, from May 1999 to September 2001; President and Chief Executive Officer, First Union-Florida, from January 1998 to May 1999; and President and Chief Executive Officer, First Union-Georgia, prior to December 1997.

Stephen E. Cummings (46).    Senior Executive Vice President and Co-Head, Corporate and Investment Banking of Wachovia, since February 2002. Previously, Senior Vice President and Co-Head, Corporate and Investment Banking of First Union Securities, Inc., from January 2000 to February 2002; Co-Head, Investment Banking of First Union Securities, Inc. from January 1999 to December 1999; and Chairman and Chief Executive Officer, Bowles Hollowell Conner & Co., prior to April 1998.

Jean E. Davis (46).    Senior Executive Vice President of Wachovia since September 2001. Previously, Executive Vice President, Wachovia Operational Services, from February 1999 to September 2001; Human Resources Director, from February 1998 to February 1999; and prior to February 1998, Regional Executive-Piedmont Triad Region, of the former Wachovia Corporation.

Malcolm E. Everett, III (55).    Senior Executive Vice President of Wachovia since September 2001. Previously, President, First Union-Southwest Region, from January 2001 to September 2001; President First Union-Mid Atlantic, from May 1999 to January 2001; Chairman, Chief Executive Officer and President, First Union-Carolinas, from January 1998 to May 1999; and Chairman and Chief Executive Officer, First Union-North Carolina, prior to January 1998.

Paul G. George (50).    Senior Executive Vice President of Wachovia since September 2001. Previously, Executive Vice President of the former Wachovia Corporation.

W. Barnes Hauptfuhrer (47).    Senior Executive Vice President and Co-Head, Corporate and Investment Banking of Wachovia since February 2002. Previously, Senior Vice President and Co-Head, Corporate and Investment Banking of First Union Securities, Inc., from January 2000 to February 2002; Co-Head, Investment Banking of First Union Securities, Inc. from January 1999 to December 1999; and Managing Partner and Head of First Union Capital Partners, Inc., prior to January 1999.

Benjamin P. Jenkins, III (57).    Senior Executive Vice President of Wachovia since September 2001. Previously, Vice Chairman of Wachovia, from August 1999 to September 2001; President, First Union-Florida, from June 1999 to August 1999; and President, First Union-Virginia/Maryland/Washington, D.C., prior to June 1999.

Robert P. Kelly (48).    Senior Executive Vice President and Chief Financial Officer of Wachovia since September 2001. Previously, Executive Vice President and Chief Financial Officer, from November 2000 to September 2001; and Vice Chairman-Group Office from February 2000 to July 2000, Vice Chairman-Retail Banking from 1997 to February 2000, and Vice Chairman from 1996 to 1997, all of Toronto Dominion Bank.

Stanhope A. Kelly (44).    Senior Executive Vice President of Wachovia since September 2001. Previously, Senior Executive Vice President, from January 2000 to September 2001, and Senior Vice President, prior to January 2000, of the former Wachovia Corporation.

Donald A. McMullen, Jr. (53).    Senior Executive Vice President of Wachovia since September 2001. Previously, Vice Chairman, from August 1999 to September 2001, and Executive Vice President prior to August 1999.

Mark C. Treanor (55).    Senior Executive Vice President, Secretary and General Counsel of Wachovia since September 2001. Previously, Executive Vice President, Secretary and General Counsel, from August 1999 to September 2001, Senior Vice President and Senior Deputy General Counsel, August 1998 to August 1999; and senior partner, Treanor, Pope & Hughes, prior to August 1998.

Donald K. Truslow (43).    Senior Executive Vice President of Wachovia since September 2001. Previously, Senior Executive Vice President and Chief Risk Officer, from August 2000 to September 2001, and Comptroller and Treasurer, prior to August 2000, of the former Wachovia Corporation.

Messrs. Cummings, Everett, George, Hauptfuhrer, Treanor, and Truslow and Ms. Davis each own one of our Series D preferred securities. None of the executive officers own any other share of our capital stock.

Directors

Presently, our board of directors is composed of one member, Robert L. Andersen. Mr. Andersen is an employee of Wachovia where he has been Senior Vice President and Deputy General Counsel since March 2000. Prior to March 2000, Mr. Andersen was Senior Vice President and Assistant General Counsel of Wachovia. Mr. Andersen does not own any shares of our capital stock.

Prior to the offering of the Series A preferred securities, we plan to elect three additional directors, two of which shall be Independent Directors, as discussed below under “—Independent Directors”.

Each of our directors will serve until their successors are duly elected and qualified. There is no current intention to further alter the number of directors comprising our board of directors after the sale of the Series A preferred securities in this offering.

Independent Directors

Our certificate of incorporation requires that, so long as any Series A preferred securities are outstanding, certain actions by us must be approved by a majority of our Independent Directors. The actions requiring Independent Director approval are described in more detail under the heading “Description of the Series A Preferred Securities—Independent Directors”. In addition, although not restricted from doing so, our board of directors does not currently intend to approve the following transactions without the approval of a majority of our Independent Directors:

•
the modification of the general distribution policy or the authorization or declaration of any distribution in respect of shares of our common stock for any year if, after taking into account any such proposed distribution, total distributions on our preferred securities and our shares of common stock would exceed an amount equal to the sum of 105% of our REIT taxable income, excluding capital gains, for such year plus our net capital gains for that year; and

•	the redemption of any of our shares of common stock.

If we fail to pay, or declare and set aside for payment, dividends on the Series A preferred securities and any Parity Stock for six quarters, the number of our directors will be increased by two and holders of the Series A preferred securities, voting together as a class with the holders of any Parity Stock with the same voting rights, will have the right to elect such additional directors.

Audit Committee

Upon completion of this offering, we will establish an audit committee. The audit committee members will be • and •.

The primary purpose of the audit committee will be to assist our board of directors in its oversight of internal controls, the financial statements and the audit process. To that end, the audit committee shall:

•	retain and terminate our independent certified public accountants;

•	review reports prepared by management and the independent certified public accountants on systems of internal control and the audit and compliance process; and

•	review the financial statements, which are prepared by management and audited by the independent certified public accountants.

Limitations on Liability of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

Section 102 (b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Our by-laws provide for the indemnification of our directors and executive officers by us against liabilities arising out of his or her status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with our best interests. Our certificate of incorporation provides for the elimination of the personal liability of each of our directors, to the fullest extent permitted by the provisions of the DGCL, as the same may from time to time be in effect.

We maintain directors and officers liability insurance. In general, the policy insures:

•	our directors and officers against loss by reason of any of their wrongful acts; and

•	Wachovia Funding against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Some of our directors and executive officers are customers of Wachovia’s affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Transactions with directors and executive officers have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. We may hold a participation interest in some of these loans.

The Bank administers our day-to-day activities under the terms of participation and servicing agreements between the Bank and us. Additionally, we are dependent on the Bank and others for servicing the loans in our portfolio. All of our officers and certain directors are also either officers and/or directors of Wachovia or the Bank or their affiliates.

After this offering, Wachovia, the Bank and Wachovia Preferred Holding will continue to control a substantial majority of our outstanding voting shares.

BENEFICIAL OWNERSHIP OF OUR CAPITAL STOCK

As of June 30, 2002, we had 675 shares of common stock issued and outstanding. The following table sets forth, as of June 30, 2002, the number of shares and percentage of ownership beneficially owned by all persons known by us to own more than five percent of the shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Wachovia Preferred Funding Holding Corp. 1620 East Roseville Parkway Roseville, California 95661	674	99.85%

In addition to the foregoing, prior to completion of this offering, Wachovia Preferred Holding will own:

•	30,000,000 (or 100%) of our outstanding Series A preferred securities;

•	40,000,000 (or 100%) of our outstanding Series B preferred securities;

•	3,678,768 (or 100%) of our outstanding Series C preferred securities; and

•	800 (or approximately 88%) of our outstanding Series D preferred securities.

Upon completion of this offering, Wachovia Preferred Holding will own 18,000,000 Series A preferred securities and will continue to own the Series B, C and D preferred securities listed above. Immediately prior to the date of this prospectus, there were no Series A preferred securities outstanding. Wachovia Preferred Holding may choose to sell its remaining Series A preferred securities to the public in the near future.

None of our directors or executive officers owns any of our common stock. Each Series A, B, and C preferred security will have 1/10th of a vote per share. The Series D preferred securities are non-voting. Certain of our executive officers each own one of the Series D preferred securities.

DESCRIPTION OF THE SERIES A PREFERRED SECURITIES

The following summary describes the material terms and provisions of the Series A preferred securities. This description is qualified in its entirety by reference to the terms and provisions of our certificate of incorporation. Our certificate of incorporation has been filed with the SEC as an exhibit to the registration statement that we filed in connection with this offering. Please see “Where You Can Find More Information About Wachovia Funding” for information on how to obtain a copy of our certificate of incorporation.

General

The Series A preferred securities are validly issued, fully paid and non-assessable. The holders of the Series A preferred securities will have no preemptive rights with respect to any of our capital stock or any of our other securities convertible into or carrying rights or options to purchase any such capital stock. The Series A preferred securities are perpetual and will not be convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or other obligation for its repurchase or retirement.

The Bank will be the transfer agent, registrar and dividend disbursement agent for the Series A preferred securities. The registrar for our Series A preferred securities will send notices to shareholders of any meetings at which holders of the Series A preferred securities have the right to elect directors or to vote on any other matter.

The Series A preferred securities are not obligations of, or guaranteed by, the Bank, Wachovia Preferred Holding, Wachovia or any of their respective affiliates or any other entity. The Series A preferred securities solely represent an interest in us and do not represent an interest in any of the foregoing entities.

Dividends

Holders of Series A preferred securities will be entitled to receive, if, when, and as authorized and declared by our board of directors out of our legally available assets, non-cumulative cash dividends at the rate of •% per annum of the initial liquidation preference, which is $25.00 per security. Dividends on the Series A preferred securities will be payable, if authorized and declared, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day without interest, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day, commencing on December 31, 2002. We refer to each such quarter of a calendar year as a “dividend period”. Quarterly dividend periods will commence on a dividend payment date, and end on the day preceding the immediately following dividend payment date; provided, however, that the first dividend period will commence on and include the original issue date of the Series A preferred securities and will end on and include December 31, 2002. As long as the Series A preferred securities are only in book-entry form, the record date for the payment of dividends, if declared, will be one business day before the dividend payment date. If the Series A preferred securities are ever issued in certificated form, the record date for payment of dividends will be the 15th day before the relevant dividend payment date. Dividends payable on the Series A preferred securities for any period greater or less than a full dividend period will be computed on the basis of twelve 30-day months, a 360-day year, and the actual number of days elapsed in the period; provided, however, that in the event of a Conditional Exchange, any authorized, declared and unpaid dividends on the Series A preferred securities as of the time of exchange will be deemed to be authorized, declared and unpaid dividends on the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchanged. No interest will be paid on any dividend payment of Series A preferred securities or depositary shares of Wachovia Series G, Class A preferred stock.

The right of holders of Series A preferred securities to receive dividends is non-cumulative. If our board of directors does not declare a dividend on the Series A preferred securities or declares less than a full dividend in respect of any dividend period, you will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and we will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series A preferred securities or the common stock. If we fail to pay, or declare and set aside for payment, dividends on the Series A preferred securities and any Parity Stock for six dividend periods, holders of the Series A preferred securities, voting together as a class with the holders of other Parity Stock with the same voting rights, will be entitled to elect two Independent Directors in addition to the directors then in office. These voting rights are described in more detail below under the heading  “—Voting Rights”.

If full dividends on the Series A preferred securities for any dividend period have not been declared and paid, or a sum sufficient for such payment has not been set apart for such payment, no dividends will be declared or paid or set aside for payment and no other distribution will be declared or made or set aside for payment upon any Junior Stock, nor will any Junior Stock be redeemed, purchased, or otherwise acquired for any consideration, nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, except by conversion into or exchange for other Junior Stock, until such time as dividends on all outstanding Series A preferred securities have been:

•	declared and paid for three consecutive dividend periods; and

•	declared and paid or declared and a sum sufficient for such payment has been set apart for payment for the fourth consecutive dividend period.

When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, the Series A preferred securities and any Parity Stock, all dividends declared upon the Series A preferred securities and any Parity Stock will be declared pro rata. Thus, the amount of dividends declared per Series A preferred security and such other Parity Stock will in all cases bear to each other the same ratio that (a) full dividends per Series A preferred security for the then-current dividend period, which will not include any accumulation in respect of unpaid dividends for prior dividend periods, and (b) full dividends, including required or permitted accumulations, if any, on such other capital stock, bear to each other.

Under certain circumstances, if the OCC determines that the Bank is operating with an insufficient level of capital or is engaged in, or its relationship with us results in, an unsafe and unsound banking practice, the OCC could restrict our ability to pay dividends, including dividends to the holders of the Series A preferred securities. See “Business—Dividend Policy”.

Conditional Exchange

Each Series A preferred security will be exchanged automatically for one newly issued depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock if the OCC so directs in writing upon or after the occurrence of a Supervisory Event. A Supervisory Event will occur when:

•	the Bank becomes undercapitalized under “prompt corrective action” regulations;

•	the Bank is placed into conservatorship or receivership; or

•
the OCC, in its sole discretion, anticipates the Bank becoming “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

If the OCC so directs upon the occurrence of a Supervisory Event, each holder of Series A preferred securities will be unconditionally obligated to surrender to Wachovia any certificates representing the Series A preferred securities owned by such holder, and Wachovia will be unconditionally obligated to issue to such holder in exchange for each such Series A preferred security a depositary receipt representing a depositary share of Wachovia Series G, Class A preferred stock on a share-for-share basis. Any Series A preferred securities purchased or redeemed by us prior to the time of exchange will not be deemed outstanding and will not be subject to Conditional Exchange.

The exchange will occur as of 8:00 a.m. Eastern Time on the date for such exchange set forth in the applicable OCC directive, or, if such date is not set forth in the directive, as of 8:00 a.m. on the earliest possible date such exchange could occur consistent with the directive, as evidenced by the issuance by Wachovia of a press release prior to such time. As of the time of exchange, all of the Series A preferred securities will be deemed cancelled without any further action by us, all rights of the holders of Series A preferred securities as our shareholders will cease, and such persons will be, for all purposes, the holders of depositary shares representing Wachovia Series G, Class A preferred stock.

We will mail notice of the issuance of an OCC directive after the occurrence of a Supervisory Event to each holder of Series A preferred securities within 30 days, and Wachovia will deliver to each such holder depositary receipts for depositary shares representing the Wachovia Series G, Class A preferred stock upon surrender of certificates for the Series A preferred securities. Until such replacement certificates are delivered or in the event such replacement certificates are not delivered, any certificates previously representing Series A preferred securities will be deemed for all purposes to represent depositary shares of Wachovia Series G, Class A preferred stock. All corporate action necessary for Wachovia to issue the depositary shares and the Wachovia Series G, Class A preferred stock as of the time of exchange will be completed prior to or upon completion of this offering. Accordingly, once the OCC directs a Conditional Exchange after the occurrence of a Supervisory Event, no action will be required to be taken by holders of Series A preferred securities, by Wachovia, by the Bank (other than to inform the OCC), or by us in order to effect the automatic exchange as of the time of exchange.

Holders of Series A preferred securities, by purchasing such securities, whether in this offering or in the secondary market after this offering, will be deemed to have agreed to be bound by the unconditional obligation to exchange such Series A preferred securities for depositary shares representing the Wachovia Series G, Class A preferred stock upon the OCC’s direction after the occurrence of a Supervisory Event. Our certificate of incorporation provides that the holders of Series A preferred securities will be unconditionally obligated to surrender such preferred securities. In accordance with a Conversion Agreement, dated •, 2002, between Wachovia and us, Wachovia is unconditionally obligated to issue depositary shares representing the Wachovia Series G, Class A preferred stock in exchange for our Series A preferred securities upon the OCC’s direction after the occurrence of a Supervisory Event.

Holders of Series A preferred securities cannot exchange their Series A preferred securities for depositary shares representing the Wachovia Series G, Class A preferred stock voluntarily. Absent an OCC directive after the occurrence of a Supervisory Event, no exchange of the Series A preferred securities for depositary shares representing the Wachovia Series G, Class A preferred stock will occur. Upon the issuance of an OCC directive after the occurrence of a Supervisory Event, the depositary shares representing the Wachovia Series G, Class A preferred stock to be issued as part of the automatic exchange would constitute a newly issued series of preferred stock of Wachovia and would have the same terms and provisions with respect to dividends, liquidation, and redemption, except with respect to a Special Event, as the Series A preferred securities, and except that the depositary shares representing Wachovia Series G, Class A preferred stock will not:

•	be listed on any national securities exchange or national quotation system;

•	have any voting rights;

•	have any right to elect Independent Directors if dividends are missed; or

•	be subject to a Conditional Exchange.

Any authorized, declared and unpaid dividends on Series A preferred securities as of the time of exchange would be deemed to be authorized, declared and unpaid dividends on the depositary shares representing Wachovia Series G, Class A preferred stock. Wachovia Series G, Class A preferred stock would rank on an equal basis in terms of dividend payment and liquidation preference with any then-outstanding preferred stock of Wachovia. Wachovia has registered the depositary shares representing Wachovia Series G, Class A preferred stock with the SEC pursuant to this prospectus. Absent an OCC directive after the occurrence of a Supervisory Event, however, Wachovia will not issue any depositary shares representing the Wachovia Series G, Class A preferred stock, although Wachovia will be able to issue preferred stock in classes or series other than Wachovia Series G, Class A preferred stock. Since the depositary shares representing Wachovia Series G, Class A preferred stock will not be listed, it is highly unlikely that an active public market for the depositary shares representing Wachovia Series G, Class A preferred stock would develop or be maintained.

Absent the occurrence of a Conditional Exchange, holders of Series A preferred securities will have no dividend, liquidation preference, or other rights with respect to any security of the Bank, Wachovia Preferred Holding or Wachovia; such rights as are conferred by the Series A preferred securities exist solely as to us.

Rank

The Series A preferred securities will rank senior to our shares of common stock and to all of our other Junior Stock, if any. The Series A preferred securities will rank junior to our Senior Stock, if any, as to dividend rights and rights upon liquidation, winding up, or dissolution. As of the date of this prospectus, there are no shares of Senior Stock authorized, issued, or outstanding. Our Series B, C and D preferred securities will constitute Parity Stock with respect to the Series A preferred securities.

We have the power to create and issue Junior Stock without any approval or consent of the holders of Series A preferred securities. So long as any Series A preferred securities remains outstanding, we may not issue Senior Stock without the approval of the holders of at least two-thirds of the Series A preferred securities. So long as any Series A preferred securities remain outstanding, additional shares of Parity Stock may be issued without your approval, but such issuance requires the approval of a majority of our Independent Directors.

Voting Rights

Holders of Series A preferred securities are entitled to 1/10th of one vote per security on all matters to be voted on by shareholders, voting as a single class with the holders of our common stock and the holders of any other class of securities entitled to vote as a single class with the holders of our common stock.

If we fail to pay, or declare and set aside for payment, dividends on the Series A preferred securities and any Parity Stock for six dividend periods, the authorized number of our directors will be increased by two. Subject to compliance with any requirement for regulatory approval of, or non-objection to, persons serving as directors, the holders of Series A preferred securities, voting together as a class with the holders of any other Parity Stock upon which the same voting rights as those of the Series A preferred securities have been conferred and are irrevocable, will have the right to elect the two Independent Directors in addition to the directors then in office at our next annual meeting of shareholders. This right will continue at each subsequent annual meeting until we pay, or declare and set aside for payment, dividends for four consecutive quarters.

The term of such additional Independent Directors will terminate, and the total number of directors will be decreased by two, at the first annual meeting of shareholders after we pay, or declare and set aside for payment, dividends on the Series A preferred securities and any other Parity Stock for four consecutive quarters or, if earlier, upon the redemption of all Series A preferred securities or upon a Conditional Exchange. After the term of such additional Independent Directors terminates, the holders of the Series A preferred securities and the holders of any other Parity Stock will not be able to elect additional directors unless dividends on the Series A preferred securities and any other Parity Stock have again not been paid or declared and set aside for payment for six dividend periods.

Any Independent Director elected by the holders of Series A preferred securities and any Parity Stock may only be removed by the vote of the holders of record of the outstanding Series A preferred securities and any Parity Stock entitled to vote, voting together as a single class without regard to class or series, at a meeting of our shareholders called for that purpose. As long as dividends on the Series A preferred securities and any other Parity Stock have not been paid for six dividend periods, (a) any vacancy created by the removal of any such director may be filled only by the vote of the holders of the outstanding Series A preferred securities and any other Parity Stock entitled to vote, voting together as a single class without regard to class or series, at the same meeting at which such removal is considered, and (b) any other vacancy in the office of any such director as a result of the director’s death or resignation or for any other reason may be filled by an instrument in writing signed by any such remaining director and filed with us.

So long as any Series A preferred security is outstanding, we will not, without the consent or vote of the holders of at least two-thirds of the outstanding Series A preferred securities, voting separately as a class:

•	amend, alter, or repeal or otherwise change any provision of our certificate of incorporation, including the terms of the Series A preferred securities, if such amendment, alteration, repeal, or change would materially and adversely affect the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series A preferred securities;

•
authorize, create, or increase the authorized amount of or issue any class or series of any of our equity securities, or any warrants, options, or other rights exercisable for or convertible or exchangeable into any class or series of any of our equity securities, ranking senior to the Series A preferred securities, either as to dividend rights or rights on our liquidation, dissolution, or winding up; or

•
effect our consolidation, conversion, or merger with or into, or a share exchange with, another entity except that we may consolidate or merge with or into, or enter into a share exchange with, another entity if:

•	such entity is an entity that is controlled by or under common control with the Bank;

•
such entity is a corporation, business trust, or other entity organized under the laws of the United States or a political subdivision of the United States that is not regulated as an investment company under the Investment Company Act and that, according to an opinion of counsel rendered by a firm experienced in such matters, is a REIT for United States Federal income tax purposes;

•	such other entity expressly assumes all of our obligations and commitments pursuant to such consolidation, merger, or share exchange;

•
the outstanding Series A preferred securities are exchanged for or converted into securities of the surviving entity having preferences, limitations, and relative voting and other rights substantially identical to those of the Series A preferred securities, including limitations on personal liability of the shareholders;

•
after giving effect to such merger, consolidation, or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach by us of obligations under our certificate of incorporation, will have occurred and be continuing; and

•
we have received written notice from each of the rating agencies rating the Series A preferred securities, and delivered a copy of such written notice to the transfer agent, confirming that such merger, consolidation, or share exchange will not result in a reduction of the rating assigned by any of such rating agencies to the Series A preferred securities or the preferred interests of any surviving corporation, trust, or entity issued in replacement of the Series A preferred securities.

As a condition to effecting any such merger, consolidation, or share exchange, we will deliver to the transfer agent and cause to be mailed to each record holder of Series A preferred securities, at least 30 days prior to such transaction becoming effective, a notice describing such merger, consolidation, or share exchange, together with a certificate of one of our executive officers and an opinion of counsel, each stating that such merger, consolidation, or share exchange complies with the requirements of our certificate of incorporation and that all conditions precedent provided for in our certificate of incorporation relating to such transaction have been complied with.

The creation or issuance of Parity Stock or Junior Stock, or an amendment to our certificate of incorporation that increases the number of authorized preferred stock, Series A preferred securities, Junior Stock, or Parity Stock, will not be deemed to be a material and adverse change requiring a vote of the holders of Series A preferred securities. However, the issuance of any Parity Stock requires the approval of a majority of our Independent Directors.

Our certificate of incorporation provides certain covenants in favor of the holders of the Series A preferred securities. Except with the consent or affirmative vote of the holders of at least two-thirds of the Series A preferred securities, voting as a separate class, we agree not to:

•
make or permit to be made any payment to the Bank or its affiliates relating to our Indebtedness or beneficial interests in us when we are precluded, as described under “—Dividends” above, from making payments in respect of our common stock or other Junior Stock, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution, or winding up;

•	incur Indebtedness at any time other than certain Permitted Indebtedness;

•
pay dividends on our common stock unless our FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•
make any payment of interest or principal with respect to our Indebtedness to the Bank or its affiliates unless FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•
amend or otherwise change our policy of reinvesting the proceeds of our assets in other interest-earning assets such that our FFO over any period of four fiscal quarters will be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•	issue any additional shares of our common stock in an amount that would result in the Bank or its affiliates owning less than 100% of the outstanding shares of common stock; or

•	remove “Wachovia” from its name unless the name of either Wachovia or the Bank changes and it needs to make a change to its name to be consistent with the new group name.

Wachovia’s articles of incorporation do not contain similar covenants regarding the Wachovia Series G, Class A preferred stock following an exchange of our Series A preferred securities. Therefore, following a Conditional Exchange, you would no longer have any voting rights, except as provided by North Carolina law. See below under “Description of Wachovia Series G, Class A Preferred Stock—Voting Rights”.

Redemption

Except upon the occurrence of a Special Event, which may be a Tax Event, an Investment Company Act Event, or a Regulatory Capital Event, the Series A preferred securities will not be redeemable prior to •, 2022. On or after such date, we may redeem the Series A preferred securities for cash, in whole or in part, at any time and from time to time at our option with the prior approval of the OCC at the redemption price of $25.00 per security, plus authorized, declared, and unpaid dividends to the date of redemption.

After •, 2022, our board of directors may determine that it should redeem fewer than all the outstanding Series A preferred securities. In that event, the Series A preferred securities to be redeemed will be determined by lot, pro rata, or by such other method as the board of directors in its sole discretion determines to be equitable. The method selected by the board of directors must satisfy any applicable requirements of the New York Stock Exchange or any securities exchange on which the Series A preferred securities are then listed. Any such partial redemption can only be made with the prior approval of the OCC.

Prior to •, 2022, upon the occurrence of a Special Event, with the prior approval of the OCC, we have the right to redeem the outstanding Series A preferred securities, in whole, but not in part, at a redemption price of $25.00 per security, plus all authorized, declared, and unpaid dividends for the then-current dividend period to the date of redemption.

A Special Event means:

•	a Tax Event;

•	an Investment Company Event; or

•	a Regulatory Capital Event.

“Tax Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that dividends paid or to be paid by us with respect to our capital stock are not or will not be fully deductible by us for United States Federal income tax purposes or that we are or will be subject to additional taxes, duties, or other governmental charges, in an amount we reasonably determine to be significant as a result of:

•
any amendment to, clarification of, or change in, the laws, treaties, or related regulations of the United States or any of its political subdivisions or their taxing authorities affecting taxation; or

•
any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice, as such term is defined in the Code, regulatory procedure, notice, or official announcement, which we refer to collectively as “Administrative Actions”;

which amendment, clarification, or change is effective, or such official pronouncement or decision is announced, on or after the date of issuance of the Series A preferred securities.

“Investment Company Act Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that we are or will be considered an “investment company” that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority.

“Regulatory Capital Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that the Series A preferred securities will no longer constitute Tier 1 capital of the Bank or Wachovia for purposes of the capital adequacy guidelines or policies of the OCC or the Federal Reserve Board, or their respective successor as the Bank’s and Wachovia’s, respectively, primary Federal banking regulator, as a result of:

•	any amendments to, clarification of, or change in applicable laws or related regulations or official interpretations or policies; or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations.

Dividends will cease to accrue on the Series A preferred securities called for redemption on and as of the date fixed for redemption, and such Series A preferred securities will be deemed to cease to be outstanding, provided that the redemption price, including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest, has been duly paid or provision has been made for such payment.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of Series A preferred securities to be redeemed at such holder’s registered address.

Our ability to redeem any Series A preferred security is subject to compliance with applicable regulatory requirements, including the prior approval of the OCC, relating to the redemption of capital instruments. Under current policies of the OCC, such approval would be granted only if the redemption were to be made out of the proceeds of the issuance of another capital instrument or if the OCC were to determine that the conditions and circumstances of Wachovia and the Bank warrant the reduction of a source of permanent capital.

Rights upon Liquidation

In the event we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of Series A preferred securities at the time outstanding will be entitled to receive liquidating distributions in the amount of $25.00 per security, plus any authorized, declared, and unpaid dividends for the then-current dividend period to the date of liquidation, out of our assets legally available for distribution to shareholders, before any distribution of assets is made to holders of Junior Stock and subject to the rights of the holders of any class or series of Senior Stock upon liquidation and the rights of general creditors.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A preferred securities will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series A preferred securities and the corresponding amounts payable on any other Parity Stock, then the holders of Series A preferred securities and any other Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding up. However, Wachovia Preferred Holding, as the holder of substantially all of our shares of common stock, will have the ability to cause us to liquidate, dissolve or wind up at any time and for any reason without the consent or approval of the holders of the Series A preferred securities.

Independent Director Approval

Our certificate of incorporation requires that, so long as any Series A preferred security is outstanding, certain actions by us are to be approved by a majority of our Independent Directors. • and • are our current Independent Directors. In order to be considered “independent”, a director must not be a current or former officer or employee of us, the Bank, Wachovia Preferred Holding, Wachovia or any of their affiliates. In addition, any members of our board of directors elected by holders of preferred stock, including the Series A preferred securities, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors.

The actions which may not be taken without the approval of a majority of our Independent Directors include:

•	the issuance of additional Parity Stock;

•	the incurrence of Indebtedness other than certain specified Permitted Indebtedness;

•
the termination or modification of, or the election not to renew, the participation and servicing agreements or the subcontracting of any duties under these agreements to third parties unaffiliated with the Bank;

•
a change in our policy of limiting authorized investments which are not Qualifying Interests to no more than 20% of the value of our total assets or a change in the investment policy that would be inconsistent with an exemption under the Investment Company Act;

•
any consolidation, conversion, or merger or share exchange that is not tax-free to holders of the Series A preferred securities unless such transaction is required to be approved by a two-thirds vote of the holders of Series A preferred securities;

•	the determination to revoke our REIT status or any amendment to the REIT-related transfer restrictions on our securities; or

•	Wachovia Funding’s dissolution, liquidation, or termination prior to •, 2022.

Our certificate of incorporation requires that, in assessing the benefits to us of any proposed action requiring their consent, the Independent Directors take into account the interests of holders of both common stock and the preferred securities, including holders of the Series A preferred securities. Our certificate of incorporation provides that in considering the interests of the holders of preferred securities, including the holders of the Series A preferred securities, the Independent Directors owe the same duties which the Independent Directors owe to the holders of common stock.

Restrictions on Ownership and Transfer

For information regarding restrictions on ownership of the Series A preferred securities, see “Description of Other Wachovia Funding Capital Stock—Restrictions on Ownership and Transfer”.

DESCRIPTION OF OTHER WACHOVIA FUNDING CAPITAL STOCK

The following summary describes the material terms and provisions of our authorized capital stock. This description is qualified in its entirety to the applicable provisions of the Delaware corporate law and our certificate of incorporation and by-laws. Our certificate of incorporation and by-laws have been filed with the SEC as an exhibit to the registration statement which we filed in connection with this offering. Please see “Where You Can Find More Information About Wachovia Funding” for information on how to obtain a copy of these documents.

We have two types of authorized capital stock: common stock and preferred securities. Currently only our common stock and Series D preferred securities are outstanding. Our Series B and C preferred securities will be issued concurrently with this offering of our Series A preferred securities.

Common Stock

General.    All outstanding shares of common stock are fully paid and non-assessable. There is no established trading market for our common stock. Wachovia Preferred Holding owns 99.85% of our common stock and Wachovia owns the remaining. Holders of common stock have no preemptive rights. There are no redemption or sinking fund provisions with respect to the common stock.

Voting.    Holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders. There are no cumulative voting rights. As the holder of substantially all of our common stock, Wachovia Preferred Holding, and the Bank indirectly, will be able, subject to the rights of the holders of preferred securities, to elect and remove directors, amend our certificate of incorporation, and approve other actions requiring shareholder approval.

Dividends.    The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors, subject to any preferential dividend rights of holders of any outstanding preferred securities. In order to remain qualified as a REIT, we must distribute annually at least 90% of our annual REIT Taxable Income to shareholders.

Liquidation Rights.    Upon our dissolution or liquidation, holders of common stock will be entitled to receive all of our assets which are available for distribution to our shareholders, subject to any preferential rights of holders of then outstanding preferred securities.

Preferred Securities

Series B Preferred Securities

General.    The Series B preferred securities rank senior to our common stock as to dividends and in liquidation and rank on parity with our Series A preferred securities and Series C and D preferred securities. Holders of the Series B preferred securities have no preemptive rights with respect to any shares of our capital stock.

Voting.    Holders of the Series B preferred securities are entitled to 1/10th of one vote per security on all matters to be voted on by shareholders, voting as a single class with the holders of our common stock and the holders of any other class of securities entitled to vote as a single class with the holders of our common stock.

Dividends.    The holders of Series B preferred securities are entitled to receive dividends in the amount of •% per annum per security. Dividends on the Series B preferred securities are not cumulative and, accordingly, if we do not declare a dividend or declare less than a full dividend on the Series B preferred securities for a quarterly dividend period, holders of the Series B preferred securities will have no right to receive a dividend or the full dividend, as the case may be, for that period, and we will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series B preferred securities or our common stock.

Liquidation Rights.    In the event we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of Series B preferred securities at the time outstanding will be entitled to receive liquidating distributions in the amount of $25.00 per security, plus any authorized, declared and unpaid dividends for the then-current dividend period to the date of liquidation, out of our assets legally available for distribution to shareholders, before any distribution of assets is made to holders of Junior Stock and subject to the rights of the holders of any class or series of Senior Stock upon liquidation and the rights of general creditors. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B preferred securities will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series B preferred securities and the corresponding amounts payable on any other Parity Stock, then the holders of Series B preferred securities and any other Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Series C Preferred Securities

General.    The Series C preferred securities rank senior to our common stock as to dividends and in liquidation and rank on parity with our Series A preferred securities and Series B and D preferred securities. Holders of the Series C preferred securities have no preemptive rights with respect to any shares of our capital stock.

Voting.    Holders of the Series C preferred securities are entitled to 1/10th of one vote per security on all matters to be voted on by shareholders, voting as a single class with the holders of our common stock and the holders of any other class of securities entitled to vote as a single class with the holders of our common stock.

Dividends.    The holders of Series C preferred securities are entitled to receive dividends in the amount of •% per annum per security. Dividends on the Series C preferred securities are not cumulative and, accordingly, if we do not declare a dividend or declare less than a full dividend on the Series C preferred securities for a quarterly dividend period, holders of the Series C preferred securities will have no right to receive a dividend or the full dividend, as the case may be, for that period, and we will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series C preferred securities or our common stock.

Liquidation Rights.    In the event we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of Series C preferred securities at the time outstanding will be entitled to receive liquidating distributions in the amount of $1,000 per security, plus any authorized, declared and unpaid dividends for the then-current dividend period to the date of liquidation, out of our assets legally available for distribution to shareholders, before any distribution of assets is made to holders of Junior Stock and subject to the rights of the holders of any class or series of Senior Stock upon liquidation and the rights of general creditors. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C preferred securities will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series C preferred securities and the corresponding amounts payable on any other Parity Stock, then the holders of Series C preferred securities and any other Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Series D Preferred Securities

General.    The Series D preferred securities rank senior to our common stock as to dividends and in liquidation and rank on parity with our Series A preferred securities and Series B and Series C preferred securities. Holders of the Series D preferred securities have no preemptive rights with respect to any shares of our capital stock. The Series D preferred securities are not convertible or exchangeable into any of our other securities.

Voting.    Holders of the Series D preferred securities are not entitled to vote at shareholder meetings and are not entitled to notice of such meetings, except where specifically required by law.

Dividends.    The holders of Series D preferred securities are entitled to receive dividends in the amount of 8.5% per annum per security. Dividends on the Series D preferred securities are not cumulative and, accordingly, if we do not declare a dividend or declare less than a full dividend on the Series D preferred securities for a dividend period, holders of the Series D preferred securities will have no right to receive a dividend or the full dividend, as the case may be, for that period, and we will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series D preferred securities or our common stock.

Liquidation Rights.    In the event we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of Series D preferred securities at the time outstanding will be entitled to receive liquidating distributions in the amount of $1,000 per security, plus any authorized, declared and unpaid dividends for the then-current dividend period to the date of liquidation, out of our assets legally available for distribution to shareholders, before any distribution of assets is made to holders of Junior Stock and subject to the rights of the holders of any class or series of Senior Stock upon liquidation and the rights of general creditors. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D preferred securities will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series D preferred securities and the corresponding amounts payable on any other Parity Stock, then the holders of Series D preferred securities and any other Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Redemption.    We can redeem the Series D preferred securities in whole or in part at any time at $1,000 per security plus authorized, declared and unpaid dividends.

Ability to Issue Additional Preferred Securities

In addition to our Series A preferred securities and Series B, C and D preferred securities, our certificate of incorporation authorizes our board of directors to issue up to • shares of preferred securities from time to time in one or more series with such designations, preferences, conversion, or other rights, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption as are determined by our board of directors without shareholder approval. The specific terms of a particular class or series of preferred securities that is issued, if any, will be described in an amendment to our certificate of incorporation relating to that class or series. As of the date of this prospectus, we have no present plans to issue any other shares of preferred securities.

We believe that the power of the board of directors to issue additional authorized but unissued preferred securities and to classify or reclassify unissued preferred securities and cause us to issue such classified or reclassified preferred securities will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional preferred securities will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the New York Stock Exchange, except that as long as any Series A, B, C or D preferred security remains outstanding:

•
additional preferred securities ranking senior to the Series A, B and C preferred securities may not be issued without the approval of the holders of at least two-thirds of the Series A preferred securities and Series B and C preferred securities, each voting as a separate class; and

•	additional preferred securities ranking on a parity with the Series A, B and C preferred securities may not be issued without the approval of the Independent Directors.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Code:

•
no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year. This is known as the “Five or Fewer Test”; and

•
our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year, other than the first year. This is known as the “One Hundred Persons Test”.

Neither the collective ownership by Wachovia Preferred Holding and Wachovia of 100% of our outstanding common stock nor the ownership by Wachovia Preferred Holding of 100% of the Series B and C preferred securities will adversely affect our REIT qualification because each shareholder of Wachovia, whose capital stock is widely held, counts as a separate beneficial owner of us for purposes of the Five or Fewer Test. Further, the certificate of designation for the Series D preferred securities contains restrictions on the transfer of these preferred securities that are intended to ensure compliance with the One Hundred Persons Test. We may deny any proposed transfer of Series D preferred securities that, in our reasonable judgment, may adversely impact our ability to maintain our status as a REIT.

Our certificate of incorporation provides that a transfer of shares that would otherwise result in more than 50% in value of our outstanding shares of capital stock being owned by five or fewer individuals, under the applicable attribution rules of the Code, or which would cause the shares of our capital stock to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such shares.

All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2% of the outstanding preferred securities of any series must give a written notice to us containing the information specified in our certificate of incorporation by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to us such information as we may request, in good faith, in order to determine our status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

There are no ownership limitations of Wachovia Series G, Class A preferred stock following an exchange of our Series A preferred securities upon the occurrence of a Supervisory Event.

Anti-Takeover Effects of Delaware Laws

Some provisions of Delaware law could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

More specifically, under Section 203 of the DGCL, certain “business combinations” (defined generally to include mergers or consolidations between the Delaware corporation and an interested stockholder and transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase the interested stockholder’s percentage ownership of stock) between a publicly held Delaware corporation and an “interested stockholder” (defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock or their affiliates) are prohibited for a three-year period following the date that such stockholder becomes an interested stockholder, unless

•	the corporation has elected in its certificate of incorporation not to be so governed;

•
either the business combination or the proposed transaction which resulted in the person becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

•
upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by officers who are also directors or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or

•	the business combination was approved by the board of directors of the corporation and also ratified by two-thirds of the voting stock (excluding the stock owned by the interested stockholder).

Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors, since the restrictions contained in Section 203 would be avoided if a majority of the directors then in office approved either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

DESCRIPTION OF WACHOVIA SERIES G, CLASS A PREFERRED STOCK

The following summary describes the material terms and provisions of the Wachovia Series G, Class A preferred stock. This description is qualified in its entirety by reference to the terms and provisions of Wachovia’s articles of incorporation and articles of amendment. Wachovia’s articles of incorporation and articles of amendment have been filed with the SEC by Wachovia as exhibits to the registration statement in connection with this offering. Please see “Where You Can Find More Information About Wachovia” for information on how to obtain copies of these documents.

General

The Wachovia Series G, Class A preferred stock, if and when issued, will be represented by depositary shares of Wachovia, each representing one-sixth of a share of Wachovia Series G, Class A preferred stock. If and when issued, Wachovia’s depositary shares will be validly issued, fully paid, and non-assessable. The holders of the Wachovia Series G, Class A preferred stock will have no preemptive rights with respect to any shares of Wachovia’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The Wachovia Series G, Class A preferred stock is perpetual and will not be convertible into shares of Wachovia common stock or any other class or series of its capital stock, and will not be subject to any sinking fund or other obligation for their repurchase or retirement.

Rank

The Wachovia Series G, Class A preferred stock would rank senior to its common stock and most senior preferred stock and to any other securities which Wachovia may issue in the future that are subordinate to the Wachovia Series G, Class A the preferred stock. As of the date of this prospectus, there are no shares of securities that would rank senior to the Wachovia Series G, Class A preferred stock authorized, issued or outstanding. Wachovia’s most senior preferred stock, if issued, would be on a parity with the Wachovia Series G, Class A preferred stock as to dividend rights and rights upon liquidation, winding up, or dissolution. As of the date of this prospectus, there are no other securities authorized or issued that would rank on a parity with the Wachovia Series G, Class A preferred stock.

Dividends

Holders of the Wachovia Series G, Class A preferred stock will be entitled to receive, if, when, and as declared by its board of directors out of legally available assets, non-cumulative cash dividends at the rate of •% per annum of the initial liquidation preference, which is $150.00 per share of the Wachovia Series G,

Class A preferred stock. Holders of depositary shares will receive one-sixth of any such dividend and one-sixth of any such liquidation preference. If authorized and declared, dividends on the Wachovia Series G, Class A preferred stock will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day without interest, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day. Wachovia refers to each such quarter of a calendar year as a “dividend period”. Dividends in each quarterly period will accrue from the first day of such period. As long as the depositary shares representing the Wachovia Series G, Class A preferred stock are only in book-entry form, the record date for the payment of dividends, if declared, will be one business day before the dividend payment date. If the depositary shares representing the Wachovia Series G, Class A preferred stock are ever issued in certificated form, the record date for payment of dividends will be the 15th day before the relevant dividend payment date. Upon an exchange of depositary shares representing our Series A preferred securities for the Wachovia Series G, Class A preferred stock, any authorized, declared and unpaid dividends for the most recent quarter on our Series A preferred securities as of the time of the exchange will be deemed to be authorized, declared and unpaid dividends for the most recent quarter on the depositary shares representing the Wachovia Series G, Class A preferred stock. No interest will be paid on any dividend payment of depositary shares representing the Wachovia Series G, Class A preferred stock.

The right of holders of the Wachovia Series G, Class A preferred stock to receive dividends is non-cumulative. If Wachovia’s board of directors does not declare a dividend on the Wachovia Series G, Class A preferred stock or declares less than a full dividend in respect of any dividend period, the holders of the Wachovia Series G, Class A preferred stock will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and Wachovia will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Wachovia Series G, Class A preferred stock or Wachovia’s common stock.

If full dividends on the Wachovia Series G, Class A preferred stock for any dividend period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments:

•
no dividends will be declared and paid or set aside for payment and no other distribution will be declared or made or set aside for payment upon Wachovia’s common stock or any other of Wachovia’s capital stock ranking junior to or on a parity with the Wachovia Series G, Class A preferred stock as to dividends or amounts upon liquidation for that dividend period, except by conversion into, or exchange for, other shares of Wachovia’s capital stock ranking junior to its capital stock as to dividends and amount upon liquidation; and

•
no common stock or any other of Wachovia’s capital stock ranking junior to or on a parity with the Wachovia Series G, Class A preferred stock as to dividends or amounts upon liquidation will be redeemed, purchased, or otherwise acquired for any consideration, no monies will be paid to or made available for a sinking fund for the redemption of any such capital stock by Wachovia, until such time as dividends on all of the outstanding Wachovia Series G, Class A preferred stock have been:

•	declared and paid for three consecutive dividend periods; and

•	declared and paid or declared and a sum sufficient for such payment has been set apart for payment for the fourth consecutive dividend period.

When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, the Wachovia Series G, Class A preferred stock, senior preferred stock, and any Parity Stock, all dividends declared upon the Wachovia Series G, Class A preferred stock, senior preferred stock, and any other Parity Stock will be declared pro rata. Thus, the amount of dividends declared per share of the Wachovia Series G, Class A preferred stock and such other Parity Stock will in all cases bear to each other the same ratio that (a) full dividends per share of the Wachovia Series G, Class A preferred stock for the then-current dividend period, which will not include any accumulation in respect of unpaid dividends for the prior dividend period, and (b) full dividends, including required or permitted accumulations, if any, on such other capital stock, bear to each other.

Wachovia is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as Wachovia, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Redemption

The Wachovia Series G, Class A preferred stock will not be redeemable prior to •, 2022. On or after such date, Wachovia may redeem the Wachovia Series G, Class A preferred stock for cash, in whole or in part, at any time and from time to time at its option at the redemption price of $150.00 per share, plus authorized, declared and unpaid dividends for the current dividend period, if any, to the date of redemption. If Wachovia’s board of directors determines that Wachovia should redeem fewer than all of the outstanding Wachovia Series G, Class A preferred stock, the securities to be redeemed will be determined by lot, pro rata, or by such other method as Wachovia’s board of directors in its sole discretion determines to be equitable.

Dividends will cease to accrue on the Wachovia Series G, Class A preferred stock called for redemption on and as of the date fixed for redemption and such Wachovia Series G, Class A preferred stock will be deemed to cease to be outstanding, provided that the redemption price, including any authorized and declared but unpaid dividends for the current dividend period, if any, to the date fixed for redemption, has been duly paid or provision has been made for such payment.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of the Wachovia Series G, Class A preferred stock to be redeemed at such holder’s registered address.

Rights upon Liquidation

In the event Wachovia voluntarily or involuntarily liquidates, dissolves, or winds up, the holders of the Wachovia Series G, Class A preferred stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $150.00 per share, or $25.00 per depositary share representing a one-sixth interest in the Wachovia Series G, Class A preferred stock, plus any authorized, declared, and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wachovia’s assets legally available for distribution to its shareholders, before any distribution of assets is made to holders of Wachovia’s common stock or any securities ranking junior to the Wachovia Series G, Class A preferred stock and subject to the rights of the holders of any class or series of securities ranking senior to or on a parity with the Wachovia Series G, Class A preferred stock upon liquidation and the rights of its depositors and or series of securities ranking senior to or on a parity with the Wachovia Series G, Class A preferred stock upon liquidation and the rights of its depositors and creditors.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Wachovia Series G, Class A preferred stock will have no right or claim to any of Wachovia’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, Wachovia’s available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Wachovia Series G, Class A preferred stock and the corresponding amounts payable on any other securities of equal ranking, then the holders of the Wachovia Series G, Class A preferred stock and any other securities of equal ranking will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, Wachovia’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into it, or the sale of all or substantially all of Wachovia’s property or business, will not be deemed to constitute its liquidation, dissolution, or winding up.

Voting Rights

Holders of the Wachovia Series G, Class A preferred stock will not have any voting rights, except as required by law, and will not be entitled to elect any directors.

North Carolina law attaches mandatory voting rights to classes or series of shares that are affected by certain amendments to the articles of incorporation, whether made by filing articles of amendment or by a merger or share exchange. The holders of the outstanding shares of a class or series are entitled to vote as a separate voting group on any amendment that would:

•	change the aggregate number of authorized shares of that class or series;

•	effect an exchange or reclassification of any shares of that class or series into shares of another class or series;

•	effect an exchange (or create a right of exchange) or reclassification of any shares of another class or series into shares of that class or series;

•	change the designation, rights, preferences, or limitations of any shares of that class or series;

•	change any shares of that class or series into a different number of shares of the same class or series;

•
create a new class or series of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class or series;

•
increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, would have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class or series;

•	limit or deny an existing preemptive right of any shares of that class or series;

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on any shares of that class or series; or

•	change the corporation into a nonprofit corporation or a cooperative organization.

These mandatory voting rights apply regardless of whether the change is favorable or unfavorable to the affected shares. A mandatory voting right is also given to a class or series of shares for approval of a share dividend payable in the shares of that class or series or the shares of another class or series.

Conditional Exchange

For a description on how an exchange of our Series A preferred securities into depositary shares representing the Wachovia Series G, Class A preferred stock would occur upon a Supervisory Event, you should read “Description of the Series A Preferred Securities—Conditional Exchange” above.

DESCRIPTION OF WACHOVIA DEPOSITARY SHARES

The following summary describes the material terms and provisions of the depositary shares. This description is qualified in its entirety by reference to the terms and provisions of the deposit agreement, the form of depositary receipts, which contain the terms and provisions of the depositary shares, and Wachovia’s articles of incorporation and articles of amendment, each of which has been filed with the SEC by Wachovia as an exhibit to the registration statement in connection with this offering. Please see “Where You Can Find More Information About Wachovia” for information on how to obtain copies of these documents. Copies of these documents are also available for inspection at the offices of the depositary.

General

Each Wachovia depositary share will represent a one-sixth interest in one share of Wachovia Series G, Class A preferred stock. The depositary shares will be evidenced by depositary receipts. The shares of Wachovia Series G, Class A preferred stock underlying the depositary shares will, upon an exchange as a result of a Supervisory Event, be deposited with the Bank, as depositary, under a deposit agreement between Wachovia, the depositary and all holders from time to time of depositary receipts issued by the depositary thereunder. Wachovia does not intend to list or quote the depositary shares or the Wachovia Series G, Class A preferred stock on any national securities exchange or national quotation system. Accordingly, there will be no public trading market for the depositary shares or the Wachovia Series G, Class A preferred stock.

Subject to the terms of the deposit agreement, each owner of six depositary shares will be entitled, through the depositary, to all the rights, preferences and privileges of a share of the Wachovia Series G, Class A preferred stock. Owners of a single depositary share, representing a one-sixth interest in the Wachovia Series G, Class A preferred stock, will be subject to all of the limitations of the fractional share represented thereby, which are summarized above under “Description of Wachovia Series G, Class A Preferred Stock”.

The depositary will act as transfer agent and registrar and paying agent with respect to the depositary shares.

The depositary’s office at which the depositary receipts will be administered is located at One Wachovia Center, Charlotte, North Carolina 28288.

You may hold depositary shares either directly or indirectly through your broker or other financial institution. If you hold depositary shares directly, by having depositary shares registered in your name on the books of the depositary, you are a depositary receipt holder. If you hold the depositary shares through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of a depositary receipt holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Issuance of Depositary Receipts

Automatically upon a Supervisory Event, Wachovia will issue the shares of Wachovia Series G, Class A preferred stock, and Wachovia will deposit such shares of the Wachovia Series G, Class A preferred stock with the depositary, which will then issue and deliver the depositary receipts to Wachovia. Wachovia will, in turn, deliver the depositary receipts to the holders of Series A preferred securities as of the date of a Conditional Exchange. Depositary receipts will be issued evidencing only whole depositary shares. Upon the occurrence of a Conditional Exchange, each Series A preferred security will be exchanged for one depositary receipt. See “Description of the Series A Preferred Securities—Conditional Exchange”.

Dividends and Other Distributions

The depositary will distribute all cash dividends, dividends paid in depositary shares representing fully paid and non-assessable shares of Wachovia Series G, Class A preferred stock or other cash distributions received in respect of the Wachovia Series G, Class A preferred stock to the record holders of depositary shares representing such Wachovia Series G, Class A preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with the approval of Wachovia, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares

If the Wachovia Series G, Class A preferred stock underlying the depositary shares are redeemed, the depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption, in whole or in part, of such Wachovia Series G, Class A preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such Wachovia Series G, Class A preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, in the depositary’s sole discretion.

After the date fixed for redemption (which will be the same date as the redemption date, if any, for the Wachovia Series G, Class A preferred stock), the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such depositary shares.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Wachovia and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any amendment becomes effective will be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

Charges of Depositary

Wachovia will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. Wachovia will pay the charges of the depositary in connection with the initial deposit of the Wachovia Series G, Class A preferred stock following an exchange as a result of a Supervisory Event, and any redemption of the Wachovia Series G, Class A preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from Wachovia which Wachovia would be required to furnish to the holders of the Wachovia Series G, Class A preferred stock.

Neither the depositary nor Wachovia will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Wachovia and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceedings in respect of any depositary shares or the Wachovia Series G, Class A preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or independent accountants, or information provided by persons presenting Wachovia Series G, Class A preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to Wachovia notice of its election to do so, and Wachovia may at any time remove the depositary, with any such resignation or removal taking effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by Wachovia within 45 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at the direction of Wachovia or by the depositary if a period of 45 days shall have expired after the depositary has delivered to Wachovia written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement, except that the depositary will continue to collect dividends and other distributions pertaining to the Wachovia Series G, Class A preferred stock, will sell rights, preferences or privileges as provided in the deposit agreement and will continue to deliver Wachovia Series G, Class A preferred stock certificates together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges, or other property in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the depositary may sell the Wachovia Series G, Class A preferred stock and hold the proceeds of such sale, without interest, for the benefit of the holders of depositary receipts who have not then surrendered their depositary receipts. After making such sale, the depositary will be discharged from all obligations under the deposit agreement except to account for such proceeds.

DESCRIPTION OF OTHER WACHOVIA CAPITAL STOCK

You should read the description of the capital stock of Wachovia, under the heading “Description of First Union Capital Stock”, in its registration statement on Form S-4, as amended (Registration Statement File No. 333-59616), filed with the SEC on June 27, 2001, which description is incorporated in this prospectus by reference.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes our taxation and the material Federal income tax consequences to holders of our Series A preferred securities. This discussion is for your general information only, and is not tax advice. The tax treatment of a holder of our Series A preferred securities will vary depending upon the holder’s particular situation, and this discussion addresses only holders that hold preferred stock as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold securities that are a hedge, that are hedged against currency risks or that are part of a straddle or conversion transaction; and

•	persons whose functional currency is not the United States dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling preferred stock, including the United States Federal, state, local and foreign tax consequences of acquiring, owning and selling common stock in your particular circumstances and potential changes in applicable laws.

Our Taxation as a REIT

In the opinion of Sullivan & Cromwell, commencing with our taxable year ending December 31, 2002, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court.

In providing its opinion, Sullivan & Cromwell is relying as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell by us and our subsidiary, Wachovia Real Estate Investment Corp.

Our qualification as a REIT will depend upon the continuing satisfaction by us and, given our current ownership interest in Wachovia Real Estate Investment Corp., by Wachovia Real Estate Investment Corp., of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and recordkeeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, our actual results and those of Wachovia Real Estate Investment Corp.’s operations for any particular year might not satisfy these requirements. Sullivan & Cromwell will not monitor our compliance or that of Wachovia Real Estate Investment Corp. with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

As a REIT, we generally will not have to pay Federal corporate income taxes on our net income that we currently distribute to shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation.

However, we will have to pay Federal income tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on our items of tax preference.

•
Third, if we have (a) net income from the sale or other disposition of “foreclosure property”, as defined in the Code, which is held primarily for sale to customers in the ordinary course of business, or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•
Fourth, if we have net income from “prohibited transactions”, as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•
Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification—Income Tests”, but have nonetheless maintained our qualification as a REIT because we have satisfied some other requirements, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 90% of our gross income (95% for taxable years ending before January 1, 2001) over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•
Sixth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our real estate investment trust ordinary income for that year, (b) 95% of our real estate investment trust capital gain net income for that year, and (c) any undistributed taxable income from prior periods, we will have to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•
Seventh, if we acquire any asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquire that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation means generally a corporation that has to pay full corporate-level tax.

•
Eighth, if we receive certain non-arms length income from a taxable REIT subsidiary (as defined under “—Requirements for Qualification—Asset Tests”), or as a result of services provided by a taxable REIT subsidiary to our tenants, we will be subject to a 100% tax on the amount of our non-arms length income.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

•	which is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	which is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•
during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

•	which meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, other than the first 12 months.

We have satisfied the conditions described in the first through fifth bullet points of the first paragraph of this section and believe that we have also satisfied the condition described in the sixth bullet point of the preceding paragraph. In addition, our certificate of incorporation provides for restrictions regarding the transfer of our shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the shares are described above in this prospectus under the heading “Description of Other Wachovia Funding Capital Stock—Restrictions on Ownership and Transfer”.

Income Tests.    In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements.

•
First, we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including interest on loans secured by real estate and “rents from real property”, as defined in the Code, or from certain types of temporary investments.

•
Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of source.

As of the date of this prospectus, we do not own any rental income generating property nor do we have any plans to acquire any such property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be wholly excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our Federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We might not be entitled to the benefit of these relief provisions, however. As discussed in “—Requirements for Qualification—Annual Distribution Requirements” below, even if these relief provisions apply, we would have to pay a tax on the excess income.

Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy three tests relating to the nature of our assets.

•
First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of our shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds, and (c) cash, cash items and government securities.

•	Second, not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class.

•
Third, not more than 20% of the value of our total assets may constitute securities issued by taxable REIT subsidiaries and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities issued by another REIT or by a taxable REIT subsidiary, owned by us may not exceed 5% of the value of our total assets. Moreover, we may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries, or debt instruments that are considered straight debt under a safe harbor provision of the Code. For these purposes, a taxable REIT subsidiary is any corporation in which we own an interest that joins with us in making an election to be treated as a “taxable REIT subsidiary” and certain subsidiaries of a taxable REIT subsidiary, if the subsidiaries do not engage in certain activities.

Since November 25, 1996, we have also owned more than 10% of the voting securities of Wachovia Real Estate Investment Corp. Our ownership interest in Wachovia Real Estate Investment Corp. will not cause us to fail to satisfy the asset tests for REIT status so long as Wachovia Real Estate Investment Corp. qualifies as a REIT for its first taxable year and each subsequent taxable year. We believe that Wachovia Real Estate Investment Corp. will qualify as a REIT.

Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to (a) the sum of (i) 90% of our “real estate investment trust taxable income”, computed without regard to the dividends paid deduction and our net capital gain, and (ii) 90% of the net after-tax income, if any, from foreclosure property, minus (b) the sum of certain items of non-cash income.

In addition, if we dispose of any asset within 10 years of acquiring it, we will be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

To the extent that we do not distribute or are not treated as having distributed all of our net capital gain or distribute or are treated as having distributed at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year, and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts that are actually distributed or are taxed at regular ordinary and capital gain corporate rates.

We intend to satisfy the annual distribution requirements.

From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when we actually receive income and when we actually pay deductible expenses, and (b) when we include the income and deduct the expenses in arriving at our taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in respect of our common stock in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, we might be taxed as a member of the consolidated group that includes Wachovia and the Bank. We will not be able to deduct distributions to shareholders in any year in which we fail to qualify, nor will we be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as ordinary income and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Taxation of Holders of Preferred Stock

U.S. Shareholders

As used in this section, the term “U.S. shareholder” means a holder of common stock who, for United States Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States Federal income taxation regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. shareholders as ordinary income. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held his shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for reduced rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Because we do not expect, however, to recognize substantial capital gains, we expect most of our dividends to be ordinary income.

To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis which the U.S. shareholder has in his shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for Federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

Dividends authorized by us in October, November or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. shareholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our shareholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

Distributions made by us and gain arising from a U.S. shareholder’s sale or exchange of shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

When a U.S. shareholder sells or otherwise disposes of shares, the shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. Capital gain of an individual U.S. shareholder is generally taxed at a maximum rate of 20% where the property is held for more than one year, and 18% where the property is held for more than 5 years. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of ours that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from us which were required to be treated as long-term capital gains.

Backup Withholding.    We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide us with his correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions, if any, to shareholders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt Shareholders.    The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described in the next paragraph and has not held its shares as “debt financed property” within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Income from an investment in our shares will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by our shares. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts”. A REIT is a “pension-held REIT” if:

•
it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•
either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT, or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “U.S. shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Shareholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to United States Federal income tax on a net income basis, which we call “non-U.S. shareholders”, are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Series A preferred securities, including any reporting requirements.

Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent, or (b) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business.

Distributions to a non-U.S. shareholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

Return of Capital.    Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder’s shares. Distributions of this kind will instead reduce the adjusted basis of the shares. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of our shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current accumulated earnings and profits.

Capital Gain Dividends.    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests (which, unlike the definition of real estate assets for REIT qualification purposes, does not include interest on many loans secured by real property) will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. We are required by applicable Treasury regulations under this statute to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

Sales of Shares.    Gain recognized by a non-U.S. shareholder upon a sale or exchange of common stock generally will not be taxed under the Foreign Investment in Real Property Tax Act if we are a “domestically controlled REIT”, defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we are and will continue to be a domestically controlled REIT, and, therefore, that taxation under this statute generally will not apply to the sale of our shares. However, gain to which this statute does not apply will be taxable to a non- U.S. shareholder if investment in the shares is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which the Foreign Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If we were not a domestically controlled REIT, tax under the Foreign Investment in Real Property Tax Act would apply to a non-U.S. shareholder’s sale of shares only if the selling non-U.S. shareholder owned more than 5% of the class of shares sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned the shares sold or the five-year period ending on the date when the shareholder disposed of the shares. If tax under this statute applies to the gain on the sale of shares, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Federal Estate Taxes

Preferred shares held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. shareholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of preferred shares effected at a United States office of a broker,

as long as:

•	the income associated with these payments is otherwise exempt from United States Federal income tax; and

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of preferred shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of preferred shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of preferred shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

State or local taxation may apply to us and our shareholders in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

ERISA CONSIDERATIONS

The fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should be considered by the fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of ERISA (an “ERISA Plan”) in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange). Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA Plan and whether an investment is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, self-employment retirement plans and other pension and profit-sharing plans subject to Section 4975 of the Code (together with ERISA Plans, the “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. Therefore, fiduciaries of ERISA Plans and persons making investment decisions for other Plans should also consider whether an investment in the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange) might constitute or give rise to a prohibited transaction under ERISA and the Code. We and Wachovia may each be considered a party in interest or disqualified person with respect to a Plan to the extent we or certain of our affiliates are engaged in businesses which provide services to such Plan. If so, the acquisition and holding by such Plan of the Series A preferred securities (or the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange) could be a prohibited transaction.

There are five prohibited transaction class exemptions (“PTCEs”) issued by the Department of Labor which could exempt the acquisition and holding of the Series A preferred securities (or the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange) from the prohibited transaction provisions of ERISA and the Code—PTCE 84-14, for certain transactions determined by qualified professional asset managers, PTCE 90-1, for certain transactions involving insurance company pooled separate accounts, PTCE 91-38, for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving insurance company general accounts, and PTCE 96-23, for certain transactions determined by in-house asset managers.

Under a regulation issued by the U.S. Department of Labor (referred to as the “Plan Asset Regulation”), which governs what constitutes the assets of a Plan, our assets will not be treated as assets of a Plan if the Series A preferred securities are “publicly-offered securities”. This will be the case under the Plan Asset Regulation if the Series A preferred securities are:

•	widely held (that is, owned by 100 or more investors independent of us and of each other);

•	freely transferable; and

•	sold as part of an offering pursuant to an effective registration statement under the Securities Act and then timely registered under Section 12(b) or 12(g) of the Exchange Act.

We expect (although no assurances can be given) that (a) the Series A preferred securities will be held by at least 100 independent investors at the conclusion of the offering, (b) there are no restrictions imposed on the transfer of the Series A preferred securities and the Series A preferred securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and (c) the Series A preferred securities will be timely registered under the Exchange Act. Based on the foregoing, it is expected that the Series A preferred securities will meet the requirements for “publicly-offered securities”.

The Plan Asset Regulation provides an additional exception for “operating companies” (i.e., an entity that is primarily engaged, directly or through one or more majority owned subsidiaries, in the production or sale of a product or service other than the investment of capital). Assuming that Wachovia qualifies as an “operating company” at the time of the exchange, a Plan’s ownership of the depositary shares representing the Wachovia Series G, Class A preferred stock would not cause the assets of Wachovia to be treated as assets of the Plan.

Regardless of whether our assets or Wachovia’s assets are deemed to be “plan assets” of Plans investing in the securities, the acquisition and holding of the Series A preferred securities (or the depositary shares representing the Wachovia Series G, Class A preferred stock) with “plan assets” could itself result in a prohibited transaction. Accordingly, each purchaser and transferee of the Series A preferred securities (and each holder of the depositary shares representing the Wachovia Series G, Class A preferred stock upon the occurrence of a Conditional Exchange) is deemed to represent that either the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock) are not acquired with assets of a Plan, or that the acquisition and holding of the Series A preferred securities (or the depositary shares representing the Wachovia Series G, Class A preferred stock upon the occurrence of a Conditional Exchange) is eligible for the relief available under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that a Plan considering an investment in the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange) consult with its counsel regarding the consequences under ERISA and the Code of such investment. Plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) generally are not subject to the requirements of ERISA or the prohibited transaction provisions of Section 4975 of the Code; however, any such plan subject to Federal, state or local law substantially similar to the foregoing provisions will be deemed to represent its acquisition and holding of the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange) is not prohibited or is eligible for exemptive relief.

UNDERWRITING

Subject to the terms and conditions stated in our loan participation agreement with Wachovia Preferred Holding dated the date of this prospectus, Wachovia Preferred Holding has agreed to acquire from us and agreed to exchange all of the Series A preferred securities offered by this prospectus for $25.00 per Series A preferred security. The consideration to be exchanged by Wachovia Preferred Holding for the Series A preferred securities will be in the form of additional participation interests in certain commercial real estate loans.

It is intended that, subsequent to the exchange of the Series A preferred securities with us and subject to the terms and conditions stated in the proposed underwriting agreement, each underwriter named in the table below, which we refer to as an “Underwriter” and collectively as the “Underwriters”, will severally agree to purchase, and Wachovia Preferred Holding will agree to sell the number of Series A preferred securities set forth opposite the name of such underwriter.

Name	Number of Series A Preferred Securities
Wachovia Securities, Inc.

Total	12,000,000

The underwriting agreement will provide that the obligation of the several Underwriters to purchase the Series A preferred securities is subject to certain legal matters by counsel and to certain other conditions. The Underwriters will be obligated to purchase all of the Series A preferred securities if they purchase any Series A preferred securities. Although a statutory underwriter in connection with this offering, Wachovia Preferred Holding will not sell the securities directly to the public and will not have the rights and obligations of an Underwriter under the underwriting agreement.

The Underwriters, for whom Wachovia Securities, Inc. is acting as representative (the “Representative”), intend to offer some of the Series A preferred securities directly to the public at the public offering price of $25.00 per security and some of the Series A preferred securities to certain dealers at the public offering price less a concession not in excess of $         per preferred security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $         per Series A preferred securities to certain brokers and dealers. After the initial offering of the Series A preferred securities to the public, the public offering price and other selling terms may be changed by the Representative.

The Underwriters fees will constitute an amount equal to         % of the initial public offering price. The amount is calculated based on a management fee equal to         % of the initial public offering price, or $         per $25.00 security, an underwriting fee equal to         % of the initial public offering price, or $         per $25.00 security, and a selling concession equal to         % of the initial public offering price, or $         per $25.00 security. Additional expenses associated with the offering of the Series A preferred securities are estimated to be $        . These additional expenses include legal and accounting fees and expenses, Underwriters’ legal fees expenses, rating agencies’ fees, printing expenses, and the SEC registration fee. The fees and expenses as well as the underwriting commissions and discounts will be paid by Wachovia Preferred Holding.

Wachovia Securities, Inc. is an affiliate of ours and of Wachovia Preferred Holding.

Certain of the Underwriters and their affiliates have in the past provided, and may in the future provide, investment banking services to Wachovia, the Bank, or their affiliates in the ordinary course of business.

Wachovia Preferred Holding, which owns 99.85% of our shares of common stock, is affiliated with us. The Bank owns 99.95% of Wachovia Preferred Holding’s common stock. Thus, the Bank may be deemed to beneficially own the Series A preferred securities being offered to the public even though Wachovia Preferred Holding will be the sole record owner. As described in more detail under “Business” in this prospectus, we acquired, and in the future will acquire, assets from the Bank and its affiliates and have made arrangements with the Bank and its affiliates for the servicing of the loans in our portfolio.

In connection with the offering to the public, the Underwriters may purchase and sell the Series A preferred securities in the open market. These transactions may include syndicate covering transactions and stabilizing transactions. Stabilizing transactions consist of certain bids or purchases of the Series A preferred securities made for the purpose of preventing or retarding a decline in the market price of the Series A preferred securities while the offering is in progress. Syndicate covering transactions involve purchases of the Series A preferred securities in the open market after the distribution has been completed to cover syndicate short positions. Short sales involve the sale by the Underwriters of a greater number of securities than they are required to purchase in the offering. The Underwriters will not have an overallotment option with respect to the distribution of the Series A preferred securities, and any short position of the Underwriters will be a “naked” short position. A naked short position may be created if the Underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. The Underwriters must close out any naked short position by purchasing securities in the open market. Similar to other purchase transactions, the Underwriters’ purchases to cover short sales may have the effect of raising or maintaining the market price of the Series A preferred securities or preventing or retarding a decline in the market price of the Series A preferred securities.

The Representative, on behalf of the Underwriters, also may impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Representative, in covering syndicate short positions or making stabilizing purchases, repurchases Series A preferred securities originally sold by that syndicate member.

Any of these activities may cause the price of the Series A preferred securities to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

We and Wachovia Preferred Holding will agree to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect of any of those liabilities.

We have applied to list the Series A preferred securities on the New York Stock Exchange under the symbol “•”. Prior to the offering to the public, there has been no public market for the Series A preferred securities. Consequently, the initial offering price per security of the Series A preferred securities was determined by Wachovia Preferred Holding and us and the initial public offering price for the Series A preferred securities was determined by negotiations between Wachovia Preferred Holding and Wachovia Securities, Inc. There can be no assurance, however, that the prices at which the Series A preferred securities will sell in the public market after the initial public offering will not be lower than the price at which they are sold by the Underwriters or that an active trading market in the Series A preferred securities will develop and continue after the offering to the public.

We and Wachovia Preferred Holding will agree that, for the period beginning on the date of the underwriting agreement and continuing for 30 days thereafter, we will not, without the prior written consent of the Representative, dispose of or hedge any securities, including any backup undertakings of such securities, in each case that are substantially similar to the Series A preferred securities, or any securities convertible into or exchangeable for the Series A preferred securities or such substantially similar securities. The Representative may release any of the securities subject to this lock-up at any time without notice.

The participation of Wachovia Securities, Inc. in the offer and sale of the Series A preferred securities must comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an “affiliate”. Wachovia Securities, Inc. will not execute a transaction in the Series A preferred securities in a discretionary account without the prior specific written approval of such member’s customer.

EXPERTS

The consolidated financial statements of Wachovia Funding as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Wachovia as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The restated audited financial statements of former Wachovia Corporation at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in Wachovia’s Current Report on Form 8-K dated June 5, 2002 and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent auditors. The restated audited financial statements referred to above are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The validity of our Series A preferred securities and the depositary shares representing an interest in shares of Wachovia Series G, Class A preferred stock will be passed upon for us and Wachovia by Ross E. Jeffries, Jr., Esq., Senior Vice President and Assistant General Counsel of Wachovia, and by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely upon the opinion of Mr. Jeffries as to matters of North Carolina law, and Mr. Jeffries will rely upon the opinion of Sullivan & Cromwell as to matters of New York law. Mr. Jeffries owns shares of Wachovia’s common stock and holds options to purchase additional shares of Wachovia’s common stock. Sullivan & Cromwell regularly performs legal services for Wachovia. Certain members of Sullivan & Cromwell performing these legal services own shares of Wachovia’s common stock. The validity of our Series A preferred securities and the depositary shares representing an interest in shares of Wachovia Series G, Class A preferred stock will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton.

WHERE YOU CAN FIND MORE INFORMATION ABOUT WACHOVIA FUNDING

We have filed with the Securities and Exchange Commission or SEC, a registration statement on Form S-11 under the Securities Act, with respect to our Series A preferred securities. This prospectus, which forms a part of that registration statement, does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We refer you to the registration statement and its exhibits for further information regarding us and the Series A preferred securities offered by this prospectus.

The registration statement and its exhibits which were filed by us with the SEC can be inspected at, and copies can be obtained from, the SEC’s public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

While we are a reporting company, we intend to file with the SEC and furnish to our shareholders annual reports containing audited consolidated financial statements certified by independent auditors and file with the SEC quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

WHERE YOU CAN FIND MORE INFORMATION ABOUT WACHOVIA

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the depositary shares representing an interest in the Wachovia Series G, Class A preferred stock. This prospectus, which forms a part of that registration statement, does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We refer you to the registration statement and its exhibits for further information regarding us and the depositary shares representing an interest in the Wachovia Series G, Class A preferred stock.

Wachovia files annual quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Wachovia files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, Wachovia’s SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about Wachovia at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows Wachovia to “incorporate by reference” into this prospectus the information in documents that Wachovia files with it. This means that Wachovia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When Wachovia updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information with respect to Wachovia contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. Wachovia incorporates by reference the documents listed below and any documents it files with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed:

•
Description of Wachovia’s capital stock under the heading “Description of First Union Capital Stock” contained in the Registration Statement on Form S-4, as amended (Registration Statement File No. 333-59616), as filed with the SEC on June 27, 2001;

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002; and

•	Current Reports on Form 8-K dated January 23, 2002, April 18, 2002, June 5, 2002, July 18, 2002, August 13, 2002 and August 20, 2002.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning Wachovia at the following address:

Corporate Relations
Wachovia Corporation
One Wachovia Center
301 South College Street
Charlotte, North Carolina 28288-0206
(704) 374-6782

GLOSSARY

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Loan” means a loan for commercial, financial, or industrial purposes, whether secured or unsecured, single-payment or installment.

“Commercial Mortgage Loan” means a whole loan secured by a mortgage or deed of trust on a multi-family residential or commercial real estate property.

“Conditional Exchange” means the exchange of our Series A preferred securities for Wachovia Series G, Class A preferred stock upon the issuance of an OCC directive after the occurrence of a Supervisory Event.

“Dividend Payment Date” means each quarterly date upon which dividends are paid by us to the holders of the Series A preferred securities.

“Dividend Period” means any quarterly dividend period.

“FFO” means funds from operations and is equal to net income, calculated according to accounting principles generally accepted in the United States, plus depreciation of real or personal property used to generate income, less any gain on the sale of real estate plus any loss on the sale of real estate.

“Home Equity Loan” means a fixed-rate, closed-end loan secured by residential real estate that can be in a first or second lien position.

“Indebtedness” means all indebtedness for borrowed money and any guarantees of indebtedness for borrowed money.

“Independent Directors” means the members of our board of directors who are not current or former officers or employees of us, the Bank, Wachovia, Wachovia Preferred Holding, or any affiliate of any of them.

“Investment Company Act Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that we are or will be considered an “investment company” that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority.

“Junior Stock” means common stock and all other classes and series of securities which rank below the Series A preferred securities as to dividend rights and rights upon liquidation, winding up, or dissolution.

“LIBOR” means the London Interbank Offered Rate, which is the short-term rate of interest for United States dollar deposits overseas and is sometimes used as an index upon which loan interest rates are based.

“Loan-to-Value Ratio” means, with respect to any mortgage loan, the ratio (expressed as a percentage) of the original principal amount of such mortgage loan to the lesser of (a) the appraised value at origination of the mortgaged property underlying such mortgage loan and (b) if the mortgage loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

“Mortgage-backed Securities” means securities either issued or guaranteed by agencies of the Federal government or government sponsored agencies or that are rated by at least one nationally recognized independent rating organization and that represent interests in or obligations backed by pools of mortgage loans.

“Mortgage Loans” means whole loans secured by single-family, one-to-four-unit, residential, multi-family residential, or commercial real estate properties.

“One Hundred Persons Test” means the Code requirement that our capital stock be owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year, other than the first 12 months.

“Other Authorized Investments” means non-mortgage-related securities authorized by Section 856(c)(5)(B) of the Code, in an amount which will not exceed 20% of the value of our total assets. Non-mortgage-related security is defined in the Investment Company Act. Under the Investment Company Act, the term “security” means, in part, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or a group or index of securities.

“Parity Stock” means the Series B, Series C and Series D preferred securities and any class and series of our equity securities designated in the future as being on a parity with the Series A preferred securities as to dividend rights and rights upon liquidation, winding up, or dissolution.

“Permitted Indebtedness” means Indebtedness incurred by us in an aggregate amount not to exceed 20% of our shareholders’ equity as determined in accordance with accounting principles generally accepted in the United States.

“Portfolio” means the current portfolio of mortgage loans and other loans held by us.

“Prime Rate” is the short-term interest rate quoted by a commercial bank as an indication of the rate being charged on loans to its best commercial customers and is sometimes used as an index upon which loan interest rates are based.

“Regulatory Capital Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that the Series A preferred securities will no longer constitute Tier 1 capital of the Bank or Wachovia for purposes of the capital adequacy guidelines or policies of the OCC or the Federal Reserve, or their respective successor as the Bank’s and Wachovia’s, respectively, primary federal banking regulator, as a result of:

•	any amendments to, clarification of, or change in applicable laws or related regulations or official interpretations or policies, or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations.

“REIT” means a real estate investment trust as defined pursuant to the REIT Requirements, or any successor provisions of the Code.

“REIT Requirements” means Sections 856 through 860 of the Code and the applicable Treasury regulations.

“REIT Taxable Income” means the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (a) certain deductions are not available, such as the deduction for dividends received, (b) it may deduct dividends paid (or deemed paid) during the taxable year, (c) net capital gains and losses are excluded, and (d) certain other adjustments are made.

“Residential Mortgage Loan” means a whole loan secured by a mortgage or deed of trust on a residential real estate property.

“Senior Stock” means any class and series of our securities expressly designated as being senior to the Series A preferred securities.

“Special Event” means

•	a Tax Event;

•	an Investment Company Event; or

•	a Regulatory Capital Event.

“Supervisory Event” means the occurrence of one of the following:

•	the Bank becomes undercapitalized under the OCC’s “prompt corrective action” regulations;

•	the Bank is placed into conservatorship or receivership; or

•
the OCC, in its sole discretion, anticipates the Bank becoming “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

“Tax Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that dividends paid or to be paid by us with respect to our capital stock are not or will not be fully deductible by us for United States Federal income tax purposes or that we are or will be subject to additional taxes, duties, or other governmental charges, in an amount we reasonably determine to be significant as a result of:

•
any amendment to, clarification of, or change in, the laws, treaties, or related regulations of the United States or any of its political subdivisions or their taxing authorities affecting taxation, or

•
any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice, as such term is defined in the Code, regulatory procedure, notice, or official announcement, which we refer to collectively as Administrative Actions, which amendment, clarification, or change is effective, or such official pronouncement or decision is announced, on or after the date of issuance of the Series A preferred securities.

WACHOVIA PREFERRED FUNDING CORP. AND SUBSIDIARY

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

Consolidated Financial Statements

December 31, 2001, 2000 and 1999
(With Independent Auditors’ Report Thereon)

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Wachovia Preferred Funding Corp.

We have audited the accompanying consolidated balance sheets of Wachovia Preferred Funding Corp. (a subsidiary of Wachovia Bank, National Association, which is a wholly-owned subsidiary of Wachovia Corporation) and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of Wachovia Preferred Funding Corp.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wachovia Preferred Funding Corp. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Charlotte, North Carolina

August 26, 2002

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2000

(In thousands, except share data)	2001	2000
ASSETS
Cash and cash equivalents	$957,454	183,223
Loans, net of unearned income	4,378,961	558,756
Allowance for loan losses	(37,158)	(3,833)

Loans, net	4,341,803	554,923

Current income taxes receivable	—	7
Deferred income tax assets	—	1,196
Interest rate swaps	573,620	—
Other assets	16,789	7,454

Total assets	$5,889,666	746,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Collateral held on interest rate swaps	570,340	—
Current income taxes payable	20,784	—
Deferred income tax liabilities	124,112	—
Accounts payable—affiliates	9,359	176
Other liabilities	7,651	107

Total liabilities	732,246	283

Stockholders’ equity
Common stock, $1.00 par value, 1,000 shares authorized, 675 and 100 shares issued and outstanding in 2001 and 2000, respectively	1	—
Paid-in capital	5,086,673	652,217
Retained earnings	70,746	94,303

Total stockholders’ equity	5,157,420	746,520

Total liabilities and stockholders’ equity	$5,889,666	746,803

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2001, 2000 and 1999

(In thousands, except per share data and average shares)	2001	2000	1999
INTEREST INCOME	$68,179	57,257	47,060
INTEREST EXPENSE	857	—	55

Net interest income	67,322	57,257	47,005
Provision for loan losses	5,262	3,602	1,034

Net interest income after provision for loan losses	62,060	53,655	45,971

OTHER INCOME
Loss on interest rate swaps	(95,890)	—	—
Other income	—	395	96

Total other income	(95,890)	395	96

NONINTEREST EXPENSE
Loan servicing costs	602	1,383	1,890
Management fees	—	824	1,059
Other	1,792	—	129

Total noninterest expense	2,394	2,207	3,078

Income (loss) before income tax expense (benefit)	(36,224)	51,843	42,989
Income tax expense (benefit)	(12,679)	19,409	15,038

Net income (loss)	$(23,545)	32,434	27,951

PER COMMON SHARE DATA
Basic earnings (loss)	$(159,088)	324,340	279,510
Diluted earnings (loss)	$(159,088)	324,340	279,510
AVERAGE SHARES
Basic	148	100	100
Diluted	148	100	100

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2001, 2000 and 1999

	Common Stock	Paid-in Capital	Retained Earnings
(In thousands)				Total
Balance, December 31, 1998	$—	652,217	33,937	686,154
Net income	—	—	27,951	27,951
Cash dividends paid	—	—	(8)	(8)

Balance, December 31, 1999	—	652,217	61,880	714,097
Net income	—	—	32,434	32,434
Cash dividends paid	—	—	(11)	(11)

Balance, December 31, 2000	—	652,217	94,303	746,520
Net loss	—	—	(23,545)	(23,545)
Issuance of common stock in exchange for loans and interest rate swaps, net of deferred income tax liability of $177,029	1	4,434,456	—	4,434,457
Cash dividends paid	—	—	(12)	(12)

Balance, December 31, 2001	$1	5,086,673	70,746	5,157,420

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2001, 2000 and 1999

(In thousands)	2001	2000	1999
OPERATING ACTIVITIES
Net income (loss)	$(23,545)	32,434	27,951
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities
Provision for loan losses	5,262	3,602	1,034
Current income taxes, net	20,791	(7)	(2,225)
Deferred income tax benefits	(51,721)	(799)	(107)
Loss on interest rate swaps	95,890	—	—
Interest rate swaps and other assets, net	(5,876)	(1,724)	(1,271)
Accounts payable—affiliates and other liabilities, net	16,727	283	(115)

Net cash provided by operating activities	57,528	33,789	25,267

INVESTING ACTIVITIES
(Increase) decrease in loans, net	146,375	(46,952)	73,160

Net cash provided (used) by investing activities	146,375	(46,952)	73,160

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Collateral held on interest rate swaps	570,340	—	—
Cash dividends paid	(12)	(11)	(8)

Net cash provided (used) by financing activities	570,328	(11)	(8)

Increase (decrease) in cash and cash equivalents	774,231	(13,174)	98,419
Cash and cash equivalents, beginning of year	183,223	196,397	97,978

Cash and cash equivalents, end of year	$957,454	183,223	196,397

CASH PAID FOR
Interest	$857	—	55
Taxes	18,250	17,733	19,548
NONCASH ITEMS
Commercial loans, net contributed in exchange for common stock, net of deferred income tax asset of $14,573	3,953,090	—	—
Receive-fixed interest rate swaps contributed in exchange for common stock, net of deferred income tax liability of $191,602	$481,367	—	—

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001, 2000 and 1999

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

General

Wachovia Preferred Funding Corp. (known prior to July 2002 as First Union Real Estate Asset Company of Connecticut) and its subsidiary (the Company), is a subsidiary of Wachovia Bank, National Association, formerly named First Union National Bank (the Parent Company), which is a wholly-owned subsidiary of Wachovia Corporation, formerly named First Union Corporation (Wachovia). The Company and its subsidiary invest in a variety of financial assets derived from lending and lending-related activities.

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America. The more significant of these policies used in preparing the consolidated financial statements are described in this summary. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and to the disclosure of contingent assets and liabilities used to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks and interest-bearing bank balances. Generally, both cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value.

Loans

Loans are recorded at the principal balance outstanding, net of unearned income. Interest income is recognized on an accrual basis. Loan origination fees and direct costs as well as unearned premiums and discounts are amortized as an adjustment to the yield over the term of the loan.

A loan is considered to be impaired when based on current information, it is probable the Company will not receive all amounts due in accordance with the contractual terms of a loan agreement. Impaired loans are measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is also considered impaired if its terms are modified in a troubled debt restructuring.

When the ultimate collectibility of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off.

The accrual of interest is generally discontinued on loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans that become 120 days past due are generally charged to

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status.

On December 3, 2001, the Parent Company contributed commercial loans with a carrying amount of $4.0 billion to the Company in exchange for common stock.

Allowance For Loan Losses

The allowance for loan losses is maintained at a level that the Company believes is adequate to absorb probable losses. The Company employs a variety of tools as well as seasoned judgment in assessing the adequacy of the allowance. The Company’s methodology for assessing the adequacy of the allowance establishes both an allocated and an unallocated component. The allocated component of the allowance for commercial loans is based principally on current loan grades and historical loss rates. For consumer loans, it is based on loan payment status and historical loss rates.

The unallocated component of the allowance represents the results of analyses that estimate probable losses inherent in the portfolio that are not fully captured in the allocated allowance. These analyses include industry concentrations, model imprecision and the estimated impact of current economic conditions on historical loss rates. The Company continuously monitors trends in loan portfolio qualitative and quantitative factors, including trends in the levels of past due, criticized and nonperforming loans. The trends in these factors are used to evaluate the reasonableness of the unallocated component.

The Company believes it has developed appropriate policies and processes in the determination of an allowance for loan losses reflective of the Company’s assessment of credit risk after careful consideration of known relevant facts. In developing this assessment, the Company must necessarily rely on estimates and exercise judgments regarding matters where the ultimate outcome is unknown. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require increases or decreases in the allowance for loan losses at that time.

Comprehensive Income

The Company has no comprehensive income other than net income.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended by SFAS 137 and SFAS 138, which establishes accounting and reporting standards for derivatives and hedging activities. Under SFAS 133, all derivatives (currently consisting of interest rate swaps) are recorded at fair value in the balance sheet. Realized and unrealized gains and losses are included as a gain (loss) on interest rate swaps.

On December 4, 2001, the Parent Company contributed receive-fixed interest rate swaps with a notional amount of $4.25 billion and a fair value of $673 million to the Company in exchange for common stock. After the contribution, the Company entered into pay-fixed interest rate swaps with a notional amount of $4.25 billion that serve as an economic hedge of the contributed swaps. All interest rate swaps are transacted with an unaffiliated third party.

At December 31, 2001, receive-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 10.24 years, weighted average receive rate of 7.41 percent and weighted average

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pay rate of 1.93 percent. Pay-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 10.24 years, weighted average receive rate of 1.88 percent and weighted average pay rate of 5.69 percent at December 31, 2001. All of the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at December 31, 2001.

Collateral

Amounts recorded as collateral represent cash pledged to the Company by an unaffiliated counterparty to the interest rate swaps. Interest is paid at a market rate and is accounted for on an accrual basis.

Income Taxes

The Company’s subsidiary, Wachovia Real Estate Investment Corp. (WREIC), is taxed as a real estate investment trust (REIT) and as such files its own separate federal income tax return. The Company files as part of Wachovia’s consolidated federal income tax return and current federal income taxes are calculated and paid to Wachovia. Tax benefits, when applicable, are calculated for each subsidiary having a taxable loss, and they are remitted by Wachovia to the extent that tax benefits are realized from filing a consolidated federal income tax return. State income tax laws do not generally permit consolidated income tax returns; accordingly, applicable state income tax returns are filed for each of the companies.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

For the tax year ending December 31, 2002, the Company will be taxed as a REIT and intends to comply with the relevant provisions of the Internal Revenue Code to be taxed as a REIT. Accordingly, the Company will not be subject to federal income tax to the extent it meets these provisions, including distributing the majority of its earnings to stockholders and as long as certain asset, income and stock ownership tests are met. As a result, the Company’s net deferred tax liability as of December 31, 2001, was written off as a benefit to income tax expense in January 2002. Since the Company will be filing its own separate federal income tax return for the tax year 2002 and forward, it will no longer be part of Wachovia’s federal consolidated income tax return or be subject to the allocation of the tax liability (benefit) of the consolidated group.

NOTE 2:    LOANS

(In thousands)	2001	2000
COMMERCIAL
Commercial and commercial real estate	$3,990,356	—
CONSUMER
Real estate—mortgage	110,258	141,147
Home equity loans	286,385	417,706

Total loans	4,386,999	558,853
Unearned income	8,038	97

Total loans, net of unearned income	$4,378,961	558,756

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001 and 2000, nonaccrual loans amounted to $5.0 million and $2.7 million, respectively. In 2001, 2000 and 1999, $141,000, $285,000 and $168,000, respectively, in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2001, 2000 and 1999 amounted to $70,000, $68,000 and $100,000, respectively.

NOTE 3:    ALLOWANCE FOR LOAN LOSSES

(In thousands)	2001	2000	1999
Balance, beginning of year	$3,833	1,285	192
Provision for loan losses	5,262	3,602	1,034
Allowance related to loans contributed from the Parent Company	33,681	—	—

Subtotal	42,776	4,887	1,226

Loan losses	5,669	1,095	(59)
Loan recoveries	51	41	—

Loan losses, net	5,618	1,054	(59)

Balance, end of year	$37,158	3,833	1,285

NOTE 4:    INCOME TAX EXPENSE (BENEFIT)

The provision for income tax expense (benefit) for each of the years in the three-year period ended December 31, 2001, is presented below.

(In thousands)	2001	2000	1999
CURRENT INCOME TAX EXPENSE
Federal	$39,042	19,889	15,145
State	—	319	—

Total	39,042	20,208	15,145

DEFERRED INCOME TAX BENEFIT
Federal	(51,721)	(799)	(107)
State	—	—	—

Total	(51,721)	(799)	(107)

Total	$(12,679)	19,409	15,038

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The reconciliation of federal income tax rates and amounts with the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 2001, is presented below.

	2001		2000		1999
(In thousands)	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income
Income (loss) before income tax expense (benefit)	$(36,224)		$51,843		$42,989

Tax at federal income tax rate	$(12,678)	(35.0)%	$18,145	35.0%	$15,046	35.0%
Reasons for differences in federal income tax rate and effective tax rate
State income taxes, net	—	—	207	0.4	—	—
Other	(1)	—	1,057	2.0	(8)	—

Total	$(12,679)	(35.0)%	$19,409	37.4%	$15,038	35.0%

The sources and tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities for each of the years in the three-year period ended December 31, 2001, are presented below.

(In thousands)	2001	2000	1999
DEFERRED INCOME TAX ASSETS
Provision for losses, net	$13,005	1,342	366
Deferred loan fees	2,785	—	—
Loans	1,991	—	83

Total deferred income tax assets	17,781	1,342	449

DEFERRED INCOME TAX LIABILITIES
Interest rate swap contracts	141,799	—	—
Other	94	146	52

Total deferred income tax liabilities	141,893	146	52

Net deferred income tax (liabilities) assets	$(124,112)	1,196	397

A portion of the current year change in the net deferred tax liability relates to temporary differences on assets contributed to the Company by the Parent Company in 2001. The net increase to the deferred tax liability as a result of these asset contributions in 2001 is $177 million and has been recorded in the consolidated statements of changes in stockholders' equity as a component of paid-in capital.

The realization of net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the net deferred tax asset can be supported by carrybacks to federal taxable income in the five-year federal carryback period and by expected future taxable income which will exceed amounts necessary to fully realize remaining deferred tax assets resulting from the scheduling of temporary differences.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the tax year ending December 31, 2002, the Company will be taxed as a REIT and intends to comply with the relevant provisions of the Internal Revenue Code to be taxed as a REIT. Accordingly, the Company will not be subject to federal income tax to the extent it meets these provisions, including distributing the majority of its earnings to stockholders and as long as certain asset, income and stock ownership tests are met. As a result, the Company’s net deferred tax liability as of December 31, 2001, was written off as a benefit to income tax expense in January 2002. Since the Company will be filing its own separate federal income tax return for the tax year 2002 and forward, it will no longer be part of Wachovia’s federal consolidated income tax return or be subject to the allocation of the tax liability (benefit) of the consolidated group.

The Internal Revenue Service (the IRS) is currently examining First Union Corporation’s federal income tax returns for the years 1997 through 1999. In addition, in November 2001, the IRS issued reports related to the examination of First Union Corporation’s 1994 through 1996 federal income tax returns. Although the amount of any ultimate liability with respect to such examinations cannot be determined, in the opinion of management, any such liability will not have a material impact on the Company’s financial position or results of operations. In 1999, the IRS examination of First Union Corporation’s federal income tax returns for the years 1991 through 1993 was settled with no significant impact on the Company’s financial position or results of operations.

NOTE 5:    TRANSACTIONS WITH AFFILIATED PARTIES

The Company, as a subsidiary, is subject to certain income and expense allocations from affiliated parties for various services received. In addition, the Company enters into transactions with affiliated parties in the normal course of business. The principal items related to transactions with affiliated parties included in the accompanying consolidated balance sheets and consolidated statements of operations are described below. Due to the nature of common ownership of the Company and the affiliated parties by Wachovia, the following transactions could differ from those conducted with unaffiliated parties.

Loan servicing costs paid to affiliates were $383,000 in 2001, $1.2 million in 2000 and $1.8 million in 1999. The Company is subject to Wachovia’s management fee policy and therefore reimburses Wachovia for general overhead expenses paid on behalf of the Company by Wachovia. Affiliates with greater than $10 million in assets and $2 million in estimated annualized expenses are assessed a management fee; if an affiliate does not meet both of these criteria, no management fee is allocated. These expenses amounted to $824,000 in 2000 and $1.1 million in 1999. The Company did not meet the criteria for being assessed a management fee in 2001, and therefore no fee was charged.

At December 31, 2001 and 2000, noninterest-bearing cash deposits due from the Parent Company included in cash and cash equivalents were $161.4 million and $20.4 million, respectively. The Company also has interest-bearing cash deposits with the Parent Company. These cash deposits are the primary cash management vehicle of the Company. Excess funds are placed with the Parent Company; shortages of funds are borrowed from the Parent Company. Such cash deposits due from the Parent Company were $570 million (see collateral related to the interest rate swaps discussed below) at December 31, 2001, and $24.0 million at December 31, 2000. The related interest receivable was $857,000 at December 31, 2001. The related interest income for 2001, 2000 and 1999 was $4.1 million, $2.9 million and $1.1 million, respectively.

At December 31, 2001 and 2000, eurodollar investments due from an affiliate of the Parent Company included in cash and cash equivalents were $226 million and $139 million, respectively, and the related interest receivable was $11,000 and $76,000, respectively. Interest income earned on eurodollar investments included in interest income was $6.8 million in 2001, $14.1 million in 2000 and $7.9 million in 1999.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001 and 2000, the Company had a net accounts payable due to affiliates of $9.4 million and $176,000, respectively.

In 2001, the Company had loan participations with affiliates. The Company is allocated a portion of all income associated with these loans. The participations consist of commercial and consumer loans. Net loan participations were $4.0 billion at December 31, 2001, and the related interest receivable was $9.4 million. Interest income on loan participations was $12.5 million in 2001.

The Company has a swap servicing and fee agreement with the Parent Company, dated December 4, 2001, whereby the Parent Company provides operational, back office, book entry, record keeping and valuation services related to the Company’s interest rate swaps. In consideration of these services, the Company pays the Parent Company 0.015 percent multiplied by the net amount actually paid under the interest rate swaps on the swaps’ payment date. Amounts paid under this agreement were less than $1,000 in 2001, and were included in interest expense.

The Parent Company acts as collateral custodian for the Company in connection with collateral pledged to the Company related to the interest rate swaps. For this service, the Company pays the Parent Company a fee equal to the sum of 0.05 percent multiplied by the fair market value of noncash collateral and 0.05 percent multiplied by the amount of cash collateral. Amounts paid under this agreement were $21,000 in 2001. In addition, the Parent Company is permitted to rehypothecate and use as its own the collateral held by the Parent Company as custodian for the Company. The Parent Company pays the Company a fee equal to the sum of 0.05 percent multiplied by the fair market value of the noncash collateral the Parent Company holds as custodian and the amount of cash collateral held multiplied by a market rate of interest. Pursuant to the rehypothecation agreement, the Company has deposited cash collateral of $570 million with the Parent Company. Amounts paid under this agreement were $857,000 in 2001, and were included in interest income.

The Parent Company also provides a guaranty of the Company’s obligations under the interest rate swaps. In consideration, the Company pays the Parent Company a monthly fee in arrears equal to 0.03 percent multiplied by the absolute value of the net notional amount of the interest rate swaps. Amounts paid under this agreement were $975,000 in 2001, and were included in other noninterest expense.

NOTE 6:    COMMITMENTS AND OTHER MATTERS

The Company’s commercial loan portfolio includes unfunded loan commitments and standby and commercial letters of credit that are provided in the normal course of business. For commercial customers, loan commitments generally take the form of revolving credit arrangements to finance customers’ working capital requirements. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For lending commitments, the contractual amount of a commitment represents the maximum potential credit risk if the entire commitment is funded and the borrower does not perform according to the terms of the contract. A large majority of these commitments expire without being funded, and accordingly, total contractual amounts are not representative of actual future credit exposure or liquidity requirements.

Loan commitments and letters of credit create credit risk in the event that the counterparty draws on the commitment and subsequently fails to perform under the terms of the lending agreement. This risk is incorporated into an overall evaluation of credit risk, and to the extent necessary, reserves are recorded on these commitments. Uncertainties around the timing and amount of funding under these commitments may create liquidity risk.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated fair value of commitments to extend credit at December 31, 2001, was $1.4 million. The contract or notional amount of commitments to extend credit at December 31, 2001, was $1.2 billion. The estimated fair value of standby and commercial letters of credit at December 31, 2001, was less than $1,000. The contract or notional amount of standby and commercial letters of credit at December 31, 2001, was $39 million. The fair value of commitments to extend credit and letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the current creditworthiness of the counterparties.

The Company and its subsidiary are not the subject of any litigation. The Company (including its subsidiary), Wachovia and the Parent Company are not currently involved in nor, to their knowledge, currently threatened with, any material litigation with respect to the assets included in the Company’s portfolio, other than routine litigation arising in the ordinary course of business.

NOTE 7:    CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Information about the fair value of on-balance sheet financial instruments at December 31, 2001 and 2000, is presented below.

	2001		2000
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
FINANCIAL ASSETS
Cash and cash equivalents	$957,454	957,454	183,223	183,223
Loans, net of unearned income and allowance for loan losses	4,341,803	4,037,965	554,923	556,311
Interest rate swaps	573,620	573,620	—	—
Other assets	$16,789	16,789	7,454	7,454

FINANCIAL LIABILITIES
Collateral held on interest rate swaps	570,340	570,340	—	—
Accounts payable—affiliates and other liabilities	$17,010	17,010	283	283

The fair values of loans are calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans and prepayment assumptions. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 3.60 percent to 7.65 percent and 6.97 percent to 8.54 percent at December 31, 2001 and 2000, respectively, and for the consumer portfolio from 5.39 percent to 10.40 percent and 7.00 percent to 9.67 percent, respectively.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

Consolidated Financial Statements

As of and For the Six Months Ended June 30, 2002 and 2001
(Unaudited)

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(Unaudited)

June 30, 2002 and 2001

(In thousands, except share data)	2002	2001
ASSETS
Cash and cash equivalents	$889,847	277,025
Loans, net of unearned income	4,507,514	481,550
Allowance for loan losses	(35,710)	(4,237)

Loans, net	4,471,804	477,313

Deferred income tax assets	—	1,196
Interest rate swaps	567,016	—
Accounts receivable—affiliates	18,615	11
Other assets	15,957	8,977

Total assets	$5,963,239	764,522

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Collateral held on interest rate swaps	566,100	—
Current income taxes payable	—	888
Other liabilities	7,732	88

Total liabilities	573,832	976

Stockholders’ equity
Common stock, $1.00 par value, 1,000 shares authorized, 675 and 100 shares issued and outstanding in 2002 and 2001, respectively	1	—
Paid-in capital	5,086,673	652,217
Retained earnings	302,733	111,329

Total stockholders’ equity	5,389,407	763,546

Total liabilities and stockholders’ equity	$5,963,239	764,522

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

Six Months Ended June 30, 2002 and 2001

(In thousands, except per share data and average shares)	2002	2001
INTEREST INCOME	$89,552	30,021
INTEREST EXPENSE	5,087	—

Net interest income	84,465	30,021
Provision for loan losses	1,579	3,087

Net interest income after provision for loan losses	82,886	26,934

OTHER INCOME
Gain on interest rate swaps	28,977	—
Other income	45	—

Total other income	29,022	—

NONINTEREST EXPENSE
Loan servicing costs	722	269
Management fees	2,413	—
Other	894	463

Total noninterest expense	4,029	732

Income before income tax expense (benefit)	107,879	26,202
Income tax expense (benefit)	(124,112)	9,171

Net income	$231,991	17,031

PER COMMON SHARE DATA
Basic earnings	$343,690	170,310
Diluted earnings	$343,690	170,310
AVERAGE SHARES
Basic	675	100
Diluted	675	100

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

Six Months Ended June 30, 2002 and 2001

	Common Stock	Paid-in Capital	Retained Earnings
(In thousands)				Total
Balance, December 31, 2001	$1	5,086,673	70,746	5,157,420
Net income	—	—	231,991	231,991
Cash dividends paid	—	—	(4)	(4)

Balance, June 30, 2002	$1	5,086,673	302,733	5,389,407

	Common Stock	Paid-in Capital	Retained Earnings
(In thousands)				Total
Balance, December 31, 2000	$—	652,217	94,303	746,520
Net income	—	—	17,031	17,031
Cash dividends paid	—	—	(5)	(5)

Balance, June 30, 2001	$—	652,217	111,329	763,546

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Six Months Ended June 30, 2002 and 2001

(In thousands)	2002	2001
OPERATING ACTIVITIES
Net income	$231,991	17,031
Adjustments to reconcile net income to net cash provided (used) by operating activities
Provision for loan losses	1,579	3,087
Current income taxes, net	(20,784)	895
Deferred income taxes, net	(124,112)	—
Interest rate swaps, net	6,604	—
Accounts receivable—affiliates and other assets, net	(17,783)	(1,534)
Accounts payable—affiliates and other liabilities, net	(9,278)	(195)

Net cash provided by operating activities	68,217	19,284

INVESTING ACTIVITIES
(Increase) decrease in loans, net	(131,580)	74,523

Net cash provided (used) by investing activities	(131,580)	74,523

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Collateral held on interest rate swaps	(4,240)	—
Cash dividends paid	(4)	(5)

Net cash used by financing activities	(4,244)	(5)

Increase (decrease) in cash and cash equivalents	(67,607)	93,802
Cash and cash equivalents, beginning of period	957,454	183,223

Cash and cash equivalents, end of period	$889,847	277,025

CASH PAID FOR
Interest	$5,087	—
Taxes	$21,611	8,275

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

June 30, 2002 and 2001

NOTE 1:    FINANCIAL STATEMENTS

Wachovia Preferred Funding Corp. (known prior to July 2002 as First Union Real Estate Asset Company of Connecticut) is a subsidiary of Wachovia Bank, National Association, formerly named First Union National Bank and its subsidiaries, which is a wholly-owned subsidiary of Wachovia Corporation.

The unaudited consolidated financial statements of Wachovia Preferred Funding Corp. include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of such financial statements for the periods indicated in accordance with accounting principles generally accepted in the United States of America.

NOTE 2:    INCOME TAX EXPENSE (BENEFIT)

For the tax year ending December 31, 2002, the Company will be taxed as a REIT and intends to comply with the relevant provisions of the Internal Revenue Code to be taxed as a REIT. Accordingly, the Company will not be subject to federal income tax to the extent it meets these provisions, including distributing the majority of its earnings to stockholders and as long as certain asset, income and stock ownership tests are met. As a result, the Company’s net deferred tax liability as of December 31, 2001, was written off as a benefit to income tax expense in January 2002. Since the Company will be filing its own separate federal income tax return for the tax year 2002 and forward, it will no longer be part of Wachovia’s federal consolidated income tax return or be subject to the allocation of the tax liability (benefit) of the consolidated group.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Condensed Consolidating Financial Information

As of and For the Six Months Ended June 30, 2002 and
the Years Ended December 31, 2001 and 2000
(Unaudited)

INDEPENDENT AUDITORS’ REPORT ON SUPPLEMENTARY CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Board of Directors
Wachovia Corporation

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated financial statements of Wachovia Corporation and subsidiaries as of and for the years ended December 31, 2001 and 2000, and have issued our report thereon dated January 23, 2002. Our report refers to the fact that effective July 1, 2001, Wachovia Corporation adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements of Wachovia Corporation and subsidiaries taken as a whole. The accompanying supplementary condensed consolidating financial information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The supplementary condensed consolidating financial information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/  KPMG LLP
Charlotte, North Carolina
January 23, 2002

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Condensed Consolidating Financial Information
(Unaudited)

	As of and For the Six Months Ended June 30, 2002
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
ASSETS
Cash and cash equivalents	$17,974	6,504	24,478
Trading account assets	27,254	7,316	34,570
Securities	57,368	3,631	60,999
Loans, net of unearned income	165,982	(7,182)	158,800
Allowance for loan losses	(2,924)	(27)	(2,951)

Loans, net	163,058	(7,209)	155,849
Premises and equipment	3,235	2,259	5,494
Goodwill and other intangibles	11,345	1,210	12,555
Other assets	21,411	9,317	30,728

Total assets	$301,645	23,028	324,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	186,542	(5,879)	180,663
Trading account liabilities	19,758	(5,650)	14,108
Borrowings	53,916	30,124	84,040
Other liabilities	11,702	3,788	15,490

Total liabilities	271,918	22,383	294,301
Stockholders’ equity	29,727	645	30,372

Total liabilities and stockholders’ equity	$301,645	23,028	324,673

INCOME STATEMENT DATA
Interest income	$7,353	444	7,797
Interest expense	2,566	344	2,910
Provision for loan losses	713	23	736
Noninterest income	3,087	1,050	4,137
Noninterest expense	4,587	1,089	5,676

Income before income taxes	2,574	38	2,612
Income taxes	730	101	831

Net income	1,844	(63)	1,781
Divdends on preferred stock	—	—	12

Net income available to common stockholders	$1,844	(63)	1,769

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Condensed Consolidating Financial Information
(Unaudited)

	As of and For the Year Ended December 31, 2001
(In millions)	FUNB(a)	WBNA(a)	Combined	Other Subsidiaries and Eliminations	Wachovia Consolidated
ASSETS
Cash and cash equivalents	$22,486	4,583	27,069	7,642	34,711
Trading account assets	19,071	722	19,793	5,593	25,386
Securities	47,596	7,419	55,015	3,452	58,467
Loans, net of unearned income	123,754	46,997	170,751	(6,950)	163,801
Allowance for loan losses	(2,222)	(756)	(2,978)	(17)	(2,995)

Loans, net	121,532	46,241	167,773	(6,967)	160,806
Premises and equipment	2,628	921	3,549	2,170	5,719
Goodwill and other intangibles	2,589	8,991	11,580	1,192	12,772
Other assets	16,883	2,678	19,561	13,030	32,591

Total assets	$232,785	71,555	304,340	26,112	330,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	147,749	46,311	194,060	(6,607)	187,453
Trading account liabilities	15,559	634	16,193	(4,756)	11,437
Borrowings	43,400	9,474	52,874	33,244	86,118
Other liabilities	9,944	1,465	11,409	5,580	16,989

Total liabilities	216,652	57,884	274,536	27,461	301,997
Stockholders’ equity	16,133	13,671	29,804	(1,349)	28,455

Total liabilities and stockholders’ equity	$232,785	71,555	304,340	26,112	330,452

INCOME STATEMENT DATA
Interest income	$13,926	1,207	15,133	967	16,100
Interest expense	7,061	424	7,485	840	8,325
Provision for loan losses	1,767	123	1,890	57	1,947
Noninterest income	4,138	413	4,551	1,745	6,296
Noninterest expense	7,037	763	7,800	2,031	9,831

Income before income taxes	2,199	310	2,509	(216)	2,293
Income taxes	564	100	664	10	674

Net income	1,635	210	1,845	(226)	1,619
Divdends on preferred stock	—	—	—	—	6

Net income available to common stockholders	$1,635	210	1,845	(226)	1,613

(a)	“FUNB” refers to First Union National Bank, “WBNA” refers to the former Wachovia Bank, National Association.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Condensed Consolidating Financial Information
(Unaudited)

	As of and For the Year Ended December 31, 2000
(In millions)	FUNB(a)	Other Subsidiaries and Eliminations	Wachovia Consolidated
ASSETS
Cash and cash equivalents	$19,269	5,116	24,385
Trading account assets	16,578	5,052	21,630
Securities	47,713	1,533	49,246
Loans, net of unearned income	131,252	(7,492)	123,760
Allowance for loan losses	(1,706)	(16)	(1,722)

Loans, net	129,546	(7,508)	122,038
Premises and equipment	2,849	2,175	5,024
Goodwill and other intangibles	2,791	873	3,664
Other assets	13,091	15,092	28,183

Total assets	$231,837	22,333	254,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	146,966	(4,298)	142,668
Trading account liabilities	9,919	(2,444)	7,475
Borrowings	49,580	25,675	75,255
Other liabilities	10,168	3,257	13,425

Total liabilities	216,633	22,190	238,823
Stockholders’ equity	15,204	143	15,347

Total liabilities and stockholders’ equity	$231,837	22,333	254,170

INCOME STATEMENT DATA
Interest income	$16,266	1,268	17,534
Interest expense	8,828	1,269	10,097
Provision for loan losses	1,057	679	1,736
Noninterest income	3,927	2,785	6,712
Noninterest expense	9,821	1,889	11,710

Income before income taxes and cumulative effect of a change in accounting principle	487	216	703
Income taxes	428	137	565

Income before cumulative effect of a change in accounting principle	59	79	138
Cumulative effect of a change in the accounting for beneficial interests, net of income taxes	(46)	—	(46)

Net income	$13	79	92

(a)	“FUNB” refers to First Union National Bank.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including     , 2002 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

12,000,000
Series A Preferred Securities

Wachovia Preferred Funding Corp.

Wachovia Securities

    , 2002

PART II OF REGISTRATION STATEMENT OF FORM S-11 OF WACHOVIA PREFERRED FUNDING CORP.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses Of Issuance And Distribution.

The estimated expenses in connection with this offering, other than underwriting discounts and commissions, are as follows:

Registration Statement filing fee		$27,600
Trustees’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Accounting fees and expenses		*
Listing fees and expenses		*
Rating agency fees		*
Printing costs		*
Miscellaneous		*

Total	$	*

*	To be included in amendment.

Item 32.    Sales to Special Parties.

See response to Item 33 below.

Item 33.    Recent Sales of Unregistered Securities.

In July 2002, the Registrant issued and sold 913 shares of its Series D preferred securities, liquidation preference $1,000, to Wachovia Realty Management Corporation, a Delaware corporation and affiliate of Wachovia Corporation, for a purchase price of $913,000 in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Series D preferred securities are not convertible or exchangeable into any other security and the Registrant does not anticipate that the Series D securities will be registered under the Securities Act. The Registrant plans to use the proceeds from the issuance and sale of the Series D preferred securities for general corporate purposes.

Item 34.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Wachovia Funding’s by-laws provide for the indemnification of Wachovia Funding’s directors and executive officers by Wachovia Funding against liabilities arising out of his status as such, excluding

S-11-II-1

any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of Wachovia Funding. Wachovia Funding’s certificate of incorporation provides for the elimination of the personal liability of each director of Wachovia Funding, to the fullest extent permitted by the provisions of the DGCL, as the same may from time to time be in effect.

Wachovia Funding maintains directors and officers liability insurance. In general, the policy insures (i) Wachovia Funding’s directors and officers against loss by reason of any of their wrongful acts, and/or (ii) Wachovia Funding against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Under agreements which may be entered into by Wachovia Funding, certain controlling persons, directors and officers of Wachovia Funding may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by the registration statement against certain liabilities, including liabilities under the Securities Act.

Item 35.    Treatment of Proceeds From Stock Being Registered.

Not applicable.

Item 36.    Financial Statements and Exhibits.

(a) Financial Statements

See page F-1 of the Prospectus for an index to financial statements of the Registrant included as part of the Prospectus.

(b) Exhibits

See Exhibit Index below.

Item 37.    Undertakings.

The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 33 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this Registration Statement as of the time it was declared effective.

S-11-II-2

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

S-11-II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on the 19th day of September, 2002.

WACHOVIA PREFERRED FUNDING CORP.

By:	/s/ ROSS E. JEFFRIES, JR.
Name: Title:	Ross E. Jeffries, Jr. Senior Vice President and Assistant General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title

G. KENNEDY THOMPSON* G. Kennedy Thompson	President and Chief Executive Officer

ROBERT P. KELLY* Robert P. Kelly	Senior Executive Vice President and Chief Financial Officer

DAVID M. JULIAN* David M. Julian	Senior Vice President and Corporate Controller (Principal Accounting Officer)

ROBERT L. ANDERSEN* Robert L. Andersen	Director

By	/s/ Ross E. Jeffries, Jr., Attorney-in-fact
Ross E. Jeffries, Jr., Attorney-in-fact

Dated: September 19, 2002

S-11-II-4

EXHIBIT INDEX

Exhibit		Description

1		Form of Underwriting Agreement.*

3	(a)	Amended and Restated Certificate of Incorporation.*

3	(b)	By-Laws.*

4		Specimen of certificate representing Series A preferred securities.*

5		Opinion of Ross E. Jeffries, Jr., Esq. relating to Series A preferred securities.*

8		Opinion of Sullivan & Cromwell relating to certain tax matters.*

10	(a)	Form of Loan Participation and Assignment Agreement between Wachovia Preferred Funding Holding Corp. and Wachovia Preferred Funding Corp.*

10	(b)	Form of Subscription and Conversion Agreement between Wachovia Corporation and Wachovia Preferred Funding Corp.*

12		Computations of Ratios of Earnings to Fixed Charges.

23	(a)	Consent of KPMG LLP.

23	(b)	Consent of Ross E. Jeffries, Jr., Esq. (Included in Exhibit 5.)*

23	(c)	Consent of Sullivan & Cromwell. (Included in Exhibit 8.)*

24		Power of Attorney.

*	To be filed by amendment.

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PART II OF REGISTRATION STATEMENT OF FORM S-3 OF WACHOVIA CORPORATION

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The estimated expenses in connection with this offering, other than underwriting discounts and commissions, are as follows:

Registration Statement filing fee		$0
Trustees’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Accounting fees and expenses		*
Listing fees and expenses		*
Rating agency fees		*
Printing costs		*
Miscellaneous		*

Total	$	*

*	To be included in amendment.

Item 15.    Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporations Act (the “NCBC Act”) contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer against reasonable expenses who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the certificate of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or liable on the basis of receiving a personal benefit, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the certificate of incorporation provides otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its certificate of incorporation or by-laws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Wachovia’s by-laws provide for the indemnification of Wachovia’s directors and executive officers by Wachovia against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of Wachovia. Wachovia’s certificate of incorporation provides for the elimination of the personal liability of each director of Wachovia, to the fullest extent permitted by the provisions of the NCBC Act, as the same may from time to time be in effect.

Wachovia maintains directors and officers liability insurance. In general, the policy insures (i) Wachovia’s directors and officers against loss by reason of any of their wrongful acts, and/or (ii) Wachovia against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Under agreements which may be entered into by Wachovia, certain controlling persons, directors and officers of Wachovia may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by the registration statement against certain liabilities, including liabilities under the Securities Act of 1933 as amended (the “Securities Act”).

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Item 16.    Exhibits.

See Exhibit Index below.

Item 17.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Wachovia pursuant to the foregoing provisions or otherwise (other than insurance), Wachovia has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act

S-3-II-2

and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance or the payment by Wachovia of expenses incurred or paid by a director, officer or controlling person of Wachovia, in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Wachovia will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Wachovia Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, as of the 19th day of September, 2002.

WACHOVIA CORPORATION

By:	/s/ MARK C. TREANOR
Name:	Mark C. Treanor
Title:	Senior Executive Vice President, Secretary
and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Capacity

L.M. BAKER, JR.* L.M. Baker, Jr.	Chairman and Director

G. KENNEDY THOMPSON* G. Kennedy Thompson	President and Chief Executive Officer and Director

ROBERT P. KELLY* Robert P. Kelly	Senior Executive Vice President and Chief Financial Officer

DAVID M. JULIAN* David M. Julian	Senior Vice President and Corporate Controller (Principal Accounting Officer)

F. DUANE ACKERMAN* F. Duane Ackerman	Director

JOHN D. BAKER, II* John D. Baker, II	Director

JAMES S. BALLOUN* James S. Balloun	Director

ROBERT J. BROWN* Robert J. Brown	Director

PETER C. BROWNING* Peter C. Browning	Director

JOHN T. CASTEEN, III* John T. Casteen, III	Director

WILLIAM H. GOODWIN, JR.* William H. Goodwin, Jr.	Director

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Name	Capacity

ROBERT A. INGRAM* Robert A. Ingram	Director

MACKEY J. MCDONALD* Mackey J. McDonald	Director

JOSEPH NEUBAUER* Joseph Neubauer	Director

LLOYD U. NOLAND, III*	Director
Lloyd U. Noland, III

RUTH G. SHAW* Ruth G. Shaw	Director

LANTY L. SMITH* Lanty L. Smith	Director

JOHN C. WHITAKER, JR.* John C. Whitaker, Jr.	Director

DONA DAVIS YOUNG* Dona Davis Young	Director

* By /s/ MARK C. TREANOR, Attorney-in-fact Mark C. Treanor, Attorney-in-fact

Dated: September 19, 2002

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EXHIBIT INDEX

Exhibit		Description

3	(a)	Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3(a) to Wachovia Corporation’s 2001 Annual Report on Form 10-K.)

3	(b)	Form of Articles of Amendment.*

3	(c)	By-laws of Wachovia Corporation, as amended. (Incorporated by reference to Exhibit 3(b) to Wachovia Corporation’s 2001 Annual Report on Form 10-K.)

4	(a)	Specimen of depositary receipt representing 1/6th of a share of Series G, Class A preferred stock.*

4	(b)	Form of Deposit Agreement between Wachovia Corporation and Wachovia Bank, National Association.*

5		Opinion of Ross E. Jeffries, Jr., Esq., relating to Series G, Class A preferred stock.*

8		Opinion of Sullivan & Cromwell relating to certain tax matters.*

10		Form of Subscription and Conversion Agreement between Wachovia Corporation and Wachovia Preferred Funding Corp.*

12	(a)	Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit 12(a) to Wachovia Corporation’s 2002 Second Quarter Report on Form 10-Q.)

12	(b)
Computations of Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends. (Incorporated by reference to Exhibit 12(b) to Wachovia Corporation’s 2002 Second Quarter Report on Form 10-Q.)

23	(a)	Consent of KPMG LLP.

23	(b)	Consent of Ernst & Young LLP.

23	(c)	Consent of Ross E. Jeffries, Jr., Esq. (Included in Exhibit 5.)*

23	(d)	Consent of Sullivan & Cromwell. (Included in Exhibit 8.)*

24		Power of Attorney.

*	To be filed by amendment.

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